Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

LIVONGO HEALTH, INC.,

TELADOC HEALTH, INC.

and

TEMPRANILLO MERGER SUB, INC.

August 5, 2020

TABLE OF CONTENTS

Section 11.12. Rules of Construction	125
Section 11.13. Counterparts; Effectiveness	125
Section 11.14. No Recourse	126

Exhibit A – Certificate of Incorporation of Tempranillo

Exhibit B – Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 5, 2020, is entered into by and among LIVONGO HEALTH, INC., a Delaware corporation (“Lafite”), TELADOC HEALTH, INC., a Delaware corporation (“Tempranillo”), and TEMPRANILLO MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Tempranillo (“Merger Sub”).

WHEREAS, the board of directors of Lafite (the “Lafite Board”), at a meeting thereof duly called and held, has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Lafite and Lafite’s stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, (c) directed that this Agreement be submitted to the stockholders of Lafite at a duly held meeting of such stockholders for such purposes (the “Lafite Stockholders Meeting”) and (d) resolved to recommend the adoption of this Agreement by the stockholders of Lafite (the “Lafite Board Recommendation”);

WHEREAS, the board of directors of Tempranillo (the “Tempranillo Board”), at a meeting thereof duly called and held, has unanimously (a) determined that this Agreement and the Transactions, including the amendment to the certificate of incorporation of Tempranillo in the form set forth on Exhibit A (the “Tempranillo Charter Amendment”) and the issuance of shares of Tempranillo Common Stock pursuant to this Agreement (the “Share Issuance”), are advisable, fair to, and in the best interests of, Tempranillo and Tempranillo’s stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Tempranillo Charter Amendment and the Share Issuance, (c) directed that the Tempranillo Charter Amendment and Share Issuance be submitted to the stockholders of Tempranillo at a duly held meeting of such stockholders for such purposes (the “Tempranillo Stockholders Meeting”) and (d) resolved to recommend the approval of the Tempranillo Charter Amendment and the Share Issuance by the stockholders of Tempranillo (the “Tempranillo Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved and declared advisable, and the board of directors of Tempranillo has approved, this Agreement and the Transactions, including the Merger, on the terms and conditions set forth in this Agreement, and Tempranillo, in its capacity as the sole stockholder of Merger Sub will, approve and adopt this Agreement by written consent immediately following its execution;

WHEREAS, subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into Lafite (the “Merger” and, together with the Share Issuance and the other transactions contemplated by this Agreement, the “Transactions”), with Lafite surviving the Merger as a direct, wholly owned Subsidiary of Tempranillo in accordance with the DGCL, and each share of Lafite Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the effective time of the Merger, other than (a) Dissenting Shares and (b) Shares to be canceled pursuant to Section 2.03(b), Section 2.03(c) and Section 2.03(d), will thereupon be converted into the right to receive fully paid, validly issued and nonassessable shares of Tempranillo Common Stock equal to the Exchange Ratio, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Tempranillo, Merger Sub and certain stockholders of Lafite (the “Specified Lafite Stockholders”) are entering into a voting agreement (the “Voting Agreement”) which provides, among other things, that the Specified Lafite Stockholders will vote all of their Lafite Common Stock in favor of the transactions contemplated by this Agreement (including the Merger), on the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01.      Definitions.

(a)               As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that no portfolio company of any investment fund affiliated with a Person shall be considered an Affiliate of such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means, with respect to any Person, the U.S. Foreign Corrupt Practices Act of 1977, or any other anticorruption or anti-bribery Applicable Law applicable to such Person.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, decree, order, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in the County of New York, New York are authorized or required by Applicable Law to be closed.

“Capped Call Option Documentation” means (i) the letter agreement Re: Base Capped Call Transaction, dated June 1, 2020, between Goldman Sachs & Co. LLC and Lafite; (ii) the letter agreement Re: Base Capped Call Transaction, dated June 1, 2020, between Morgan Stanley & Co. LLC and Lafite; (iii) the letter agreement Re: Base Capped Call Transaction, dated June 1, 2020, between RBC Capital Markets, LLC and Lafite; (iv) the letter agreement Re: Additional Capped Call Transaction, dated June 2, 2020, between Goldman Sachs & Co. LLC and Lafite; (v) the letter agreement Re: Additional Capped Call Transaction, dated June 2, 2020, between Morgan Stanley & Co. LLC and Lafite; and (vi) the letter agreement Re: Additional Capped Call Transaction, dated June 2, 2020, between RBC Capital Markets, LLC and Lafite.

“Capped Call Options” mean the capped call option transactions evidenced by the Capped Call Option Documentation.

“Closing Date” means the date of the Closing.

“CMS” means the Centers for Medicare and Medicaid.

“Confidentiality Agreement” means the confidentiality agreement, dated as of June 24, 2020, between Tempranillo and Lafite.

“Continuing Employees” means the Lafite Employees immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time.

“Contract” means any legally binding written, oral or other agreement, contract, contractual arrangement, subcontract, lease, understanding, instrument, bond, debenture, note, loan or credit agreement, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, or other legally binding commitment, obligation or undertaking of any nature, other than any Lafite Employee Plan.

“Convertible Notes” means the 0.875% Convertible Senior Notes due 2025 issued pursuant to the Notes Indenture.

“Credit Facility” means the Loan and Security Agreement, dated as of July 12, 2019 (as amended on October 2, 2019, June 1, 2020 and June 1, 2020), by and among Lafite, and Silicon Valley Bank, as lending bank.

“DGCL” means the Delaware General Corporation Law.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Lafite Material Adverse Effect.”

“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or human health and safety or (iii) Releases, storage, processing, management, management, disposal or presence of, or exposure to, Hazardous Substances.

“Equity Award Adjustment Ratio” means the quotient determined by dividing (i) the volume weighted average closing price of Lafite Common Stock on the four trading days ending on the trading day immediately prior to the trading day on which the Lafite Common Stock trades ex-dividend with respect to the Special Dividend, or if the Lafite Common Stock never trades ex-dividend, on the last complete trading day prior to the Effective Time (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Tempranillo and Lafite) by (ii) the volume weighted average closing price of Tempranillo Common Stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Tempranillo and Lafite) on the four trading days beginning on the trading day prior to or following the Effective Time, as mutually agreed by the parties to this Agreement and consistent with the requirements of Section 409A of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusively Licensed IP” means (i) with respect to Lafite, any issued Patents or pending Patent applications or other Intellectual Property that are owned by a Third Party and are exclusively licensed to Lafite or any of its Subsidiaries, including for any field of use (whether or not the exclusivity is subject to limitations or the license is subject to retained rights of the licensor or other Persons) and (ii) with respect to Tempranillo, any issued Patents or pending Patent applications or other Intellectual Property that are owned by a Third Party and are exclusively licensed to Tempranillo or any of its Subsidiaries, including for any field of use (whether or not the exclusivity is subject to limitations or the license is subject to retained rights of the licensor or other Persons).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. § 301 et seq.) and the rules and regulations promulgated thereunder.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government department, authority, court, tribunal, commission, instrumentality, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, poly- or perfluoroalkyl substances, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified or regulated by, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“Health Care Laws” means, with respect to any Person, all healthcare Applicable Laws applicable to the operation of its business as it was conducted at the time, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7), any other Applicable Law that is cause for exclusion from any federal health care program, and the regulations promulgated pursuant to such statutes; (ii) the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (iii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iv) the Physician Payments Sunshine Act or Open Payments program (42 U.S.C. § 1320a-7h) and state Applicable Laws regulating or requiring reporting of interactions between medical device manufacturers and healthcare professionals; (v) Applicable Laws related to interactions with health care professionals, customers and referral sources in a position to prescribe, recommend, purchase or use health care products or services and any law requiring tracking or reporting to any Governmental Authority of any such interactions, including laws requiring certifications of compliance with any compliance program certifications; (vi) Applicable Laws related to false statements to any Governmental Authority or false claims for payment for a health care product or service by a commercial payor, Governmental Authority or any entity accepting, processing or paying claims on behalf of a Governmental Authority; (vii) Applicable Laws related to the coding, coverage, payment, or reimbursement of a health care product or service by a government or private payor, or the purchase of any health care product or service by or on behalf of any Governmental Authority, and the pricing, price reporting, discounting or rebating of such health care product or service, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (viii) Applicable Laws related to the provision of free goods or sample products to customers, health care professionals or individuals; (ix) the FDCA and the regulations promulgated thereunder; (x) all Applicable Laws, rules and regulations, standards, principles, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and any other analogous Governmental Authority; (xi) all Applicable Laws regarding the corporate practice of medicine; (xii) all Applicable Laws regarding the licensure of healthcare professionals; and (xiv) all Applicable Laws regarding patient access and interoperability rules and regulations, including rules promulgated by CMS and ONC.

“Health Care Submissions” means all required material filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices and other documents with respect to Lafite Product and Lafite Regulatory Permits, including adverse event reports, or otherwise required by Health Care Laws with the applicable Governmental Authorities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, prepayment premiums, termination fees, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice); (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (vii) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, and (viii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vii) above of any Person (other than, in the case of clauses (i), (ii) and (v), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business consistent with past practice).

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of Lafite or any of its Subsidiaries.

“Intellectual Property” means all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including any: (i) patent, pending patent application, patentable invention, design patent, community design and all other equivalent supra-national or national design rights or other patent rights (including all reissues, divisions, continuations, continuations-in-part, renewals and extensions, certificates of reexamination, utility models and supplementary protection certificates thereof) (collectively, “Patents”), (ii) trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all common law rights and goodwill associated therewith (collectively, “Trademarks”), (iii) copyright or work of authorship (whether or not copyrightable), together with all moral rights and common law rights thereto, (iv) computer software (“Software”), (v) Internet domain names, (vi) trade secrets, proprietary know-how, confidential information, formulae, ideas, inventions (whether patentable or not), processes, schematics, algorithms, business methods, drawings, blueprints, data, databases, data sets, compilations, prototypes, models (including data models), designs and other proprietary rights (collectively, “Trade Secrets”) and (vii) application, registration, issuance, extension or renewal of any of the foregoing with any Governmental Authority, to the extent not already included in the foregoing.

“Intervening Event Notice” means a prior written notice of a Lafite Intervening Event delivered by Lafite to Tempranillo in accordance with Section 6.02(d) or of a Tempranillo Intervening Event delivered by Tempranillo to Lafite in accordance with Section 7.02(d), as the case may be.

“Intervening Event Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 6.02(d) or Section 7.02(d), as the case may be).

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, Software, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology assets, and all associated documentation.

“Lafite Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and the related consolidated statements of operations, consolidated statements of redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows of Lafite and its Subsidiaries, as of and for the fiscal years ended December 31, 2019 and December 31, 2018 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Lafite SEC Documents prior to the date of this Agreement.

“Lafite Collaboration Partner” means any research, development, collaboration or similar commercialization partner of Lafite or any of its Subsidiaries while acting in such capacity.

“Lafite Common Stock” means the common stock, par value $0.001 per share, of Lafite.

“Lafite Data Room” means the electronic data site established for Project Lafite on behalf of Lafite and to which Tempranillo and its Representatives have been given access in connection with the Transactions.

“Lafite Equity Awards” means the Lafite Stock Options, the Lafite Restricted Stock, Lafite RSUs and Lafite PSUs.

“Lafite Financial Statements” means the Lafite Audited Financial Statements and the Lafite Unaudited Financial Statements.

“Lafite Intellectual Property” means all Intellectual Property owned by Lafite and its Subsidiaries and all Intellectual Property used or licensed for use by Lafite and its Subsidiaries in the conduct of their respective businesses, including Lafite Owned IP and the Exclusively Licensed IP of Lafite.

“Lafite Intervening Event” means an event, occurrence or fact occurring or arising after the date hereof, other than (i) any event, occurrence or fact that relates to a Lafite Takeover Proposal or (ii) changes in the market price of Lafite Common Stock (provided that the underlying cause of such change may constitute or be taken into account in determining whether there has been a Lafite Intervening Event).

“Lafite’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a) of the Lafite Disclosure Letter.

“Lafite Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (i) result in a material adverse effect on the business, financial condition or results of operations of Lafite and its Subsidiaries, taken as a whole or (ii) prevent, materially impair, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall be deemed to constitute, or be taken into account in determining the occurrence of, a Lafite Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which Lafite operates; (B) geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by Lafite or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Lafite Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Lafite Material Adverse Effect); (E) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, Lafite Collaboration Partners, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.04 or Section 4.05); (F) changes in Applicable Laws or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (H) any action required to be taken by Lafite pursuant to the terms of this Agreement or at the direction of Tempranillo or Merger Sub; or (I) any breach of this Agreement by Tempranillo or Merger Sub; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Lafite Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Lafite and its Subsidiaries as compared to other participants that operate in the industry in which Lafite and its Subsidiaries operate.

“Lafite Owned IP” means any Intellectual Property owned or purported to be owned by Lafite or any of its Subsidiaries.

“Lafite Product” means all medical devices, products, software, apps and associated professional services that are being researched, tested, developed, labeled, manufactured, stored imported, exported, distributed, sold or otherwise commercialized by, or being licensed, sublicensed or held for license or sublicense by Lafite or any its Subsidiaries.

“Lafite PSU” means a restricted stock unit with respect to Lafite Common Stock granted pursuant to one of the Lafite Stock Plans that is subject to performance vesting conditions.

“Lafite Regulatory Authority” means the FDA and any other applicable Governmental Authority that has regulatory authority over the nonclinical and clinical testing, development, design, quality, identity, safety, efficacy, reliability, classification, manufacturing, storing, packaging, labeling, marketing, promotion, distribution, handling, commercialization, sale, pricing, reimbursement, import or export of a Lafite product or service, including any Lafite Product.

“Lafite Regulatory Permits” means Permits required by the FDA under the FDCA and all Permits of any other applicable Lafite Regulatory Authority, in each case, as necessary for the lawful operation of the businesses of Lafite and its Subsidiaries as currently conducted in each jurisdiction in which such entity operates.

“Lafite Restricted Stock” means a share of restricted Lafite Common Stock granted pursuant to one of the Lafite Stock Plans.

“Lafite RSU” means a restricted stock unit with respect to Lafite Common Stock granted pursuant to one of the Lafite Stock Plans that is subject solely to time vesting.

“Lafite Stock Option” means an option to acquire Shares granted pursuant to one of the Lafite Stock Plans.

“Lafite Stock Plans” means the Lafite Amended and Restated 2008 Stock Incentive Plan, the Lafite Amended and Restated 2014 Stock Incentive Plan and the Lafite 2019 Equity Incentive Plan.

“Lafite Superior Proposal” means a bona fide unsolicited written Lafite Takeover Proposal (provided that for this purpose the references to “fifteen percent (15%)” in the definition of Lafite Takeover Transaction shall be deemed to be references to “fifty percent (50%)”) that did not result from a breach of Section 6.02 and that the Lafite Board determines in its good faith judgment (after consultation with its outside legal counsel and a financial advisor of national reputation) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal and (ii) would, if consummated, result in a transaction that is more favorable to Lafite’s stockholders from a financial point of view than the Transactions, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Tempranillo in response to such Lafite Superior Proposal or otherwise).

“Lafite Takeover Proposal” means any indication of interest, offer or proposal, including any amendment or modification to any existing indication of interest, offer or proposal (other than, in each case, any indication of interest, offer or proposal made or submitted by or on behalf of Tempranillo, Merger Sub or one or more of their Subsidiaries), relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, a Lafite Takeover Transaction.

“Lafite Takeover Transaction” means, other than the Transactions, (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, acquisition, business combination, license agreement or similar transaction involving any Lafite or any of its Subsidiaries that, if consummated, would result in any Person or “group” (as defined in the Exchange Act), or the securityholders of such Person or group, owning, directly or indirectly, fifteen percent (15%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of Lafite or of the surviving entity or the resulting direct or indirect parent of Lafite or such surviving entity; or (ii) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (A) the acquisition or purchase of fifteen percent (15%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of Lafite, (B) the acquisition or purchase of tangible or intangible assets of Lafite and its Subsidiaries representing fifteen percent (15%) or more of the total revenue, net income, EBITDA or total assets (it being understood that such determination includes equity securities of Subsidiaries) of Lafite and its Subsidiaries, taken as a whole, or (iii) the sale, lease, license, transfer, lapse or abandonment of fifteen percent (15%) or more of the total tangible or intangible assets of Lafite and its Subsidiaries relating to Lafite Product or any Intellectual Property embodied therein or relating thereto.

“Lafite Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of Lafite and its Subsidiaries, as of March 31, 2020 included in the Lafite SEC Documents prior to the date of this Agreement.

“Lafite Unaudited Financial Statements” means the unaudited condensed consolidated financial statements of Lafite and its Subsidiaries consisting of the Lafite Unaudited Balance Sheet and all of the related condensed consolidated statements of income and comprehensive income, cash flows and equity of Lafite and its Subsidiaries as of and for the three (3) months ended March 31, 2020 (including, in each case, any related notes thereto), included in the Lafite SEC Documents prior to the date of this Agreement.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first offer or refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, prior to the execution of this Agreement, such information, document or material was (i) with respect to Lafite, (A) made publicly available by Lafite in unredacted form on the SEC’s EDGAR database with respect to Lafite and its Subsidiaries or (B) made available in unredacted form for review by Tempranillo or Tempranillo’s Representatives in the Lafite Data Room or otherwise provided in writing to Tempranillo or Tempranillo’s Representatives by or on behalf of Lafite (including in any “clean room” or on an “outside counsel only” basis) and (ii) with respect to Tempranillo, (A) made publicly available by Tempranillo in unredacted form on the SEC’s EDGAR database with respect to Tempranillo and its Subsidiaries or (B) made available in unredacted form for review by Lafite or Lafite’s Representatives in the Tempranillo Data Room or otherwise provided in writing to Lafite or Lafite’s Representatives by or on behalf of Tempranillo (including in any “clean room” or on an “outside counsel only” basis).

“Nasdaq” means the NASDAQ Global Select Market.

“Non-Recourse Party”, with respect to any party, means (i) any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of such Person, or (ii) any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing Persons specified in clause (i), as applicable; provided that a Non-Recourse Party of any party shall not include such party itself.

“NYSE” means the New York Stock Exchange.

“ONC” means the Department of Health and Human Services Office of the National Coordinator for Health Information Technology.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Permits” means all permits, licenses, consents, concessions, franchises, approvals, privileges, immunities, authorizations, qualifications, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Lafite Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have specifically been established in the Lafite Financial Statements, to the extent required by GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice, in each case that (A) relate to obligations that are not delinquent or (B) Lafite or any of its Subsidiaries is contesting in good faith by appropriate proceedings and, in each case, for which adequate reserves have specifically been established in accordance with GAAP in the audited consolidated balance sheet of Lafite, as of December 31, 2019, included in the Lafite SEC Documents, (iii) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by Lafite or any of its Subsidiaries, (iv) in the case of Lafite Leased Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject, (v) Liens in favor of the lessors on any personal property located at the demised premises under the Lafite Lease Agreements, (vi) real property easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually and in the aggregate, do not and would not materially impair the use (or contemplated use) of the Lafite Leased Property or otherwise materially impair the present or contemplated business operations at the Lafite Leased Property, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (viii) any Liens which are disclosed on the Lafite Financial Statements, (ix) Liens discharged prior to the Effective Time and (x) Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby.

“Permitted Tempranillo Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, in each case only if adequate reserves with respect thereto have specifically been established in the Tempranillo Financial Statements, to the extent required by GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice, in each case that (A) relate to obligations that are not delinquent or (B) Tempranillo or any of its Subsidiaries is contesting in good faith by appropriate proceedings and, in each case, for which adequate reserves have specifically been established in accordance with GAAP in the audited consolidated balance sheet of Tempranillo, as of December 31, 2019, included in the Tempranillo SEC Documents, (iii) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by Tempranillo or any of its Subsidiaries, (iv) in the case of the Tempranillo Leased Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject, (v) Liens in favor of the lessors on any personal property located at the demised premises under the Tempranillo Lease Agreements, (vi) real property easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually and in the aggregate, do not and would not materially impair the use (or contemplated use) of the Tempranillo Leased Property or otherwise materially impair the present or contemplated business operations at the Tempranillo Leased Property, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (viii) any Liens which are disclosed on the Tempranillo Financial Statements, (ix) Liens discharged prior to the Effective Time and (x) Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof) and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proceeding” means, with respect to any Person, any suit (whether civil, criminal, administrative or judicial), action, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, criminal prosecution, investigation (but only to the extent that such Person has been notified in writing by the investigating Governmental Authority of such investigation) or SEC “Wells” process, in each case, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel (and, in each case, including if resulting from a claim, charge, complaint, citation or demand).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives and advisors of such Person.

“Requisite Lafite Vote” means the adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares.

“Requisite Tempranillo Vote” means (i) the approval of the Tempranillo Charter Amendment by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Tempranillo Common Stock and (ii) the approval of the Share Issuance by the affirmative vote (in person or by proxy) of a majority of all votes cast by holders of outstanding shares of Tempranillo Common Stock at the Tempranillo Stockholders Meeting.

“Sanctioned Country” means any country or region that is the target of country-wide or territory-wide economic sanctions or trade restrictions of the United States, Japan, the United Kingdom, the European Union or the United Nations (currently Cuba, Iran, North Korea, Crimea, Syria, and Venezuela).

“Sanctioned Person” means any Person that is the target of economic sanctions, trade restrictions, or similar restrictions under any Sanctions Laws, including: (i) any Person identified in any sanctions list maintained by (A) the U.S. government, including without limitation the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (B) the government of Japan; (C) the government of the United Kingdom, including Her Majesty’s Treasury; (D) the European Union; or (E) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by a Person described in clause (i) or (ii).

“Sanctions Laws” means all Applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, anti-terrorism, or the ability to take an ownership interest in assets located in a foreign country, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Subsidiary” means, with respect to any Person, any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Substantial Detriment” means any sale, divestiture, license or disposition of any assets, properties or businesses, or any other action, concession or undertaking, or any commitment to do any of the foregoing, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Lafite, Tempranillo and their respective Subsidiaries, taken as a whole.

“Superior Proposal Notice” means a prior written notice of a Lafite Superior Proposal delivered by Lafite to Tempranillo in accordance with Section 6.02(e) or of a Tempranillo Superior Proposal delivered by Tempranillo to Lafite in accordance with Section 7.02(e), as the case may be.

“Superior Proposal Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 6.02(e) or Section 7.02(e), as the case may be).

“Tax” means any U.S. federal, state, provincial, territorial, local, non-U.S. or other tax or other similar governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, gross receipts, capital stock, capital gains, license, branch, transfer, excise, premium, personal property, real property, production, sales, use, goods and services, value-added, ad valorem, license, capital, wage, employment, unemployment, compensation, utility, payroll, withholding, social security, disability, severance, occupation, import, custom, duties, escheat, stamp, registration, alternative, add-on minimum, environmental or other governmental taxes, charges, fees or assessments of any kind whatsoever, together with any interest, penalty, or addition to tax with respect thereto, whether disputed or not.

“Tax Opinion” means an opinion of Tax Opinion Counsel, in form and substance reasonably satisfactory to Lafite, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

“Tax Opinion Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP (or if Skadden, Arps, Slate, Meagher & Flom LLP is unable to or prior to the Closing does not deliver the Tax Opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP).

“Tax Return” means any report, return, refund, claim, election, statement, estimate, disclosure, document, declaration or information report or return filed or required to be filed with or supplied or required to be supplied to a Taxing Authority (including any amendments thereto and including any attachment, schedule or statement thereto).

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Tempranillo Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of Tempranillo and its Subsidiaries, as of and for the fiscal years ended December 31, 2019 and December 31, 2018 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Tempranillo SEC Documents prior to the date of this Agreement.

“Tempranillo Common Stock” means the common stock, par value $0.001 per share, of Tempranillo.

“Tempranillo Data Room” means the electronic data site established for Project Lafite on behalf of Tempranillo and to which Lafite and its Representatives have been given access in connection with the Transactions.

“Tempranillo DSU” means a deferred stock unit with respect to Tempranillo Common Stock granted pursuant to the Tempranillo Deferred Compensation Plan for Non-Employee Directors.

“Tempranillo Equity Awards” means the Tempranillo Stock Options, Tempranillo RSUs, Tempranillo PSUs and Tempranillo DSUs.

“Tempranillo Financial Statements” means the Tempranillo Audited Financial Statements and the Tempranillo Unaudited Financial Statements.

“Tempranillo Intellectual Property” means all Intellectual Property owned by Tempranillo and its Subsidiaries and all Intellectual Property used or licensed for use by Tempranillo and its Subsidiaries in the conduct of their respective businesses, including the Tempranillo Owned IP and the Exclusively Licensed IP of Tempranillo.

“Tempranillo Intervening Event” means an event, occurrence or fact occurring or arising after the date hereof, other than (i) any event, occurrence or fact that relates to a Tempranillo Takeover Proposal or (ii) changes in the market price of Tempranillo Common Stock (provided that the underlying cause of such change may constitute or be taken into account in determining whether there has been a Tempranillo Intervening Event).

“Tempranillo’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01(a) of the Tempranillo Disclosure Letter.

“Tempranillo Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (i) result in a material adverse effect on the business, financial condition or results of operations of Tempranillo and its Subsidiaries, taken as a whole or (ii) prevent, materially impair, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall be deemed to constitute, or be taken into account in determining the occurrence of, a Tempranillo Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which Tempranillo operates; (B) geopolitical conditions, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by Tempranillo or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Tempranillo Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Tempranillo Material Adverse Effect); (E) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 5.04 or Section 5.05); (F) changes in Applicable Laws or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (H) any action required to be taken by Tempranillo or Merger Sub pursuant to the terms of this Agreement or at the direction of Lafite; or (I) any breach of this Agreement by Lafite; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Tempranillo Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Tempranillo and its Subsidiaries as compared to other participants that operate in the industry in which Tempranillo and its Subsidiaries operate.

“Tempranillo Owned IP” means any Intellectual Property owned or purported to be owned by Tempranillo or any of its Subsidiaries.

“Tempranillo PSU” means a restricted stock unit with respect to Tempranillo Common Stock granted pursuant to one of the Tempranillo Stock Plans that is subject to performance vesting conditions.

“Tempranillo Regulatory Authority” means any Governmental Authority that has regulatory authority over the development, classification, manufacturing, marketing, distribution, or reimbursement of a Tempranillo product or service.

“Tempranillo RSU” means a restricted stock unit with respect to Tempranillo Common Stock granted pursuant to one of the Tempranillo Stock Plans that is subject solely to time vesting.

“Tempranillo Stock Option” means an option to acquire Shares granted pursuant to one of the Tempranillo Stock Plans.

“Tempranillo Stock Plans” means the Tempranillo Second Amended and Restated Stock Incentive Plan, the Tempranillo 2015 Incentive Award Plan and the Tempranillo 2017 Employment Inducement Incentive Award Plan.

“Tempranillo Superior Proposal” means a bona fide unsolicited written Tempranillo Takeover Proposal (provided that for this purpose the references to “fifteen percent (15%)” in the definition of Tempranillo Takeover Transaction shall be deemed to be references to “fifty percent (50%)”) that did not result from a breach of Section 7.02 and that the Tempranillo Board determines in its good faith judgment (after consultation with its outside legal counsel and a financial advisor of national reputation) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal and (ii) would, if consummated, result in a transaction that is more favorable to Tempranillo’s stockholders from a financial point of view than the Transactions, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Lafite in response to such Tempranillo Superior Proposal or otherwise).

“Tempranillo Takeover Proposal” means any indication of interest, offer or proposal, including any amendment or modification to any existing indication of interest, offer or proposal (other than, in each case, any indication of interest, offer or proposal made or submitted by or on behalf of Tempranillo or one or more of its Subsidiaries), relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, a Tempranillo Takeover Transaction.

“Tempranillo Takeover Transaction” means, other than the Transactions, (i) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, acquisition, business combination, license agreement or similar transaction involving Tempranillo or any of its Subsidiaries that, if consummated, would result in any Person or “group” (as defined in the Exchange Act), or the securityholders of such Person or group, owning, directly or indirectly, fifteen percent (15%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of Tempranillo or of the surviving entity or the resulting direct or indirect parent of Tempranillo or such surviving entity; (ii) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (A) the acquisition or purchase of fifteen percent (15%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of Tempranillo, or (B) the acquisition or purchase of tangible or intangible assets of Tempranillo and its Subsidiaries representing fifteen percent (15%) or more of the total revenue, net income, EBITDA or total assets (it being understood that such determination includes equity securities of Subsidiaries) of Tempranillo and its Subsidiaries, taken as a whole; or (iii) the sale, lease, license, transfer, lapse or abandonment of fifteen percent (15%) or more of the total tangible or intangible assets of Tempranillo and its Subsidiaries relating to the Tempranillo products and services or any Intellectual Property embodied therein or relating thereto.

“Tempranillo Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of Tempranillo and its Subsidiaries, as of March 31, 2020 included in the Tempranillo SEC Documents prior to the date of this Agreement.

“Tempranillo Unaudited Financial Statements” means the unaudited consolidated financial statements of Tempranillo and its Subsidiaries consisting of the Tempranillo Unaudited Balance Sheet and all of the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows as of and for the three (3) months ended March 31, 2020 (including, in each case, any related notes thereto), included in the Tempranillo SEC Documents prior to the date of this Agreement.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Tempranillo, Merger Sub, Lafite or any of their respective Affiliates or Representatives (solely in their capacity as such).

“Transaction Litigation” means any claim or Proceeding against either Lafite or Tempranillo or any of their respective directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to this Agreement, the Voting Agreement, the Merger or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an intentional act or intentional omission (including a failure to cure circumstances) where the breaching party knows (or reasonably should have known) such action or omission is, would or would reasonably be expected to result in a material breach of this Agreement.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Arrangements	6.04(c)
Alternative Lafite Acquisition Agreement	6.02(c)
Alternative Tempranillo Acquisition Agreement	7.02(c)
Bankruptcy and Equity Exceptions	4.03(a)
Business Associate Agreements	4.23(d)
Capitalization Date	4.06(a)
Certificate of Merger	2.01(a)
Certificates	2.04(a)
Closing	2.02
Code	Recitals
Debt Payoff Letters	6.03
Delaware Secretary	2.01(a)
Dissenting Shares	2.05
Effective Time	2.01(b)
End Date	10.01(b)(i)
Environmental Permits	4.21(a)
ESPP Exercise Date	2.06(e)
Exchange Agent	2.04(a)
Exchange Fund	2.04(a)
Exchange Ratio	2.03(a)
Exclusive Rights	4.16(b)(iii)
Filed Lafite Contracts	4.16(a)

Term	Section
Filed Tempranillo Contracts	5.16(a)
GDPR	4.23(a)
Hedge Counterparty	6.04(c)
Joint Proxy Statement/Prospectus	8.03(a)
Lafite	Preamble
Lafite Adverse Recommendation Change	6.02(c)
Lafite Board	Recitals
Lafite Board Recommendation	Recitals
Lafite Designee	3.03(a)
Lafite Disclosure Letter	4
Lafite Employee Plan	4.18(a)
Lafite Employees	4.18(a)
Lafite ESPP	2.06(e)
Lafite Lease Agreement	4.24(b)
Lafite Leased Property	4.24(b)
Lafite Preferred Stock	4.06(a)
Lafite Related Parties	5.29
Lafite SEC Documents	4.08(a)
Lafite Securities	4.06(c)
Lafite Stockholders Meeting	Recitals
Lafite Termination Fee	11.04(b)
Maximum Premium	7.05(c)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Notes Indenture	6.04(a)
Open Source Materials	4.22(f)
Personal Data	4.23(a)
Pre-Closing Period	6.01(a)
Privacy Requirements	4.23(a)
Registration Statement	8.03(a)
Share	Recitals
Share Issuance	Recitals
Special Dividend	6.06
Special Dividend Per Share Amount	6.06
Specified Lafite Contracts	4.16(a)
Specified Lafite Stockholders	Recitals
Specified Tempranillo Contracts	5.16(a)
Surviving Corporation	2.01(c)
Tail Policy	7.05(c)
Tempranillo	Preamble
Tempranillo Adverse Recommendation Change	7.02(c)
Tempranillo Board	Recitals
Tempranillo Board Recommendation	Recitals
Tempranillo Charter Amendment	Recitals

Term	Section
Tempranillo Designee	3.03(a)
Tempranillo Disclosure Letter	5
Tempranillo Employee Plans	5.18(a)
Tempranillo Employees	5.18(a)
Tempranillo ESPP	5.06(a)
Tempranillo Lease Agreement	5.24(b)
Tempranillo Leased Property	5.24(b)
Tempranillo Preferred Stock	5.06(a)
Tempranillo SEC Documents	5.08(a)
Tempranillo Securities	5.06(c)
Tempranillo Stockholders Meeting	Recitals
Tempranillo Termination Fee	11.04(c)
Transactions	Recitals
Trustee	6.04(a)
Voting Agreement	Recitals

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date). Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect, and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

Article 2

THE MERGER

Section 2.01.      The Merger.

(a)               Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Closing, Tempranillo, Merger Sub and Lafite shall cause a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”), to be executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”).

(b)               Effective Time. The Merger shall become effective on such date and at such time as the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed upon by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c)               Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into Lafite in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and Lafite shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Tempranillo, and the separate corporate existence of Lafite, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of Lafite and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Lafite and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)               Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.02.      The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place as soon as practicable (but in any event no later than the second (2nd) Business Day) after the satisfaction or, to the extent permitted hereunder and by Applicable Law, waiver of all conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Applicable Law) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed upon in writing by the parties hereto.

Section 2.03.      Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Tempranillo, Merger Sub, Lafite or any stockholder thereof or any other Person:

(a)               except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.03(d), and subject to Section 2.04(f), each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted automatically into the right to receive (i) 0.5920 (the “Exchange Ratio”) of a fully paid, validly issued and nonassessable share of Tempranillo Common Stock (the “Stock Consideration”), and (ii) $4.24 in cash, without interest (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”). Upon conversion thereof in accordance with this Section 2.03(a), each such Share shall cease to be outstanding and shall automatically be canceled and cease to exist and each holder of a Certificate representing any such Shares shall have only the right to receive the Merger Consideration with respect thereto in accordance with Section 2.04. For the avoidance of doubt, in addition to the Merger Consideration, immediately prior to and in connection with the Closing, holders of Shares will receive the Special Dividend as contemplated by Section 6.06;

(b)               each Share owned by Tempranillo, Merger Sub or any other direct or indirect wholly owned subsidiary of Tempranillo or Merger Sub immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(c)               each Share held in Lafite’s treasury immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(d)               each Share owned by any direct or indirect wholly owned Subsidiary of Lafite immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto; and

(e)               each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Section 2.04.      Surrender and Exchange.

(a)               Exchange Agent and Exchange Fund. Prior to the Effective Time, Tempranillo shall appoint a bank or a trust company reasonably acceptable to Lafite to act as exchange agent (the “Exchange Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 2.03(a). On or prior to the Closing Date, Tempranillo shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) certificates representing the shares of Tempranillo Common Stock to be issued as Stock Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate amount of cash included in the Cash Consideration and to make payments in lieu of fractional shares pursuant to Section 2.04(f) (such certificates and cash amounts, the “Exchange Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for Shares converted in the Merger pursuant to Section 2.03(a), Tempranillo and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Exchange Fund shall not be used for any purpose other than to pay the Merger Consideration. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent such fund increases for any reason above the level required to make prompt payment of any outstanding Merger Consideration to be paid in exchange for Shares converted in the Merger pursuant to Section 2.03(a), Tempranillo and the Surviving Corporation shall, following such prompt payment, be the sole owners of any amounts left over in such Exchange Fund. Tempranillo shall be treated for Tax purposes as the owner of any cash held in the Exchange Fund prior to its disbursement, and shall be subject to Tax on all interest and other income resulting from investments of such cash. Promptly after the Effective Time and in any event no later than five (5) Business Days after the Effective Time, Tempranillo shall send, or shall cause the Exchange Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a), a letter of transmittal and instructions (which shall specify that delivery of the Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the certificate representing the Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.10 or to book-entry account statements relating to the ownership of Shares, as applicable) to the Exchange Agent and shall be in such form and have such other provisions as Tempranillo may reasonably specify (after due consultation with Lafite) prior to the Effective Time) for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration for each Share and any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.04(f).

(b)               Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Exchange Agent of the Certificate (provided, however, that delivery of a book-entry statement shall not be required in respect of any uncertificated Shares held of record in book-entry), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of the exchange of book-entry Shares. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.04(f). No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)               Unregistered Transferees. If any portion of the aggregate Merger Consideration to be paid in respect of any Certificate or cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.04(f) is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall either pay to the Exchange Agent any transfer or other Tax required as a result of such payment being made to a Person other than the registered holder of such Certificate or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)               No Other Rights. The Merger Consideration and any cash in lieu of fractional shares paid upon the surrender of Certificates or book-entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or book-entry Share, and, from and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Tempranillo or the Exchange Agent for transfer, the holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration and any cash in lieu of fractional shares to which such holder is entitled pursuant to the Merger. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except to receive, upon surrender of a Certificate or book-entry Share pursuant to and in accordance with this Section 2.04, the Merger Consideration in respect of each Share represented thereby and any cash in lieu of fractional shares, except as otherwise provided herein or by Applicable Law.

(e)               Termination of the Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares at any time following the date that is twelve (12) months after the Effective Time shall be delivered to Tempranillo, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration and any cash in lieu of fractional shares in accordance with this Section 2.04 prior to that time shall, subject to abandoned property, escheat or other Applicable Laws, thereafter look only to the Surviving Corporation (subject to Section 2.09) as general creditors thereof for payment of the Merger Consideration and any cash in lieu of fractional shares, in each case without any interest thereon.

(f)                No Fractional Shares. No fractional shares of Tempranillo Common Stock shall be issued upon the conversion of Lafite Common Stock pursuant to Section 2.03. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Tempranillo Common Stock (after taking into account all Shares exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Tempranillo Common Stock on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Tempranillo and Lafite) on the last complete trading day prior to the date of the Effective Time.

Section 2.05.      Dissenting Shares. Notwithstanding Section 2.04 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.03(b), Section 2.03(c) and Section 2.03(d)) and held by a holder who is entitled to demand appraisal and who has properly demanded appraisal of such Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to appraisal pursuant to the DGCL with respect to such Shares (any such Shares, “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that, if, after the Effective Time, such holder fails to perfect, withdraws, waives or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares. Lafite shall provide Tempranillo with prompt written notice of any demands received by Lafite for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Lafite prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Tempranillo shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Tempranillo, or if required by Applicable Law, Lafite shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06.      Lafite Stock Options; Lafite Restricted Shares; Lafite RSUs; Lafite PSUs; Lafite ESPP.

(a)               Lafite Stock Options. Each Lafite Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase a number of shares of Tempranillo Common Stock equal to the product of (i) the number of Shares subject to such Lafite Stock Option immediately prior to the Effective Time and (ii) the Equity Award Adjustment Ratio per Share (rounded down to the nearest whole share of Tempranillo Common Stock on an award-by-award basis), with an exercise price equal to the quotient of (x) the exercise price of such Lafite Stock Option and (y) the Equity Award Adjustment Ratio (rounded up to the nearest whole cent), in each case, subject to the same terms and conditions as were applicable to such Lafite Stock Option immediately prior to the Effective Time (including applicable vesting conditions).

(b)               Lafite Restricted Stock. Each award of Lafite Restricted Stock that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of a number of shares of restricted Tempranillo Common Stock equal to the product of (i) the number of Shares subject to such award of Lafite Restricted Stock immediately prior to the Effective Time and (ii) the Equity Award Adjustment Ratio per Share (rounded down to the nearest whole share of Tempranillo Common Stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such award of Lafite Restricted Stock immediately prior to the Effective Time (including applicable vesting conditions).

(c)               Lafite RSUs. Each Lafite RSU award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a number of restricted stock units with respect to a number of shares of Tempranillo Common Stock equal to the product of (i) the number of Shares subject to such Lafite RSU award immediately prior to the Effective Time and (ii) the Equity Award Adjustment Ratio per Share (rounded down to the nearest whole share of Tempranillo Common Stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Lafite RSU immediately prior to the Effective Time (including applicable vesting conditions).

(d)               Lafite PSUs. Each Lafite PSU award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted, on the basis of assuming full achievement of all applicable performance goals, into a number of restricted stock units with respect to a number of shares of Tempranillo Common Stock equal to the product of (i) the number of Shares subject to such Lafite PSU award immediately prior to the Effective Time and (ii) the Equity Adjustment Award Ratio per Share (rounded down to the nearest whole share of Tempranillo Common Stock on an award-by-award basis), subject to the same terms and conditions as were applicable to such Lafite PSU immediately prior to the Effective Time; provided that any such converted Lafite PSU shall continue to be subject to any time-based vesting terms applicable to the Lafite PSU prior to such conversion, but subject only to the continued service of the holder through each applicable vesting date and shall not be subject to any performance goals or metrics following the Effective Time.

(e)               Lafite ESPP. Prior to the Closing Date, Lafite shall take all reasonable actions, including adopting any necessary resolution, to (i) terminate Lafite’s 2019 Employee Stock Purchase Plan (the “Lafite ESPP”) as of immediately prior to the Closing Date, (ii) for any offering period in effect prior to the Closing, cause a new exercise date for any such offering period to be set under the Lafite ESPP, which date shall be no later than five (5) Business Days prior to the Effective Time (the “ESPP Exercise Date”), with the automatic purchase of Shares with respect to accumulated employee contributions of each participant under the Lafite ESPP in respect of such offering period to occur on such date, (iii) prohibit participants in the Lafite ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Lafite ESPP in accordance with the terms and conditions of the Lafite ESPP) and (iv) provide that the amount of the accumulated contributions of each participant under the Lafite ESPP as of immediately prior to the ESPP Exercise Date shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Lafite ESPP (as amended pursuant to this Section 2.06(e)), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(f)                At or prior to the Effective Time, Lafite, the Lafite Board and the Compensation Committee of the Lafite Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.06. Lafite shall take all actions necessary to ensure that from and after the Effective Time, neither Tempranillo nor the Surviving Corporation will be required to deliver Shares or other capital stock of Lafite to any Person pursuant to or in settlement of Lafite Equity Awards.

(g)               Notwithstanding the foregoing, the conversions described in this Section 2.06 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Lafite Stock Option to which Sections 422 or 423 of the Code applies, the exercise price and the number of shares of Tempranillo Common Stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

Section 2.07.      Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Lafite or Tempranillo shall occur by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Exchange Ratio, the Merger Consideration, the Special Dividend Per Share Amount and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.08.      Withholding Rights. Notwithstanding any other provision of this Agreement, each of Tempranillo, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled (i) to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any provision of any applicable Tax law and (ii) to request any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement. To the extent that amounts are so deducted and withheld by Tempranillo, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall (i) be paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, be treated for all purposes of this Agreement as having been paid to the Person in respect of which Tempranillo, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09.      No Liability. None of Tempranillo, Merger Sub, Lafite, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.10.      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Tempranillo or the Exchange Agent, the posting by such Person of a bond, in such customary amount as Tempranillo or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, any cash in lieu of fractional shares and any cash in respect of the Special Dividend, in each case, as contemplated under this Article 2.

Section 2.11.      Closing of Transfer Books. At the Effective Time, the stock transfer books of Lafite shall be closed and no transfer of Shares shall thereafter be made.

Section 2.12.      Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article 2, the officers and directors of the Surviving Corporation and Tempranillo shall be fully authorized (in the name of Merger Sub, in the name of Lafite or otherwise) to take, and shall take, all such action.

Article 3

THE SURVIVING CORPORATION

Section 3.01.      Certificate of Incorporation. At the Effective Time and without any further action on the part of Lafite and Merger Sub, the certificate of incorporation of Lafite as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth on Exhibit B and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and the DGCL (but subject to Section 7.05).

Section 3.02.      Bylaws. The parties hereto shall take all necessary actions such that the bylaws of Lafite, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except (i) that all references therein to Merger Sub shall be amended to become references to the Surviving Corporation and (ii) for any changes as shall be necessary to comply with Section 7.05) and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL (but subject to Section 7.05).

Section 3.03.      Directors and Officers.

(a)               The parties hereto shall take all necessary actions such that, for the two-year period commencing at the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of Tempranillo the Tempranillo Board shall be comprised of thirteen (13) directors, consisting of (i) eight (8) current directors of Tempranillo selected by the Tempranillo Board prior to the Effective Time (“Tempranillo Designees”) and (ii) five (5) current directors of Lafite selected by the Lafite Board prior to the Effective Time (“Lafite Designees”).

(b)               In the event that prior to the Effective Time: (i) any Tempranillo Designee is unwilling or unable to serve on the Tempranillo Board, the Tempranillo Board shall select a replacement for such individual to serve in such person’s place and (ii) any Lafite Designee is unwilling or unable to serve on the Tempranillo Board, the Lafite Board shall select a replacement for such individual to serve in such person’s place. Any such replacement designee shall be deemed to be a Tempranillo Designee or a Lafite Designee, as applicable.

(c)               The parties hereto shall take all necessary actions such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Lafite immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Article 4

REPRESENTATIONS AND WARRANTIES OF LAFITE

Except (a) as disclosed in the Lafite SEC Documents filed with the SEC prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature) (it being understood that this clause (a) will not apply to any of Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05 and Section 4.06) or (b) as set forth in the Lafite Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Lafite Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 4) delivered by Lafite to Tempranillo and Merger Sub prior to the execution of this Agreement (the “Lafite Disclosure Letter”), Lafite hereby represents and warrants to Tempranillo and Merger Sub as follows:

Section 4.01.      Corporate Existence and Power. Lafite is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Lafite is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect. Lafite has full power and authority required carry on its business as currently conducted and to own, lease and operate the assets and properties that it purports to own, lease and operate, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect.

Section 4.02.      Organizational Documents. The Organizational Documents that are incorporated by reference as exhibits to Lafite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are true, correct and complete copies of the Organizational Documents of Lafite as of the date of this Agreement, and (i) the Organizational Documents of Lafite are in full force and effect and (ii) Lafite is not in violation of any provision of such Organizational Documents.

Section 4.03.      Corporate Authorization.

(a)               Authority; Enforceability. Subject to the receipt of the Requisite Lafite Vote, (i) Lafite has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth herein and (ii) the execution, delivery and performance by Lafite of this Agreement and the consummation by Lafite of the Transactions have been duly authorized by all necessary corporate action on the part of Lafite subject, in the case of the Merger, to the filing with the Delaware Secretary of the Certificate of Merger as required by the DGCL. Lafite has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Tempranillo and Merger Sub, this Agreement constitutes a valid and binding agreement of Lafite enforceable against Lafite in accordance with its terms without requiring any further corporate proceedings on the part of Lafite, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b)               Lafite Board Approval and Lafite Board Recommendation. The Lafite Board, at a meeting thereof duly called and held, has duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) determining that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Lafite and Lafite’s stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of Lafite for adoption at the Lafite Stockholders Meeting, and (iv) resolving to recommend the adoption of this Agreement by the stockholders of Lafite. The Requisite Lafite Vote is the only vote of the holders of any class or series of capital stock of Lafite necessary to adopt this Agreement and consummate the Merger and the other Transactions.

Section 4.04.      Governmental Authorization. The execution, delivery and performance by Lafite of this Agreement and the consummation by Lafite of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger and Tempranillo Charter Amendment with the Delaware Secretary and compliance with the other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which Lafite is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act, (iii) the filing with the SEC of (A) the Joint Proxy Statement/Prospectus, (B) the Registration Statement and (C) any other filings and reports that may be required in connection with this Agreement, the Voting Agreement and the Transactions under the Exchange Act, (iv) compliance with any rule or regulation of Nasdaq and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect.

Section 4.05.      Non-contravention. The execution, delivery and performance by Lafite of this Agreement and the consummation by Lafite of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of Lafite, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or guaranteeing of rights or entitlements (including any acceleration payments or rights of a holder of a security of Lafite or any of its Subsidiaries to require Lafite or any of its Subsidiaries to acquire such security) or cancellation (in each case, with or without notice or lapse of time or both) under any Specified Lafite Contract or Lafite Lease Agreement to which Lafite or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of Lafite or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Lafite Liens) on any rights, property or asset of Lafite or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect.

Section 4.06.      Capitalization.

(a)               The authorized capital stock of Lafite consists of 900,000,000 shares of Lafite Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share, of Lafite (the “Lafite Preferred Stock”). The rights and privileges of Lafite Common Stock and Lafite Preferred Stock are as set forth in Lafite’s Sixth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on July 29, 2019. At the close of business on August 3, 2020 (the “Capitalization Date”), (i) 99,040,277 Shares were issued, (ii) 99,040,277 Shares were outstanding, and 0 Shares were held by Lafite in its treasury, (iii) 10,889,221 Lafite Stock Options, with a weighted average exercise price of $1.98, representing the right to purchase (subject to the terms thereof) an aggregate of 10,889,221 Shares, were issued and outstanding, of which 8,302,592 are vested, with a weighted average exercise price of $1.67, (iv) 613,937 shares of Lafite Restricted Stock were issued and outstanding, (v) 5,044,518 Lafite RSUs were issued and outstanding, (vi) 21,048 Lafite PSUs were issued and outstanding based on target level achievement, (vii) as of the date of this Agreement, the aggregate outstanding principal amount of the Convertible Notes is $550,000,000, (viii) the Conversion Rate (as defined in the Notes Indenture) equals 13.2329 shares of Lafite Common Stock per $1,000 principal amount of the Convertible Notes and (ix) no shares of Lafite Preferred Stock were issued and outstanding or held by Lafite in treasury. All outstanding shares of capital stock of Lafite have been, and all Shares that may be issued pursuant to any Lafite Stock Plan or in connection with the Convertible Notes will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive or similar rights. No Subsidiary of Lafite owns any shares of capital stock of Lafite. As of the Capitalization Date, (x) 27,038,404 Shares were reserved for issuance pursuant to the Lafite Stock Plans and (y) 1,752,394 Shares were reserved for issuance under the Lafite ESPP.

(b)               Lafite has Made Available to Tempranillo, as of the Capitalization Date, a complete and correct list of (i) all outstanding Lafite Stock Options, including the number of Shares subject to such award, the name or employee identification number of the holder thereof, the grant date, vesting schedule and the exercise or purchase price per share, (ii) all outstanding Lafite Restricted Stock, including the number of Shares subject to each award of Lafite Restricted Stock, the name or employee identification number of the holder, the grant date and vesting schedule, (iii) all outstanding Lafite RSUs, including the number of shares subject to each award of Lafite RSUs, the name or employee identification number of the holder, the grant date and vesting schedule and (iv) all outstanding Lafite PSUs, including the number of shares subject to each award of Lafite PSUs based on target level achievement, the name or the employee identification number of the holder, the grant date and vesting schedule. The Lafite Stock Plans and Lafite ESPP are the only plans or programs Lafite or any of its Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than the Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs have been granted under the Lafite Stock Plans or otherwise, other than options granted under the Lafite ESPP. With respect to each grant of a Lafite Equity Award, (x) each such grant was made in accordance with the terms of the applicable Lafite Stock Plan and Applicable Law (including the rules of Nasdaq or any other applicable stock exchange and the terms of any applicable securities listing agreement), (y) each such grant was properly accounted for in accordance with GAAP in the Lafite SEC Documents (including financial statements) and all other Applicable Laws and (z) each Lafite Stock Option has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant and a grant date identical to the date the Lafite Board or the Compensation Committee of the Lafite Board approved as the grant date for such Lafite Stock Option, which approval was in no case after such grant date.

(c)               Except as set forth in this Section 4.06 (including, for the avoidance of doubt, the Convertible Notes) and for changes since the Capitalization Date resulting from the exercise or settlement of Lafite Equity Awards outstanding on such date or granted after such date in compliance with the terms of this Agreement, there are, as of the date of this Agreement, no outstanding (i) shares of capital stock or other voting securities of or ownership interests in Lafite, (ii) securities of Lafite or its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of Lafite or any of its Subsidiaries, (iii) options, warrants, calls or other rights or arrangements to acquire from Lafite or any of its Subsidiaries or other obligations or commitments of Lafite or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, Lafite or any of its Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Lafite or any of its Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Lafite Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Lafite or any of its Subsidiaries is a party or by which Lafite or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Lafite or any of its Subsidiaries (other than the Voting Agreement) or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or Indebtedness of Lafite or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of Lafite or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Lafite Securities or any of the capital stock of the Subsidiaries of Lafite. All Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs, Lafite PSUs and options to purchase Shares under the Lafite ESPP may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of Lafite owns any Lafite Securities.

(d)               Other than the Lafite Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Lafite having the right to vote (or, other than the outstanding Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs, Lafite PSUs, the Convertible Notes and options to purchase Shares under the Lafite ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Lafite may vote.

(e)               At the Closing Lafite, together with its Subsidiaries, will have all funds necessary for the payment of the Special Dividend as provided in Section 6.06.

Section 4.07.      Subsidiaries.

(a)               Subsidiary Capital Stock. Neither Lafite nor any of its Subsidiaries (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than Lafite or its Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution or loan to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Subsidiaries of Lafite have been duly authorized and validly issued and are fully paid, nonassessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right, and all such shares, securities or interests are owned by Lafite or by its Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights. Any dissolution by Lafite of any Person which was formerly a Subsidiary of Lafite and which Lafite dissolved prior to the date of this Agreement was performed in compliance in all material respects with all Applicable Law, and there is no continuing liability or obligation of Lafite in respect of any such Person or dissolution, whether contingent or otherwise.

(b)               Organization; Qualification. Section 4.07(b) of the Lafite Disclosure Letter identifies each Subsidiary of Lafite and indicates its jurisdiction of organization. Each such Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to carry on its business as currently conducted and to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect. Lafite has Made Available to Tempranillo complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries. No Subsidiary of Lafite is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect.

Section 4.08.      SEC Filings and the Sarbanes-Oxley Act.

(a)               Since December 31, 2019, Lafite has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by Lafite to the SEC (the documents referred to in this Section 4.08(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Lafite SEC Documents”). Lafite has Made Available to Tempranillo true, correct and complete unredacted copies of all documents filed as exhibits to the Lafite SEC Documents. No Subsidiary of Lafite is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)               As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Lafite SEC Document complied, and each such Lafite SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Lafite SEC Documents.

(c)               As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Lafite SEC Document filed on or prior to the date hereof did not, and each such Lafite SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representations and warranties set forth in Section 5.10 are true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Lafite SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Lafite SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)               As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by Lafite from the SEC with respect to the Lafite SEC Documents and (ii) to Lafite’s Knowledge, none of the Lafite SEC Documents is the subject of any ongoing review by the SEC.

(e)               Neither Lafite nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Lafite and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(f)                With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Lafite SEC Documents, the chief executive officer and chief financial officer of Lafite have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, Lafite has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Lafite SEC Documents filed prior to the date of this Agreement. Lafite is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.

Section 4.09.      Financial Statements; Internal Controls.

(a)               The Lafite Audited Financial Statements and the Lafite Unaudited Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of Lafite and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of Lafite and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of the Lafite Unaudited Financial Statements, to normal year-end adjustments and the absence of notes).

(b)               Lafite maintains, and since July 24, 2019 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Lafite’s financial reporting and the preparation of the Lafite Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Lafite; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Lafite Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Lafite that could have a material effect on the financial statements. Lafite’s management has completed an assessment of the effectiveness of Lafite’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and, except as set forth in the Lafite SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to Lafite’s independent public accounting firm and audit committee of the Lafite Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Lafite’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Lafite’s internal control over financial reporting. Since December 31, 2019, neither Lafite nor, to Lafite’s Knowledge, Lafite’s independent registered public accounting firm, has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by Lafite that would reasonably be expected to be adverse to Lafite’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of Lafite and its Subsidiaries who have a significant role in Lafite’s internal control over financial reporting.

(c)               Lafite’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by Lafite in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Lafite’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Lafite required under the Exchange Act with respect to such reports.

(d)               Since January 1, 2018, Lafite has not received or otherwise had or obtained Lafite’s Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Lafite or its internal accounting controls, including any material complaint, allegation, assertion or claim that Lafite has engaged in questionable accounting or auditing practices.

Section 4.10.      Disclosure Documents. None of the information to be supplied by or on behalf of Lafite for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement will (i) in the case of the Registration Statement (or any amendment thereof or supplement thereto), at the time such document is filed with the SEC and as of the date of the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), as of the time it is first mailed to the stockholders of Lafite and Tempranillo and as of the date of the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, in the case of each of the foregoing clauses (i) and (ii), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus, and each document required to be filed by Lafite with the SEC in connection with the Merger, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Lafite with respect to statements made or incorporated by reference therein based on information supplied by Tempranillo or Merger Sub in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 4.11.      Absence of Certain Changes. Since December 31, 2019 and through the date of this Agreement, (a) Lafite and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any action taken by Lafite or any of its Subsidiaries that, if taken during the Pre-Closing Period without Tempranillo’s consent, would constitute a breach of Section 6.01 and (c) there has not been a Lafite Material Adverse Effect.

Section 4.12.      No Undisclosed Liabilities. Lafite and its Subsidiaries do not have any Liabilities, except for: (a) Liabilities disclosed, reflected or reserved against in the Lafite Financial Statements or the notes thereto included in the Lafite SEC Documents filed prior to the date of this Agreement; (b) Liabilities incurred in connection with the Transactions; (c) Liabilities for performance of obligations of Lafite and its Subsidiaries under Contracts set forth on the Lafite Disclosure Letter (other than resulting from any breach or acceleration thereof); and (d) Liabilities that would not reasonably be expected to have a Lafite Material Adverse Effect.

Section 4.13.      Litigation. As of the date of this Agreement, (a) there is no Proceeding pending against or, to Lafite’s Knowledge, threatened against, Lafite or any of its Subsidiaries or any of their respective properties or assets and (b) neither Lafite nor any of its Subsidiaries is subject to any Order, and to Lafite’s Knowledge, no such Order is threatened to be imposed, except which, in the case of either of clauses (a) or (b), as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.

Section 4.14.      Compliance with Applicable Law; Permits.

(a)               Since January 1, 2018, Lafite and each of its Subsidiaries are and have been in compliance with all Applicable Law and Orders, except where any instances of non-compliance has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Since January 1, 2018, neither Lafite nor any of its Subsidiaries has received any written notice (i) of, or to Lafite’s Knowledge, any other communication regarding, any Proceeding by any Governmental Authority relating to Lafite or any of its Subsidiaries or (ii) to Lafite’s Knowledge, any other communication from any Governmental Authority alleging that Lafite or any of its Subsidiaries are not in compliance with any Applicable Law or Order, in either case, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.

(b)               Except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect, (i) each of Lafite and its Subsidiaries has in effect all Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) to Lafite’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits.

Section 4.15.      Anticorruption Matters; Sanctions.

(a)               Neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of Lafite or any of its Subsidiaries) has directly or indirectly (i) used or knowingly offered any funds (whether of Lafite or any of its Subsidiaries or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or knowingly offered to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or accepted such payment, (iii) made or knowingly offered to make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (iv) violated any provision of any Anticorruption Laws, Sanctions Laws or any rules or regulations promulgated thereunder or any anti-money laundering laws or any rules or regulations promulgated thereunder or any Applicable Law of similar effect, except, in each case, as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Since January 1, 2016, neither Lafite nor any of its Subsidiaries have received any written communication that alleges any of the foregoing, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Lafite and its Subsidiaries have instituted and maintain and operate an effective compliance program as well as internal controls, policies and procedures reasonably designed to prevent and detect violations of Anticorruption Laws and Sanctions Laws, including through a system of internal financial and business controls, in each case in conformance with applicable standards to ensure compliance with Anticorruption Laws and Sanctions Laws.

(b)               Neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of Lafite or any of its Subsidiaries): (i) is currently nor has been since January 1, 2016 the subject of (A) any action, investigation or inquiry alleging a violation, or possible violation, of any Anticorruption Law or Sanctions Law, or (B) the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of any Anticorruption Law or Sanctions Law; or (ii) has, since January 1, 2016, improperly or inaccurately recorded in any books and records (A) any payments, cash, contributions, gifts, hospitalities or entertainment to any foreign or domestic government official or employee or any political party or party official or candidate for political office or (B) other expenses related to political activity or lobbying, except, in each case, as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.

(c)               Neither Lafite nor any of its Subsidiaries, nor any director or officer of Lafite or any of its Subsidiaries, is a Sanctioned Person. To Lafite’s Knowledge, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of Lafite. Lafite and its Subsidiaries do not have, and have not since January 1, 2016 had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.

Section 4.16.      Specified Lafite Contracts.

(a)               As of the date of this Agreement, neither Lafite nor any of its Subsidiaries is a party to any Contract required to be filed by Lafite as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the “Filed Lafite Contracts” and together with the Contracts of the type described in Section 4.16(b), the “Specified Lafite Contracts”) that has not been so filed.

(b)               Prior to the date of this Agreement, Lafite has Made Available to Tempranillo true and complete copies of each Specified Lafite Contract, together with all modifications and amendments thereto:

(i)                 each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of Lafite or any of its Subsidiaries, in each case, in excess of $2,000,000, is outstanding or may be incurred, other than any such Contract between or among any of Lafite and any of its Subsidiaries;

(ii)              each material Contract with respect to which Lafite or any of its Subsidiaries has any continuing material obligations relating to the acquisition or disposition by Lafite or any of its Subsidiaries of properties or assets, except for acquisitions and dispositions of properties and assets in the ordinary course of business consistent with past practice;

(iii)            each Contract of Lafite or any of its Subsidiaries that (A) grants a right of exclusivity, right of first offer, right of first refusal or similar right in any business or geographic region (“Exclusive Rights”) with respect to a Lafite Product or any other product or service provided by Lafite, (B) restricts in any way the ability of Lafite or any of its Affiliates (including post-Closing) to compete with any business or in any geographical area or to solicit customers or (C) grants “most favored nation” status with respect to any material obligations that, after the Effective Time, would run to the favor of any person (other than Lafite, a wholly-owned Subsidiary of Lafite or a wholly-owned Subsidiary of Tempranillo), in each case under clauses (A), (B) or (C) (and the defined terms therein) that would limit in any material respect the operation of Lafite and its Subsidiaries, taken as a whole (or that after the Effective Time, would purport to limit Tempranillo or any of its Affiliates);

(iv)             each material Contract to which Lafite or any of its Subsidiaries is a party pursuant to which Lafite or any of its Subsidiaries grants or receives a material license, covenant not to sue, or other material right to any Intellectual Property (except for (A) non-exclusive licenses to off-the-shelf commercially available Software or Contracts for commercially available information technology services, including software-as-a-service, infrastructure-as-a-service or platform-as-a-service, in each case, that are not material to the business of Lafite and its Subsidiaries, taken as a whole, or (B) non-exclusive licenses granted by Lafite or any of its Subsidiaries pursuant to non-disclosure, customer, channel partner or reseller agreements entered in the ordinary course of business);

(v)               each Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of Lafite or any of its Subsidiaries, in each case, that would limit in any material respect the operation of Lafite and its Subsidiaries, taken as a whole (or that after the Effective Time, would purport to limit Tempranillo or any of its Affiliates) (in each case, for the avoidance of doubt, other than any non-exclusive licenses under Intellectual Property);

(vi)             each material Contract of Lafite or any of its Subsidiaries that relates to a partnership, joint venture, strategic alliance, or similar arrangement;

(vii)          each material Contract with any Governmental Authority;

(viii)        each Contract with the top twenty (20) largest channel partners, clients and resellers of Lafite and its Subsidiaries in terms of dollar volume of sales made through such channel partners and resellers during the fiscal year ended December 31, 2019; and

(ix)             any other Contract that is reasonably expected to result in the payment or receipt of more than $2,000,000 by Lafite or any of its Subsidiaries during Lafite’s current fiscal year.

(c)               Each Specified Lafite Contract is in full force and effect and is a valid and binding agreement enforceable against Lafite or any of its Subsidiaries party thereto and, to Lafite’s Knowledge, any other party thereto in accordance with its terms and is not subject to any claims, charges, set-offs or defenses, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, except where the failure of such Contract to be valid, binding, enforceable or in full force and effect, has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Neither Lafite nor any of its Subsidiaries party to any Specified Lafite Contract is in breach of or default under, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Lafite Contract, and as of the date hereof and to Lafite’s Knowledge, no other party to any Specified Lafite Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Lafite Contract, except in each case as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. To Lafite’s Knowledge, except with respect to the Capped Call Options, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by Lafite, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of Lafite under any Specified Lafite Contract, except, in the case of clauses (i), (ii) and (iii), as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. To Lafite’s Knowledge, there are no oral Specified Lafite Contracts.

Section 4.17.      Taxes. Except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect:

(a)               (i) Lafite and each of its Subsidiaries have filed all Tax Returns required by Applicable Law to be filed by Lafite or any of its Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are true, correct and complete in all respects; and (iii) Lafite and each of its Subsidiaries have collected, paid or withheld (or have had collected, paid or withheld on their behalf) all Taxes required to be collected, paid or withheld (whether or not shown on any Tax Return);

(b)               the most recent Lafite Financial Statements reflect an adequate reserve in accordance with GAAP for potential amounts of all Taxes payable by Lafite and its Subsidiaries for taxable periods and portions thereof accrued through the date of such Financial Statements and since the date of such Financial Statements, neither Lafite nor any of its Subsidiaries has incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by Lafite and its Subsidiaries;

(c)               neither Lafite nor any of its Subsidiaries has requested, granted or agreed to any extension or waiver of the statute of limitations period applicable to any Tax Return of Lafite or any of its Subsidiaries (whether or not filed), which period (after giving effect to such extension or waiver) has not yet expired;

(d)               (i) no deficiencies for Taxes with respect to Lafite or any of its Subsidiaries have been claimed, proposed or assessed in writing or, to Lafite’s Knowledge, otherwise, by any Taxing Authority; (ii) there is no Proceeding in progress, pending or threatened in writing against or with respect to Lafite or any of its Subsidiaries in respect of any Tax; and (iii) no claim has been made in writing or, to Lafite’s Knowledge, otherwise, by a Taxing Authority in a jurisdiction where Lafite or any of its Subsidiaries does not file Tax Returns of a certain type that Lafite or any of its Subsidiaries is or may be subject to taxation of such type or required to file Tax Returns of such type in that jurisdiction;

(e)               there are no Liens for Taxes on any assets of Lafite or any of its Subsidiaries, other than Permitted Lafite Liens;

(f)                neither Lafite nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law);

(g)               (i) neither Lafite nor any of its Subsidiaries is or has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which Lafite or any of its Subsidiaries is or was the common parent) and (ii) neither Lafite nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Lafite or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, or by Contract (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business);

(h)               there are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving Lafite or any of its Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among Lafite and its Subsidiaries;

(i)                 neither Lafite nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the two (2)-year period ending on the date hereof or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger;

(j)                 neither Lafite nor any of its Subsidiaries is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of Lafite or any of its Subsidiaries following the Closing; and

(k)               neither Lafite nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Except insofar as Section 4.18 relates to Taxes, the representations and warranties made by Lafite in this Section 4.17 are the sole and exclusive representations and warranties made by Lafite regarding Taxes or other Tax matters.

Section 4.18.      Employee Benefit Plans.

(a)               Prior to the date hereof, Lafite has Made Available to Tempranillo a correct and complete list identifying each material Lafite Employee Plan; provided that forms of offer letters, employment agreements or service agreements (rather than each individual offer letter, employment agreement and service agreement) shall be included in such list. “Lafite Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, welfare benefits including in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy that is maintained, administered or contributed to by Lafite or any of its Subsidiaries for the benefit of or relating to any current or former employee, individual consultant, individual independent contractor, officer or director of Lafite or any of its Subsidiaries (collectively, “Lafite Employees”), or with respect to which Lafite or any of its Subsidiaries has any Liability, other than any plan, policy, program or arrangement mandated by Applicable Law.

(b)               Prior to the date hereof, with respect to each material Lafite Employee Plan, Lafite has Made Available to Tempranillo complete and accurate copies, to the extent applicable to such Lafite Employee Plan, of: (i) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (ii) the most recent determination letter (or, if applicable, advisory or opinion letter), if any, from the IRS; (iii) all material correspondence to or from any Governmental Authority received in the last year with respect to any such Lafite Employee Plan and (iv) the plan documents and summary plan descriptions and any material modifications thereto, and all related trust documents, insurance contracts or other funding vehicles, or a written description of the material terms (if not in writing); provided that, forms of offer letters, employment agreements or service agreements (rather than each individual offer letter, employment agreement and service agreement) shall be required to be provided to the extent such forms do not materially deviate from any such offer letters, employment agreements or service agreements that are outstanding.

(c)               Neither Lafite nor any ERISA Affiliate of Lafite sponsors, maintains or contributes to (or is obligated to contribute to) or in the last six (6) years has sponsored, maintained or contributed to (or has been obligated to contribute to) any (i) plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA, (iii) multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA or (iv) multiple employer plan (as defined in Section 4063 or 4064 of ERISA).

(d)               Each Lafite Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Lafite Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS, no such determination letter has been revoked and revocation has not been threatened, and to Lafite’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be revoked or not be issued or that would otherwise materially adversely affect the qualified status of any such Lafite Employee Plan. Each Lafite Employee Plan has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by Applicable Law, except where such noncompliance has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.

(e)               Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) cause any payment, severance or benefit to become due or payable, or required to be provided, to any Lafite Employee, (ii) increase the amount or value of any benefit, compensation, severance or other material obligation otherwise payable or required to be provided to any such Lafite Employee, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)                Neither Lafite nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of Lafite or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision and at the sole expense of such individual.

(g)               Each Lafite Employee Plan is in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from Lafite or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(h)               There is no action, suit, investigation, audit or proceeding pending against or involving or, to Lafite’s Knowledge, threatened against or involving, any Lafite Employee Plan, the assets of any trust under any Lafite Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Lafite Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.

(i)                 To the extent applicable, all Lafite Employee Plans maintained primarily for the benefit of Lafite Employees outside of the United States comply with Applicable Law, and all such plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

Section 4.19.      Labor and Employment Matters.

(a)               Except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect, Lafite and each of its Subsidiaries is in compliance with all Applicable Law respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to Lafite Employees. Lafite and each of its Subsidiaries maintains, and has maintained, a valid Form I-9 for each of its U.S. employees.

(b)               As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices or actions of Lafite or any of its Subsidiaries or, to Lafite’s Knowledge, threatened against Lafite or any of its Subsidiaries and (ii) to Lafite’s Knowledge, no complaints or charges relating to employment practices or actions of Lafite or any of its Subsidiaries have been made to any Governmental Authority or submitted to Lafite or any of its Subsidiaries. Since January 1, 2018, neither Lafite nor any of its Subsidiaries has had, and as of the date of this Agreement does not have, any material direct or indirect liability with respect to any misclassification of any person as an independent contractor or contingent worker rather than as an “employee,” or with respect to any Lafite Employee leased from another employer.

(c)               Since January 1, 2018, Lafite has not engaged in any “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act or any similar foreign, state, provincial or local Applicable Laws).

(d)               Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any Lafite Employee with the title of director, vice president or above through Lafite’s anonymous employee hotline or any formal human resources communication channels at Lafite, and (ii) there are no actions, suits, investigations or other Proceedings pending or, to Lafite’s Knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct by any Lafite Employee with the title of director, vice president or above. Since January 1, 2018, neither Lafite nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any Lafite Employee with the title of director, vice president or above.

(e)               Neither Lafite nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. Neither the execution nor delivery of this Agreement nor the consummation of the Transactions entitle any union, works council or like organization to any information, consent, consultation, renegotiation or other similar rights or entitle any such Person to any payments under an applicable labor agreement or Applicable Law. Lafite and its Subsidiaries have complied in all material respects with all information, consent, consultation, renegotiation and other similar requirements in respect of any applicable labor agreement or Applicable Law with which Lafite or any of its Subsidiaries are required to comply in connection with execution or delivery of this Agreement or the consummation of the Transactions. To Lafite’s Knowledge, since January 1, 2018, no Lafite Employee has claimed or asserted that Lafite or any of its Subsidiaries has failed to comply in all material respects with any information, consent, consultation, renegotiation or other requirement or obligation in respect of any applicable labor agreement or Applicable Law.

(f)                As of the date hereof, (i) to Lafite’s Knowledge, there is no organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Lafite or any of its Subsidiaries and (ii) neither Lafite nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. As of the date hereof, there is no pending or, to Lafite’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving Lafite or any of its Subsidiaries or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages since January 1, 2018.

Section 4.20.      Insurance Policies. Except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect, all insurance policies of Lafite and its Subsidiaries relating to the business, assets and operations of Lafite and its Subsidiaries are in full force and effect, are sufficient to comply with Applicable Law and provide insurance in such amounts and against such risks as Lafite reasonably has determined to be prudent, taking into account the industries in which Lafite and its Subsidiaries operate, no notice of cancellation or modification has been received by Lafite or any of its Subsidiaries, and there is no existing default or event which, and Lafite and its Subsidiaries have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.21.      Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect:

(a)               the operations, business, assets, the Lafite Leased Property and any other real property of Lafite and its Subsidiaries have at all times been in compliance with all Environmental Law, which compliance has included obtaining, maintaining and complying with any Permits required under all Environmental Laws necessary to operate its business and own or operate Lafite Leased Property and any other real property or assets owned, operated or used in their respective businesses (“Environmental Permits”), and neither Lafite nor any of its Subsidiaries has received any notice of nonrenewal, suspension or termination of any Environmental Permits;

(b)               neither Lafite nor any of its Subsidiaries is or has since January 1, 2018, been subject to any pending or, to Lafite’s Knowledge, threatened claim, Proceeding or Order, in each case relating to or arising under Environmental Law or Environmental Permits or relating to Hazardous Substances; and

(c)               there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by Lafite or any of its Subsidiaries under any Environmental Law.

Section 4.22.      Intellectual Property.

(a)               Except as would not reasonably be expected to have a Lafite Material Adverse Effect, (i) Lafite or a Subsidiary of Lafite is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Lafite Liens) all Lafite Owned IP, and is licensed or otherwise has the right to use all other Intellectual Property used in the conduct of the respective businesses of Lafite and its Subsidiaries as currently conducted; and (ii) the execution, delivery and performance of this Agreement or the consummation of the Transactions will not result in a loss of rights by Lafite and its Subsidiaries in, to or under the Lafite Intellectual Property. Except as would not reasonably be expected to have a Lafite Material Adverse Effect, as of the date of this Agreement, all of the registrations and issuances of Intellectual Property included in the Lafite Owned IP are subsisting and, to Lafite’s Knowledge, in full force and effect and, with respect to Patents and Trademarks, valid and enforceable.

(b)               Except as would not reasonably be expected to have a Lafite Material Adverse Effect, as of the date of this Agreement, no claims or other suits, actions or other Proceedings are pending or, to Lafite’s Knowledge, threatened in writing against Lafite or any of its Subsidiaries alleging that Lafite or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, or that contest the validity, scope, use, ownership or enforceability of any of the Lafite Owned IP or Exclusively Licensed IP of Lafite.

(c)               Except as would not reasonably be expected to have a Lafite Material Adverse Effect, since January 1, 2018, Lafite’s and its Subsidiaries’ use of any Lafite Intellectual Property, the operation of Lafite’s and its Subsidiaries’ respective businesses and their respective products and services, have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person.

(d)               Except as would not reasonably be expected to have a Lafite Material Adverse Effect, to Lafite’s Knowledge, since January 1, 2018, no Person has infringed, misappropriated, diluted or otherwise violated any Lafite Owned IP or any Exclusively Licensed IP of Lafite. Except as would not reasonably be expected to have a Lafite Material Adverse Effect, the Lafite Owned IP and, to Lafite’s Knowledge, Exclusively Licensed IP of Lafite, are not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the businesses of Lafite and its Subsidiaries as currently conducted.

(e)               Except as would not reasonably be expected to have a Lafite Material Adverse Effect, Lafite and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of their Trade Secrets. Except as would not reasonably be expected to have a Lafite Material Adverse Effect, to Lafite’s Knowledge, such Trade Secrets have not been disclosed to any Person except pursuant to written Contracts containing an obligation to maintain the confidentiality of such Trade Secrets.

(f)                Except as would not reasonably be expected to have a Lafite Material Adverse Effect, Lafite and its Subsidiaries are in compliance with the terms and conditions of all licenses for “free software,” “open source software,” shareware or other Software that is made available under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by Lafite and its Subsidiaries in any way. Except as would not reasonably be expected to have a Lafite Material Adverse Effect, no proprietary Software source code included in the Lafite Owned IP is obligated to be disclosed or made available free of charge to any Person as a result of Lafite’s or any of its Subsidiaries’ use of Open Source Materials.

(g)               Except as would not reasonably be expected to have a Lafite Material Adverse Effect, neither Lafite nor any of its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates Lafite or any of its Subsidiaries to grant or offer to any other Person any license or other right to any Lafite Owned IP or Exclusively Licensed IP of Lafite.

Section 4.23.      Data Privacy and Security.

(a)               Since January 1, 2018, the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution or dissemination by Lafite and its Subsidiaries of any personally identifiable information of individual natural persons (including any information that, alone or in combination with any other information held by Lafite and its Subsidiaries, can be used to specifically identify an individual person and any “individually identifiable health information,” “personal data” or “personal information” or similar terms defined under Applicable Law) (collectively, “Personal Data”) are and have been in compliance in all material respects with (i) all Applicable Law governing the privacy, data protection, processing, transfer or security of Personal Data, including the following and their implementing regulations: (A) the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder; (B) the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 (“GDPR”), the EU ePrivacy Directive 2002/58/EC of 12 July 2002 and the related implementing legislation of the EU Member States; (C) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data; (D) the California Consumer Privacy Act of 2018; (E) the Illinois Biometric Information Privacy Act; (F) the Swiss Federal Act on Data Protection of June 19, 1992 (DPA) and its ordinances, and (G) the Children’s Online Privacy Protection Act of 1998; and (ii) Lafite’s and its Subsidiaries’ contractual obligations and publicly posted privacy policies regarding the privacy, data protection, processing, transfer or security of Personal Data (collectively, such Applicable Law, obligations and privacy policies, the “Privacy Requirements”), except where any instances of non-compliance have not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.

(b)               Lafite and its Subsidiaries maintain commercially reasonable policies, procedures, trainings, and security measures with respect to the physical and electronic security and privacy of Personal Data that are designed to achieve compliance with the Privacy Requirements, and Lafite and its Subsidiaries are in compliance with such policies and procedures, except as have not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect. Since January 1, 2018, there have been no material breaches or material violations of any such security measures, or any unauthorized access of any Personal Data or Lafite’s or its Subsidiaries’ business data by any Third Party. As of the date of this Agreement, no audit, written claim or other Proceeding is pending against Lafite or any of its Subsidiaries, nor to Lafite’s Knowledge, threatened, relating to any such obligation, policy, Applicable Law in relation to Personal Data or any breach or alleged breach thereof, except as has not had, and would not reasonably be expected to have, a Lafite Material Adverse Effect.

(c)               Except as would not reasonably be expected to have a Lafite Material Adverse Effect, to Lafite’s Knowledge, as of the date of this Agreement, the IT Assets owned by, or used and controlled by, Lafite and its Subsidiaries (i) operate and perform as required by Lafite and its Subsidiaries in connection with the conduct of their respective businesses, (ii) since January 1, 2018, have not malfunctioned or failed (except for malfunctions or failures that have been fully remedied) and (iii) are free from bugs and other defects and do not contain any “virus”, “worm”, “spyware” or other malicious Software. Except as would not reasonably be expected to have a Lafite Material Adverse Effect, to Lafite’s Knowledge, since January 1, 2018, no Person has gained unauthorized access to the IT Assets owned by, or used and controlled by, Lafite and its Subsidiaries.

(d)               To the Knowledge of Lafite, Lafite and its Subsidiaries have executed current and valid “Business Associate Agreements” (as described by HIPAA and the corresponding regulations) (“Business Associate Agreements”) with each (i) customer that, to the Knowledge of Lafite, is a “covered entity” (as defined by HIPAA and the corresponding regulations) and (ii) “subcontractor” (as defined by HIPAA and the corresponding regulations). Lafite and its Subsidiaries are in material compliance with such Business Associate Agreements and, to the Knowledge of Lafite, no covered entity or subcontractor has materially breached any such Business Associate Agreement with Lafite or any of its Subsidiaries.

(e)               To the extent Lafite or any of its Subsidiaries has de-identified user data, Lafite and its Subsidiaries have obtained all rights necessary to undertake de-identification of such user data and has de-identified such user data in accordance with the requirements of HIPAA and other Privacy Requirements. To the extent Lafite and its Subsidiaries have used de-identified data, Lafite and its Subsidiaries have obtained all rights necessary for the use of such de-identified data.

Section 4.24.      Property.

(a)               Neither Lafite nor any of its Subsidiaries owns any real property.

(b)               Except as has not had, or would reasonably be expected to have, a Lafite Material Adverse Effect, (i) Lafite and its Subsidiaries have good and marketable title to, or in the case of each parcel of real property and tangible assets leased or otherwise used by Lafite or any of its Subsidiaries have valid leasehold interests in, all of their properties and tangible assets, free and clear of all Liens, except for Permitted Lafite Liens, (ii) each lease, sublease or license (each, a “Lafite Lease Agreement”) under which Lafite or any of its Subsidiaries leases, subleases or licenses any real property (such real property, a “Lafite Leased Property”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Lafite or its Subsidiary (as the case may be) and, to Lafite’s Knowledge, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against Lafite or its Subsidiaries (as the case may be) and, to Lafite’s Knowledge, each of the other parties thereto (except for such Lafite Lease Agreements that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of Lafite or any of its Subsidiaries, such termination must be in the ordinary course of business), (iii) neither Lafite nor any of its Subsidiaries, nor, to Lafite’s Knowledge, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lafite Lease Agreement, (iv) neither Lafite nor any of the its Subsidiaries has received written notice that it has violated or defaulted under any Lafite Lease Agreement, and (v) with respect to each Lafite Leased Property, neither Lafite nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Lafite Leased Property or any portion thereof, or otherwise assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein.

Section 4.25.      Health Regulatory Matters. Except as has not had, or would reasonably be expected to have, a Lafite Material Adverse Effect:

(a)               Each of Lafite and its Subsidiaries is, and in each case since January 1, 2018 has been, in compliance with all Health Care Laws.

(b)               Since January 1, 2018, (i) Lafite and its Subsidiaries have timely filed with the applicable Lafite Regulatory Authority for all Lafite Regulatory Permits, (ii) Lafite and its Subsidiaries have timely made all required Health Care Submissions, and (iii) no deficiencies or violations have been asserted by any Governmental Authority in writing (or to Lafite’s Knowledge, orally) with respect to any Lafite Regulatory Permits or Health Care Submissions.

(c)               Since January 1, 2018 through the date hereof, neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any Lafite Collaboration Partner has received any written notices or other correspondence from a Lafite Regulatory Authority or institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or tests (i) threatening the initiation of any action to place a clinical hold order on any such studies or tests or (ii) otherwise requiring the termination, suspension or material modification of any such studies or tests, and no such clinical or pre-clinical studies or tests have been terminated or suspended prior to completion for safety or other non-business reasons.

(d)               All Lafite Products that are subject to the jurisdiction of a Lafite Regulatory Authority are being manufactured, imported, exported, processed, developed, labeled, stored, studied, tested, marketed, detailed, distributed, advertised and promoted, by or on behalf of Lafite and its Subsidiaries in compliance with all applicable requirements under any Lafite Regulatory Permit. Since January 1, 2018, (i) there have been no recalls, field notifications, field corrections, market withdrawals or replacements, “dear doctor” letters, or safety alerts relating to an alleged lack of safety, efficacy, or regulatory compliance with respect to any Lafite Product and (ii) neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any contract manufacturer for any Lafite Product, has been subject to a Lafite Regulatory Authority shutdown or import or export prohibition, nor received any FDA Form 483 or other Lafite Regulatory Authority written notice of material inspectional observations, “warning letters,” “untitled letters” or written requests to make material changes, in each case as it applies to any Lafite Product or Lafite’s or any of its Subsidiaries’ manufacturing or distribution processes or procedures. To Lafite’s Knowledge, there are no facts that would be reasonably likely to result in a material change in labeling or a termination or suspension of marketing or testing of any Lafite Products.

(e)               Neither Lafite nor any of its Subsidiaries has (i) made any untrue or fraudulent statement to a Lafite Regulatory Authority, or (ii) failed to disclose a material fact required to be disclosed to said Lafite Regulatory Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, would provide a basis for Lafite Regulatory Authority to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(f)                Neither Lafite nor any of its Subsidiaries nor, to Lafite’s Knowledge, any of their respective officers or employees (in each case, acting in his or her capacity as an officer or employee of Lafite or any of its Subsidiaries) has: (i) been suspended, debarred or convicted of any crime or offense, or engaged in any conduct that would reasonably be expected to result in any such suspension, disbarment or conviction under or related to any federal or state healthcare program, U.S.C. Section 1320a-7 or any similar Applicable Law; (ii) been excluded, suspended or otherwise declared ineligible for, federal or state healthcare program participation, including without limitation Persons identified on the General Services Administration’s List of Parties Excluded from federal programs or the HHS/OIG List of Excluded Individuals/Entities; (iii) been entered on, or engaged in any conduct that would reasonably be expected to result in entry on, any of the FDA Clinical Investigator enforcement lists, including without limitation, (A) the Disqualified/Totally Restricted List, (B) the Restricted List or (C) the Adequate Assurances List; or (iv) engaged in any activity that is a violation of, or is cause for civil penalties, suspension, disbarment, or mandatory or permissive exclusion under Health Care Laws. Lafite regularly screens officers, employees, Representatives and agents consistent with industry practices for such convictions, exclusions, suspensions, debarments or restrictions.

(g)               Each of Lafite and its Subsidiaries has, and operates in strict compliance with, an operational healthcare compliance program that: (i) governs all employees and contractors, including sales representatives; (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs; and (iii) addresses compliance with all Health Care Laws. Lafite regularly seeks advice of outside legal counsel knowledgeable of Health Care Laws on activities within the scope of such compliance program and undertakes such activities consistent with that advice.

(h)               Neither Lafite nor any of its Subsidiaries currently undertakes, or has ever undertaken, patient assistance or support programs or activities (provided directly by Lafite or any of its Subsidiaries to patients), access and insurance reimbursement support offered to patients, nurse hotline or care coordination services, and physician specialist locator services. Neither Lafite nor any of its Subsidiaries has made any donations nor provided any other financial support to any charitable organization or other third party that provides financial assistance to patients in meeting the costs of clinical care.

(i)                 To the extent Lafite or any of its Subsidiaries provides to customers or others reimbursement coding or billing advice regarding any Lafite Product, such advice: (i) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD 10 CM) and all other applicable coding systems, (ii) includes a disclaimer advising recipients to contact individual payers to confirm coding and billing guidelines and (iii) is provided only with respect to approved indications of Lafite Products.

Section 4.26.      Interested Party Transactions. Except as disclosed in the Lafite SEC Documents, since December 31, 2019 through the date hereof, no event has occurred that would be required to be reported by Lafite pursuant to Item 404 of Regulation S-K.

Section 4.27.      Brokers’ Fees. Except for Morgan Stanley & Co. LLC, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Lafite or any of its Subsidiaries, their respective Affiliates, or any of their respective executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transactions, including the Merger.

Section 4.28.      Opinion of Financial Advisor. The Lafite Board has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions, conditions and other matters set forth therein, the Merger Consideration and the Special Dividend Per Share Amount provided for in this Agreement, taken together (and not separately), is fair, from a financial point of view, to the holders of shares of Lafite Common Stock (other than (a) Dissenting Shares and (b) Shares to be canceled pursuant to Section 2.03(b), Section 2.03(c) and Section 2.03(d)). Lafite shall, as soon as practicable following the execution and delivery of this Agreement by all parties, furnish a copy of such written opinion to Tempranillo solely for informational purposes (it being agreed that none of Tempranillo or Merger Sub, nor any of their respective affiliates or Representatives, shall have the right to rely on such opinion).

Section 4.29.      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, neither Lafite nor any of its Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Lafite or its Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Tempranillo or its Subsidiaries (including Merger Sub) or any of their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and Lafite hereby expressly disclaims any such other representations and warranties. Lafite acknowledges and agrees that, except for the representations and warranties made by Tempranillo and Merger Sub in this Agreement (as qualified by the applicable items disclosed in the Tempranillo Disclosure Letter), none of Tempranillo, Merger Sub or any of its Representatives, Affiliates and equityholders is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Tempranillo or any of its Subsidiaries (including Merger Sub), their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Tempranillo or any of its Subsidiaries (including Merger Sub) or any other matter furnished or provided to Lafite or Made Available to Lafite or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Lafite is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Tempranillo, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Lafite has conducted its own independent investigation of Tempranillo and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding Tempranillo’s and its Subsidiaries’ businesses with the management of Tempranillo.

Article 5

REPRESENTATIONS AND WARRANTIES OF TEMPRANILLO AND MERGER SUB

Except (a) as disclosed in the Tempranillo SEC Documents filed with the SEC on or after January 1, 2019 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature) (it being understood that this clause (a) will not apply to any of Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05 and Section 5.06 or (b) as set forth in the Tempranillo Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Tempranillo Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 5) delivered by Tempranillo and Merger Sub to Lafite prior to the execution of this Agreement (the “Tempranillo Disclosure Letter”), each of Tempranillo and Merger Sub hereby represents and warrants to Lafite as follows:

Section 5.01.      Corporate Existence and Power. Tempranillo is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Each of Tempranillo and Merger Sub is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect. Tempranillo has full power and authority required carry on its business as currently conducted and to own, lease and operate the assets and properties that it purports to own, lease and operate, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect.

Section 5.02.      Organizational Documents. The Organizational Documents that are incorporated by reference as exhibits to Tempranillo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are true, correct and complete copies of the Organizational Documents of Tempranillo as of the date of this Agreement, and (i) the Organizational Documents of Tempranillo are in full force and effect and (ii) Tempranillo is not in violation of any provision of such Organizational Documents.

Section 5.03.      Corporate Authorization.

(a)               Authority; Enforceability. Subject to the receipt of the Requisite Tempranillo Vote, (i) each of Tempranillo and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth herein and (ii) the execution, delivery and performance by Tempranillo and Merger Sub of this Agreement and the consummation by Tempranillo and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Tempranillo and Merger Sub subject, in the case of the Merger and the Tempranillo Charter Amendment, to the filing with the Delaware Secretary of the Certificate of Merger and the Tempranillo Charter Amendment as required by the DGCL. Each of Tempranillo and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Lafite, this Agreement constitutes a valid and binding agreement of each of Tempranillo and Merger Sub, enforceable against each such Person in accordance with its terms without requiring any further corporate proceedings on the part of either Tempranillo or Merger Sub, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

(b)               Tempranillo Board Approval and Tempranillo Board Recommendation. The Tempranillo Board, at a meeting thereof duly called and held, has duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) determining that this Agreement and the Transactions, including the Tempranillo Charter Amendment and the Share Issuance, are advisable, fair to, and in the best interests of, Tempranillo and Tempranillo’s stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Tempranillo Charter Amendment and the Share Issuance, (iii) directing that the Tempranillo Charter Amendment and the Share Issuance be submitted to the stockholders of Tempranillo for adoption at the Tempranillo Stockholders Meeting, and (iv) resolving to recommend the approval of the Tempranillo Charter Amendment and the Share Issuance by the stockholders of Tempranillo. The Requisite Tempranillo Vote is the only vote of the holders of any class or series of capital stock of Tempranillo necessary to adopt this Agreement and consummate the Merger and the other Transactions.

(c)               Merger Sub Approval. The vote or consent of Tempranillo as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which vote shall be taken or consent shall be given immediately following the execution and delivery of this Agreement.

Section 5.04.      Governmental Authorization. The execution, delivery and performance by Tempranillo and Merger Sub of this Agreement and the consummation by Tempranillo and Merger Sub of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger and Tempranillo Charter Amendment with the Delaware Secretary and compliance with the other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which Tempranillo and Merger Sub are qualified as foreign corporations to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act, (iii) the filing with the SEC of (A) the Joint Proxy Statement/Prospectus, (B) the Registration Statement and (C) any other filings and reports that may be required in connection with this Agreement, the Voting Agreement and the Transactions under the Exchange Act, (iv) compliance with any rule or regulation of the NYSE and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect.

Section 5.05.      Non-contravention. The execution, delivery and performance by Tempranillo and Merger Sub of this Agreement and the consummation by Tempranillo and Merger Sub of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of Tempranillo or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.04, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or guaranteeing of rights or entitlements (including any acceleration payments or rights of a holder of a security of Tempranillo or any of its Subsidiaries to require Tempranillo or any of its Subsidiaries to acquire such security) or cancellation (in each case, with or without notice or lapse of time or both) under any Specified Tempranillo Contract or Tempranillo Lease Agreement to which Tempranillo, Merger Sub or any other Subsidiary of Tempranillo is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of Tempranillo or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Tempranillo Liens) on any rights, property or asset of Tempranillo or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect.

Section 5.06.      Capitalization.

(a)               The authorized capital stock of Tempranillo consists of 150,000,000 shares of Tempranillo Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share, of Tempranillo (“Tempranillo Preferred Stock”). The rights and privileges of Tempranillo Common Stock and Tempranillo Preferred Stock are as set forth in Tempranillo’s Sixth Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on May 25, 2017. As of the Closing Date, following the Tempranillo Charter Amendment, the authorized capital stock of Tempranillo shall consist of 300,000,000 shares of Tempranillo Common Stock and 1,000,000 shares of Tempranillo Preferred Stock. At the close of business on the Capitalization Date, (i) 81,648,132 shares of Tempranillo Common Stock were issued, (ii) 81,648,132 shares of Tempranillo Common Stock were outstanding, and 0 shares of Tempranillo Common Stock were held by Tempranillo in its treasury, (iii) 4,645,278 Tempranillo Stock Options, with a weighted average exercise price of $14.81, representing the right to purchase (subject to the terms thereof) an aggregate of 4,645,278 shares of Tempranillo Common Stock, were issued and outstanding, of which 2,471,503 are vested, with a weighted average exercise price of $21.47, (iv) 1,791,782 Tempranillo RSUs were issued and outstanding, (v) 111,199 Tempranillo PSUs were issued and outstanding based on target level achievement, (vi) 30,132 Tempranillo DSUs were issued and outstanding and (vii) no shares of Tempranillo Preferred Stock were issued and outstanding or held by Tempranillo in treasury. All outstanding shares of capital stock of Tempranillo have been, and all shares of Tempranillo Common Stock that may be issued pursuant to any Tempranillo Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be fully paid, nonassessable and free of preemptive or similar rights. No Subsidiary of Tempranillo owns any shares of capital stock of Tempranillo. As of the Capitalization Date, (x) 9,899,222 shares of Tempranillo Common Stock were reserved for issuance pursuant to the Tempranillo Stock Plans and (y) 562,716 shares of Tempranillo Common Stock were reserved for issuance under the Tempranillo 2015 Employee Stock Purchase Plan (the “Tempranillo ESPP”).

(b)               Tempranillo has Made Available to Lafite, as of the Capitalization Date, a complete and correct list of (i) all outstanding Tempranillo Stock Options, including the number of shares of capital stock subject to such award, the name or employee identification number of the holder thereof, the grant date, vesting schedule and the exercise or purchase price per share, (ii) all outstanding Tempranillo RSUs, including the number of shares subject to each award of Tempranillo RSUs, the name or employee identification number of the holder, the grant date and vesting schedule, (iii) all outstanding Tempranillo PSUs, including the number of shares subject to each award of Tempranillo PSUs based on target level achievement, the name or employee identification number of the holder, the grant date and vesting schedule and (iv) all outstanding Tempranillo DSUs, including the number of shares of Tempranillo Common Stock subject to each award of Tempranillo DSUs, the name or the employee identification number of the holder, the grant date and vesting schedule. The Tempranillo Stock Plans and the Tempranillo ESPP are the only plans or programs Tempranillo or any of its Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Tempranillo Stock Options, Tempranillo RSUs, Tempranillo PSUs and Tempranillo DSUs have been granted under the Tempranillo Stock Plans or otherwise, other than options granted under the Tempranillo ESPP. With respect to each grant of a Tempranillo Equity Award, (x) each such grant was made in accordance with the terms of the applicable Tempranillo Stock Plan and Applicable Law (including the rules of the NYSE or any other applicable stock exchange and the terms of any applicable securities listing agreement), (y) each such grant was properly accounted for in accordance with GAAP in the Tempranillo SEC Documents (including financial statements) and all other Applicable Laws and (z) each Tempranillo Stock Option has an exercise price per Share equal to or greater than the fair market value of a share of Tempranillo Common Stock on the date of such grant and a grant date identical to the date the Tempranillo Board or the Compensation Committee of the Tempranillo Board approved as the grant date for such Tempranillo Stock Option, which approval was in no case after such grant date.

(c)               Except as set forth in this Section 5.06 and for changes since the Capitalization Date resulting from the exercise or settlement of Tempranillo Equity Awards outstanding on such date or granted after such date in compliance with the terms of this Agreement, there are, as of the date of this Agreement, no outstanding (i) shares of capital stock or other voting securities of or ownership interests in Tempranillo, (ii) securities of Tempranillo or its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of Tempranillo or any of its Subsidiaries, (iii) options, warrants, calls or other rights or arrangements to acquire from Tempranillo or any of its Subsidiaries or other obligations or commitments of Tempranillo or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, Tempranillo or any of its Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Tempranillo or any of its Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Tempranillo Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Tempranillo or any of its Subsidiaries is a party or by which Tempranillo or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Tempranillo or any of its Subsidiaries or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or Indebtedness of Tempranillo or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of Tempranillo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Tempranillo Securities or any of the capital stock of the Subsidiaries of Tempranillo. No Subsidiary of Tempranillo owns any Tempranillo Securities.

(d)               Other than the Tempranillo Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Tempranillo having the right to vote (or, other than the outstanding Tempranillo Stock Options, Tempranillo RSUs, Tempranillo PSUs, Tempranillo DSUs and options to purchase shares of Tempranillo Common Stock under the Tempranillo ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Tempranillo may vote.

(e)               As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned beneficially and of record by Tempranillo, free and clear of all Liens and transfer restrictions except for Liens or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities or obligations other than as contemplated hereby or otherwise incidental or ancillary to the Transactions.

(f)                At the Closing Tempranillo, together with its Subsidiaries, will have all funds necessary for the payment of the aggregate Cash Consideration in respect of the Merger as provided in Article 2.

Section 5.07.      Subsidiaries.

(a)               Subsidiary Capital Stock. Neither Tempranillo nor any of its Subsidiaries (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than Tempranillo or its Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution or loan to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Subsidiaries of Tempranillo have been duly authorized and validly issued and are fully paid, nonassessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right, and all such shares, securities or interests are owned by Tempranillo or by its Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights. Any dissolution by Tempranillo of any Person which was formerly a Subsidiary of Tempranillo and which Tempranillo dissolved prior to the date of this Agreement was performed in compliance in all material respects with all Applicable Law, and there is no continuing liability or obligation of Tempranillo in respect of any such Person or dissolution, whether contingent or otherwise.

(b)               Organization; Qualification. Section 5.07(b) of the Tempranillo Disclosure Letter identifies each Subsidiary of Tempranillo and indicates its jurisdiction of organization. Each such Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to carry on its business as currently conducted and to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect. Tempranillo has Made Available to Lafite complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries. No Subsidiary of Tempranillo is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect.

Section 5.08.      SEC Filings and the Sarbanes-Oxley Act.

(a)               Since December 31, 2019, Tempranillo has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by Tempranillo to the SEC (the documents referred to in this Section 5.08(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Tempranillo SEC Documents”). Tempranillo has Made Available to Lafite true, correct and complete unredacted copies of all documents filed as exhibits to the Tempranillo SEC Documents. No Subsidiary of Tempranillo is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)               As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Tempranillo SEC Document complied, and each such Tempranillo SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Tempranillo SEC Documents.

(c)               As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Tempranillo SEC Document filed on or prior to the date hereof did not, and each such Tempranillo SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representations and warranties set forth in Section 4.10 are true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Tempranillo SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Tempranillo SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)               As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by Tempranillo from the SEC with respect to the Tempranillo SEC Documents and (ii) to Tempranillo’s Knowledge, none of the Tempranillo SEC Documents is the subject of any ongoing review by the SEC.

(e)               Neither Tempranillo nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Tempranillo and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(f)                With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Tempranillo SEC Documents, the chief executive officer and chief financial officer of Tempranillo have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, Tempranillo has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Tempranillo SEC Documents filed prior to the date of this Agreement. Tempranillo is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.

Section 5.09.      Financial Statements; Internal Controls.

(a)               The Tempranillo Audited Financial Statements and the Tempranillo Unaudited Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of Tempranillo and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of Tempranillo and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of the Tempranillo Unaudited Financial Statements, to normal year-end adjustments and the absence of notes).

(b)               Tempranillo maintains, and since January 1, 2018 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Tempranillo’s financial reporting and the preparation of the Tempranillo Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Tempranillo; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Tempranillo Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Tempranillo that could have a material effect on the financial statements. Tempranillo’s management has completed an assessment of the effectiveness of Tempranillo’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and, except as set forth in the Tempranillo SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to Tempranillo’s independent public accounting firm and audit committee of the Tempranillo Board (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Tempranillo’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Tempranillo’s internal control over financial reporting. Since December 31, 2019, neither Tempranillo nor, to Tempranillo’s Knowledge, Tempranillo’s independent registered public accounting firm, has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by Tempranillo that would reasonably be expected to be adverse to Tempranillo’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of Tempranillo and its Subsidiaries who have a significant role in Tempranillo’s internal control over financial reporting.

(c)               Tempranillo’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by Tempranillo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Tempranillo’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Tempranillo required under the Exchange Act with respect to such reports.

(d)               Since January 1, 2018, Tempranillo has not received or otherwise had or obtained Tempranillo’s Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Tempranillo or its internal accounting controls, including any material complaint, allegation, assertion or claim that Tempranillo has engaged in questionable accounting or auditing practices.

Section 5.10.      Disclosure Documents. None of the information to be supplied by or on behalf of Tempranillo or Merger Sub for inclusion in the Joint Proxy Statement/Prospectus or the Registration Statement will (i) in the case of the Registration Statement (or any amendment thereof or supplement thereto), at the time such document is filed with the SEC and as of the date of the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), as of the time it is first mailed to the stockholders of Lafite and Tempranillo and as of the date of the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, in the case of each of the foregoing clauses (i) and (ii), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus, and each document required to be filed by Tempranillo with the SEC in connection with the Merger, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Tempranillo or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Lafite in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 5.11.      Absence of Certain Changes. Since December 31, 2019 and through the date of this Agreement, (a) Tempranillo and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any action taken by Tempranillo or any of its Subsidiaries that, if taken during the Pre-Closing Period without Tempranillo’s consent, would constitute a breach of Section 7.01 and (c) there has not been a Tempranillo Material Adverse Effect.

Section 5.12.      No Undisclosed Liabilities. Tempranillo and its Subsidiaries do not have any Liabilities, except for: (a) Liabilities disclosed, reflected or reserved against in the Tempranillo Financial Statements or the notes thereto included in the Tempranillo SEC Documents filed prior to the date of this Agreement; (b) Liabilities incurred in connection with the Transactions; (c) Liabilities for performance of obligations of Tempranillo and its Subsidiaries under Contracts set forth on the Tempranillo Disclosure Letter (other than resulting from any breach or acceleration thereof); and (d) Liabilities that would not reasonably be expected to have a Tempranillo Material Adverse Effect.

Section 5.13.      Litigation. As of the date of this Agreement, (a) there is no Proceeding pending against or, to Tempranillo’s Knowledge, threatened against, Tempranillo or any of its Subsidiaries or any of their respective properties or assets and (b) neither Tempranillo nor any of its Subsidiaries is subject to any Order, and to Tempranillo’s Knowledge, no such Order is threatened to be imposed, except which, in the case of either of clauses (a) or (b), as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.

Section 5.14.      Compliance with Applicable Law; Permits.

(a)               Since January 1, 2018, Tempranillo and each of its Subsidiaries are and have been in compliance with all Applicable Law and Orders, except where any instances of non-compliance has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Since January 1, 2018, neither Tempranillo nor any of its Subsidiaries has received any written notice (i) of, or to Tempranillo’s Knowledge, any other communication regarding, any Proceeding by any Governmental Authority relating to Tempranillo or any of its Subsidiaries or (ii) to Tempranillo’s Knowledge, any other communication from any Governmental Authority alleging that Tempranillo or any of its Subsidiaries are not in compliance with any Applicable Law or Order, in either case, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.

(b)               Except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect, (i) each of Tempranillo and its Subsidiaries has in effect all Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) to Tempranillo’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits.

Section 5.15.      Anticorruption Matters; Sanctions.

(a)               Neither Tempranillo nor any of its Subsidiaries nor, to Tempranillo’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of Tempranillo or any of its Subsidiaries) has directly or indirectly (i) used or knowingly offered any funds (whether of Tempranillo or any of its Subsidiaries or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or knowingly offered to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or accepted such payment, (iii) made or knowingly offered to make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (iv) violated any provision of any Anticorruption Laws, Sanctions Laws or any rules or regulations promulgated thereunder or any anti-money laundering laws or any rules or regulations promulgated thereunder or any Applicable Law of similar effect, except, in each case, as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Since January 1, 2016, neither Tempranillo nor any of its Subsidiaries have received any written communication that alleges any of the foregoing, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Tempranillo and its Subsidiaries have instituted and maintain and operate an effective compliance program as well as internal controls, policies and procedures reasonably designed to prevent and detect violations of Anticorruption Laws and Sanctions Laws, including through a system of internal financial and business controls, in each case in conformance with applicable standards to ensure compliance with Anticorruption Laws and Sanctions Laws.

(b)               Neither Tempranillo nor any of its Subsidiaries nor, to Tempranillo’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of Tempranillo or any of its Subsidiaries): (i) is currently nor has been since January 1, 2016 the subject of (A) any action, investigation or inquiry alleging a violation, or possible violation, of any Anticorruption Law or Sanctions Law, or (B) the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of any Anticorruption Law or Sanctions Law; or (ii) has, since January 1, 2016, improperly or inaccurately recorded in any books and records (A) any payments, cash, contributions, gifts, hospitalities or entertainment to any foreign or domestic government official or employee or any political party or party official or candidate for political office or (B) other expenses related to political activity or lobbying, except, in each case, as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.

(c)               Neither Tempranillo nor any of its Subsidiaries, nor any director or officer of Tempranillo or any of its Subsidiaries, is a Sanctioned Person. To Tempranillo’s Knowledge, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of Tempranillo. Tempranillo and its Subsidiaries do not have, and have not since January 1, 2016 had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.

Section 5.16.      Specified Tempranillo Contracts.

(a)               As of the date of this Agreement, neither Tempranillo nor any of its Subsidiaries is a party to any Contract required to be filed by Tempranillo as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the “Filed Tempranillo Contracts” and together with the Contracts of the type described in Section 5.16(b), the “Specified Tempranillo Contracts”) that has not been so filed.

(b)               Prior to the date of this Agreement, Tempranillo has Made Available to Lafite true and complete copies of each Specified Tempranillo Contract, together with all modifications and amendments thereto:

(i)                 each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of Tempranillo or any of its Subsidiaries, in each case, in excess of $2,000,000, is outstanding or may be incurred, other than any such Contract between or among any of Tempranillo and any of its Subsidiaries;

(ii)              each material Contract with respect to which Tempranillo or any of its Subsidiaries has any continuing material obligations relating to the acquisition or disposition by Tempranillo or any of its Subsidiaries of properties or assets, except for acquisitions and dispositions of properties and assets in the ordinary course of business consistent with past practice;

(iii)            each Contract of Tempranillo or any of its Subsidiaries that (A) grants an Exclusive Right with respect to any product or service provided by Tempranillo, (B) restricts in any way the ability of Tempranillo or any of its Affiliates (including post-Closing) to compete with any business or in any geographical area or to solicit customers or (C) grants “most favored nation” status with respect to any material obligations that, after the Effective Time, would run to the favor of any person (other than Tempranillo, a wholly-owned Subsidiary of Tempranillo or a wholly-owned Subsidiary of Lafite), in each case under clauses (A), (B) or (C) (and the defined terms therein) that would limit in any material respect the operation of Tempranillo and its Subsidiaries, taken as a whole (or that after the Effective Time, would purport to limit any of Tempranillo’s Affiliates);

(iv)             each material Contract to which Tempranillo or any of its Subsidiaries is a party pursuant to which Tempranillo or any of its Subsidiaries grants or receives a material license, covenant not to sue, or other material right to any Intellectual Property (except for (A) non-exclusive licenses to off-the-shelf commercially available Software or Contracts for information technology services, including software-as-a-service, infrastructure-as-a-service or platform-as-a-service, in each case, that are not material to the business of Tempranillo and its Subsidiaries, taken as a whole, or (B) non-exclusive licenses granted by Tempranillo or any of its Subsidiaries pursuant to non-disclosure, customer, channel partner or reseller agreements entered in the ordinary course of business);

(v)           each Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of Tempranillo or any of its Subsidiaries, in each case, that would limit in any material respect the operation of Tempranillo and its Subsidiaries, taken as a whole (or that after the Effective Time, would purport to limit any of Tempranillo’s Affiliates) (in each case, for the avoidance of doubt, other than any non-exclusive licenses under Intellectual Property);

(vi)          each material Contract of Tempranillo or any of its Subsidiaries that relates to a partnership, joint venture, strategic alliance, or similar arrangement;

(vii)          each material Contract with any Governmental Authority; and

(viii)        any other Contract that is reasonably expected to result in the payment or receipt of more than $2,000,000 by Tempranillo or any of its Subsidiaries during Tempranillo’s current fiscal year.

(c)               Each Specified Tempranillo Contract is in full force and effect and is a valid and binding agreement enforceable against Tempranillo or any of its Subsidiaries party thereto and, to Tempranillo’s Knowledge, any other party thereto in accordance with its terms and is not subject to any claims, charges, set-offs or defenses, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, except where the failure of such Contract to be valid, binding, enforceable or in full force and effect, has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Neither Tempranillo nor any of its Subsidiaries party to any Specified Tempranillo Contract is in breach of or default under, or as of the date of this Agreement has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Tempranillo Contract, and as of the date hereof and to Tempranillo’s Knowledge, no other party to any Specified Tempranillo Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Tempranillo Contract, except in each case as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. To Tempranillo’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by Tempranillo, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of Tempranillo under any Specified Tempranillo Contract, except, in the case of clauses (i), (ii) and (iii), as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. To Tempranillo’s Knowledge, there are no oral Specified Tempranillo Contracts.

Section 5.17.      Taxes. Except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect:

(a)               (i) Tempranillo and each of its Subsidiaries have filed all Tax Returns required by Applicable Law to be filed by Tempranillo or any of its Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are true, correct and complete in all respects; and (iii) Tempranillo and each of its Subsidiaries have collected, paid or withheld (or have had collected, paid or withheld on their behalf) all Taxes required to be collected, paid or withheld (whether or not shown on any Tax Return);

(b)               the most recent Tempranillo Financial Statements reflect an adequate reserve in accordance with GAAP for potential amounts of all Taxes payable by Tempranillo and its Subsidiaries for taxable periods and portions thereof accrued through the date of such Financial Statements and since the date of such Financial Statements, neither Tempranillo nor any of its Subsidiaries has incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by Tempranillo and its Subsidiaries;

(c)               neither Tempranillo nor any of its Subsidiaries has requested, granted or agreed to any extension or waiver of the statute of limitations period applicable to any Tax Return of Tempranillo or any of its Subsidiaries (whether or not filed), which period (after giving effect to such extension or waiver) has not yet expired;

(d)               (i) no deficiencies for Taxes with respect to Tempranillo or any of its Subsidiaries have been claimed, proposed or assessed in writing or, to Tempranillo’s Knowledge, otherwise, by any Taxing Authority; (ii) there is no Proceeding in progress, pending or threatened in writing against or with respect to Tempranillo or any of its Subsidiaries in respect of any Tax; and (iii) no claim has been made in writing or, to Tempranillo’s Knowledge, otherwise, by a Taxing Authority in a jurisdiction where Tempranillo or any of its Subsidiaries does not file Tax Returns of a certain type that Tempranillo or any of its Subsidiaries is or may be subject to taxation of such type or required to file Tax Returns of such type in that jurisdiction;

(e)               there are no Liens for Taxes on any assets of Tempranillo or any of its Subsidiaries, other than Permitted Tempranillo Liens;

(f)                neither Tempranillo nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law);

(g)               (i) neither Tempranillo nor any of its Subsidiaries is or has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which Tempranillo or any of its Subsidiaries is or was the common parent) and (ii) neither Tempranillo nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Tempranillo or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, or by Contract (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business);

(h)               there are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving Tempranillo or any of its Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among Tempranillo and its Subsidiaries;

(i)                 neither Tempranillo nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the two (2)-year period ending on the date hereof or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger;

(j)                 neither Tempranillo nor any of its Subsidiaries is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of Tempranillo or any of its Subsidiaries following the Closing; and

(k)               neither Tempranillo nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Except insofar as Section 5.18 relates to Taxes, the representations and warranties made by Tempranillo in this Section 5.17 are the sole and exclusive representations and warranties made by Tempranillo regarding Taxes or other Tax matters.

Section 5.18.      Employee Benefit Plans.

(a)               Prior to the date hereof, Tempranillo has Made Available to Lafite a correct and complete list identifying each material Tempranillo Employee Plan; provided that forms of offer letters, employment agreements or service agreements (rather than each individual offer letter, employment agreement and service agreement) shall be included in such list. “Tempranillo Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, welfare benefits including in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy that is maintained, administered or contributed to by Tempranillo or any of its Subsidiaries for the benefit of or relating to any current or former employee, individual consultant, individual independent contractor, officer or director of Tempranillo or any of its Subsidiaries (collectively, “Tempranillo Employees”), or with respect to which Tempranillo or any of its Subsidiaries has any Liability, other than any plan, policy, program or arrangement mandated by Applicable Law.

(b)               Prior to the date hereof, with respect to each material Tempranillo Employee Plan, Tempranillo has Made Available to Lafite complete and accurate copies, to the extent applicable to such Tempranillo Employee Plan, of: (i) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (ii) the most recent determination letter (or, if applicable, advisory or opinion letter), if any, from the IRS; (iii) all material correspondence to or from any Governmental Authority received in the last year with respect to any such Tempranillo Employee Plan and (iv) the plan documents and summary plan descriptions and any material modifications thereto, and all related trust documents, insurance contracts or other funding vehicles, or a written description of the material terms (if not in writing); provided that, forms of offer letters, employment agreements or service agreements (rather than each individual offer letter, employment agreement and service agreement) shall be required to be provided to the extent such forms do not materially deviate from any such offer letters, employment agreements or service agreements that are outstanding.

(c)               Neither Tempranillo nor any ERISA Affiliate of Tempranillo sponsors, maintains or contributes to (or is obligated to contribute to) or in the last six (6) years has sponsored, maintained or contributed to (or has been obligated to contribute to) any (i) plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA, (iii) multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA or (iv) multiple employer plan (as defined in Section 4063 or 4064 of ERISA).

(d)               Each Tempranillo Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Tempranillo Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS, no such determination letter has been revoked and revocation has not been threatened, and to Tempranillo’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be revoked or not be issued or that would otherwise materially adversely affect the qualified status of any such Tempranillo Employee Plan. Each Tempranillo Employee Plan has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by Applicable Law, except where such noncompliance has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.

(e)               Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event), (i) cause any payment, severance or benefit to become due or payable, or required to be provided, to any Tempranillo Employee, (ii) increase the amount or value of any benefit, compensation, severance or other material obligation otherwise payable or required to be provided to any such Tempranillo Employee, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)                Neither Tempranillo nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of Tempranillo or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision and at the sole expense of such individual.

(g)               Each Tempranillo Employee Plan is in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from Tempranillo or any of its Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(h)               There is no action, suit, investigation, audit or proceeding pending against or involving or, to Tempranillo’s Knowledge, threatened against or involving, any Tempranillo Employee Plan, the assets of any trust under any Tempranillo Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Tempranillo Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.

(i)                 To the extent applicable, all Tempranillo Employee Plans maintained primarily for the benefit of Tempranillo Employees outside of the United States comply with Applicable Law, and all such plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

Section 5.19.      Labor and Employment Matters.

(a)               Except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect, Tempranillo and each of its Subsidiaries is in compliance with all Applicable Law respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to Tempranillo Employees. Tempranillo and each of its Subsidiaries maintains, and has maintained, a valid Form I-9 for each of its U.S. employees.

(b)               As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices or actions of Tempranillo or any of its Subsidiaries or, to Tempranillo’s Knowledge, threatened against Tempranillo or any of its Subsidiaries and (ii) to Tempranillo’s Knowledge, no complaints or charges relating to employment practices or actions of Tempranillo or any of its Subsidiaries have been made to any Governmental Authority or submitted to Tempranillo or any of its Subsidiaries. Since January 1, 2018, neither Tempranillo nor any of its Subsidiaries has had, and as of the date of this Agreement does not have, any material direct or indirect liability with respect to any misclassification of any person as an independent contractor or contingent worker rather than as an “employee,” or with respect to any Tempranillo Employee leased from another employer.

(c)               Since January 1, 2018, Tempranillo has not engaged in any “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act or any similar foreign, state, provincial or local Applicable Laws).

(d)               Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any Tempranillo Employee with the title of director, vice president or above through Lafite’s anonymous employee hotline or any formal human resources communication channels at Tempranillo, and (ii) there are no actions, suits, investigations or other Proceedings pending or, to Tempranillo’s Knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct by any Tempranillo Employee with the title of director, vice president or above. Since January 1, 2018, neither Tempranillo nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any Tempranillo Employee with the title of director, vice president or above.

(e)               Neither Tempranillo nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. Neither the execution nor delivery of this Agreement nor the consummation of the Transactions entitle any union, works council or like organization to any information, consent, consultation, renegotiation or other similar rights or entitle any such Person to any payments under an applicable labor agreement or Applicable Law. Tempranillo and its Subsidiaries have complied in all material respects with all information, consent, consultation, renegotiation and other similar requirements in respect of any applicable labor agreement or Applicable Law with which Tempranillo or any of its Subsidiaries are required to comply in connection with execution or delivery of this Agreement or the consummation of the Transactions. To Tempranillo’s Knowledge, since January 1, 2018, no Tempranillo Employee has claimed or asserted that Tempranillo or any of its Subsidiaries has failed to comply in all material respects with any information, consent, consultation, renegotiation or other requirement or obligation in respect of any applicable labor agreement or Applicable Law.

(f)                As of the date hereof, (i) to Tempranillo’s Knowledge, there is no organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Tempranillo or any of its Subsidiaries and (ii) neither Tempranillo nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. As of the date hereof, there is no pending or, to Tempranillo’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving Tempranillo or any of its Subsidiaries or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages since January 1, 2018.

Section 5.20.      Insurance Policies. Except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect, all insurance policies of Tempranillo and its Subsidiaries relating to the business, assets and operations of Tempranillo and its Subsidiaries are in full force and effect, are sufficient to comply with Applicable Law and provide insurance in such amounts and against such risks as Tempranillo reasonably has determined to be prudent, taking into account the industries in which Tempranillo and its Subsidiaries operate, no notice of cancellation or modification has been received by Tempranillo or any of its Subsidiaries, and there is no existing default or event which, and Tempranillo and its Subsidiaries have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 5.21.      Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect:

(a)               the operations, business, assets, the Tempranillo Leased Property and any other real property of Tempranillo and its Subsidiaries have at all times been in compliance with all Environmental Law, which compliance has included obtaining, maintaining and complying with any Environmental Permits, and neither Tempranillo nor any of its Subsidiaries has received any notice of nonrenewal, suspension or termination of any Environmental Permits;

(b)               neither Tempranillo nor any of its Subsidiaries is or has since January 1, 2018, been subject to any pending or, to Tempranillo’s Knowledge, threatened claim, Proceeding or Order, in each case relating to or arising under Environmental Law or Environmental Permits or relating to Hazardous Substances; and

(c)               there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by Tempranillo or any of its Subsidiaries under any Environmental Law.

Section 5.22.      Intellectual Property.

(a)               Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, (i) Tempranillo or a Subsidiary of Tempranillo is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Tempranillo Liens) all Tempranillo Owned IP, and is licensed or otherwise has the right to use all other Intellectual Property used in the conduct of the respective businesses of Tempranillo and its Subsidiaries as currently conducted; and (ii) the execution, delivery and performance of this Agreement or the consummation of the Transactions will not result in a loss of rights by Tempranillo and its Subsidiaries in, to or under the Tempranillo Intellectual Property. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, as of the date of this Agreement, all of the registrations and issuances of Intellectual Property included in the Tempranillo Owned IP are subsisting and, to Tempranillo’s Knowledge, in full force and effect and, with respect to Patents and Trademarks, valid and enforceable.

(b)               Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, as of the date of this Agreement, no claims or other suits, actions or other Proceedings are pending or, to Tempranillo’s Knowledge, threatened in writing against Tempranillo or any of its Subsidiaries alleging that Tempranillo or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, or that contest the validity, scope, use, ownership or enforceability of any of the Tempranillo Owned IP or Exclusively Licensed IP of Tempranillo.

(c)               Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, since January 1, 2018, Tempranillo’s and its Subsidiaries’ use of any Tempranillo Intellectual Property, the operation of Tempranillo’s and its Subsidiaries’ respective businesses and their respective products and services, have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person.

(d)               Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, to Tempranillo’s Knowledge, since January 1, 2018, no Person has infringed, misappropriated, diluted or otherwise violated any Tempranillo Owned IP or any Exclusively Licensed IP of Tempranillo. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, the Tempranillo Owned IP and, to Tempranillo’s Knowledge, Exclusively Licensed IP of Tempranillo, are not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the businesses of Tempranillo and its Subsidiaries as currently conducted.

(e)               Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, Tempranillo and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of their Trade Secrets. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, to Tempranillo’s Knowledge, such Trade Secrets have not been disclosed to any Person except pursuant to written Contracts containing an obligation to maintain the confidentiality of such Trade Secrets.

(f)                Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, Tempranillo and its Subsidiaries are in compliance with the terms and conditions of all licenses for Open Source Materials used by Tempranillo and its Subsidiaries in any way. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, no proprietary Software source code included in the Tempranillo Owned IP is obligated to be disclosed or made available free of charge to any Person as a result of Tempranillo’s or any of its Subsidiaries’ use of Open Source Materials.

(g)               Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, neither Tempranillo nor any of its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates Tempranillo or any of its Subsidiaries to grant or offer to any other Person any license or other right to any Tempranillo Owned IP or Exclusively Licensed IP of Tempranillo.

Section 5.23.      Data Privacy and Security.

(a)               Since January 1, 2018, the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution or dissemination by Tempranillo and its Subsidiaries of any Personal Data are and have been in compliance in all material respects with the Privacy Requirements, except where any instances of non-compliance have not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.

(b)               Tempranillo and its Subsidiaries maintain commercially reasonable policies, procedures, trainings, and security measures with respect to the physical and electronic security and privacy of Personal Data that are designed to achieve compliance with the Privacy Requirements, and Tempranillo and its Subsidiaries are in compliance with such policies and procedures, except as have not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect. Since January 1, 2018, there have been no material breaches or material violations of any such security measures, or any unauthorized access of any Personal Data or Tempranillo’s or its Subsidiaries’ business data by any Third Party. As of the date of this Agreement, no written claim or other Proceeding is pending against Tempranillo or any of its Subsidiaries, nor to Tempranillo’s Knowledge, threatened, relating to any such obligation, policy, Applicable Law in relation to Personal Data or any breach or alleged breach thereof, except as has not had, and would not reasonably be expected to have, a Tempranillo Material Adverse Effect.

(c)               Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, to Tempranillo’s Knowledge, as of the date of this Agreement, the IT Assets owned by, or used and controlled by, Tempranillo and its Subsidiaries (i) operate and perform as required by Tempranillo and its Subsidiaries in connection with the conduct of their respective businesses, (ii) since January 1, 2018, have not malfunctioned or failed (except for malfunctions or failures that have been fully remedied) and (iii) are free from bugs and other defects and do not contain any “virus”, “worm”, “spyware” or other malicious Software. Except as would not reasonably be expected to have a Tempranillo Material Adverse Effect, to Tempranillo’s Knowledge, since January 1, 2018, no Person has gained unauthorized access to the IT Assets owned by, or used and controlled by, Tempranillo and its Subsidiaries.

(d)               To the Knowledge of Tempranillo, Tempranillo and its Subsidiaries have executed current and valid Business Associate Agreements with each (i) customer that, to the Knowledge of Tempranillo, is a “covered entity” (as defined by HIPAA and the corresponding regulations) and (ii) “subcontractor” (as defined by HIPAA and the corresponding regulations). Tempranillo and its Subsidiaries are in material compliance with such Business Associate Agreements and, to the Knowledge of Tempranillo, no covered entity or subcontractor has materially breached any such Business Associate Agreement with Tempranillo or any of its Subsidiaries.

(e)              To the extent Tempranillo or any of its Subsidiaries has de-identified user data, Tempranillo and its Subsidiaries have obtained all rights necessary to undertake de-identification of such user data and has de-identified such user data in accordance with the requirements of HIPAA and other Privacy Requirements. To the extent Tempranillo and its Subsidiaries have used de-identified data, Tempranillo and its Subsidiaries have obtained all rights necessary for the use of such de-identified data.

Section 5.24.            Property.

(a)              Neither Tempranillo nor any of its Subsidiaries owns any real property.

(b)              Except as has not had, or would reasonably be expected to have, a Tempranillo Material Adverse Effect, (i) Tempranillo and its Subsidiaries have good and marketable title to, or in the case of each parcel of real property and tangible assets leased or otherwise used by Tempranillo or any of its Subsidiaries have valid leasehold interests in, all of their properties and tangible assets, free and clear of all Liens, except for Permitted Tempranillo Liens, (ii) each lease, sublease or license (each, a “Tempranillo Lease Agreement”) under which Tempranillo or any of its Subsidiaries leases, subleases or licenses any real property (such real property, a “Tempranillo Leased Property”) is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of Tempranillo or its Subsidiary (as the case may be) and, to Tempranillo’s Knowledge, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against Tempranillo or its Subsidiaries (as the case may be) and, to Tempranillo’s Knowledge, each of the other parties thereto (except for such Tempranillo Lease Agreements that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of Tempranillo or any of its Subsidiaries, such termination must be in the ordinary course of business), (iii) neither Tempranillo nor any of its Subsidiaries, nor, to Tempranillo’s Knowledge, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Tempranillo Lease Agreement, (iv) neither Tempranillo nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Tempranillo Lease Agreement, and (v) with respect to each Tempranillo Leased Property, neither Tempranillo nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Tempranillo Leased Property or any portion thereof, or otherwise assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein.

Section 5.25.            Health Regulatory Matters. Except as has not had, or would reasonably be expected to have, a Tempranillo Material Adverse Effect:

(a)              Each of Tempranillo and its Subsidiaries is, and in each case since January 1, 2018 has been, in compliance with all Health Care Laws.

(b)              As of the date hereof, neither Tempranillo nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging noncompliance with or a violation of any Health Care Law and there are no investigations (except routine audits), suits, claims, actions or proceedings pending, or to the Knowledge of Tempranillo, threatened against Tempranillo alleging a violation of any Health Care Law.

(c)              Each of Tempranillo and its Subsidiaries has adopted and implemented policies, procedures, and trainings programs reasonably designed to assure that its respective directors, officers, employees and agents are in compliance with all applicable Health Care Laws, including with respect to state licensure of healthcare professionals, corporate practice of medicine requirements, and FDA limitations regarding the operation and promotion of software as a medical device, and Tempranillo and its Subsidiaries regularly seek advice of outside legal counsel knowledgeable of the same.

(d)              Neither Tempranillo nor any of its Subsidiaries nor, to Tempranillo’s Knowledge, any of their respective officers or employees (in each case, acting in his or her capacity as an officer or employee of Tempranillo or any of its Subsidiaries), has:

(i)                 been suspended, debarred or convicted of any crime or offense, or engaged in any conduct that would reasonably be expected to result in any such suspension, disbarment or conviction under or related to any federal or state healthcare program, U.S.C. Section 1320a-7 or any similar Applicable Law;

(ii)                been excluded, suspended or otherwise declared ineligible for, federal or state healthcare program participation, including without limitation Persons identified on the General Services Administration’s List of Parties Excluded from federal programs or the HHS/OIG List of Excluded Individuals/Entities; or

(iii)               engaged in any activity that is a violation of, or is cause for civil penalties, suspension, disbarment, or mandatory or permissive exclusion under Health Care Laws. Tempranillo regularly screens officers, employees, Representatives and agents consistent with industry practices for such convictions, exclusions, suspensions, debarments or restrictions.

(e)              Each of Tempranillo and its Subsidiaries has, and operates in strict compliance with, an operational healthcare compliance program that: (i) governs all employees and contractors, including sales representatives; (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs; and (iii) addresses compliance with all applicable Health Care Laws. Tempranillo regularly seeks advice of outside legal counsel knowledgeable of Health Care Laws on activities within the scope of such compliance program and undertakes such activities consistent with that advice.

(f)               Neither Tempranillo nor any of its Subsidiaries currently undertakes, or has ever undertaken, patient assistance or support programs or activities, including the provision of free drug to patients, co-pay assistance (provided directly by Tempranillo or any of its Subsidiaries to patients), access and insurance reimbursement support offered to patients, nurse hotline or care coordination services, and physician specialist locator services. Neither Tempranillo nor any of its Subsidiaries has made any donations nor provided any other financial support to any charitable organization or other third party that provides financial assistance to patients in meeting the costs of clinical care.

(g)              To the Knowledge of Tempranillo, there are no facts which would reasonably be expected to cause, and neither Tempranillo nor any of its Subsidiaries has received since January 1, 2018 any written notice from any Tempranillo Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any Tempranillo product or service, (ii) a change in the marketing classification of any Tempranillo product or service or (iii) a termination, enjoinment or suspension of the marketing, or distribution of any Tempranillo product or service.

(h)              Neither Tempranillo nor any of its Subsidiaries nor, to Tempranillo’s Knowledge, any authorized Person acting on their behalf has (i) made any untrue or fraudulent statement to a Tempranillo Regulatory Authority, or (ii) failed to disclose a material fact required to be disclosed to said Tempranillo Regulatory Authority.

(i)               All reimbursable Tempranillo products and services meet all applicable requirements of participation. To the extent Tempranillo or any of its Subsidiaries provides to customers or others reimbursement coding or billing advice regarding any Tempranillo product or service, such advice: (i) conforms to all applicable coding systems, (ii) includes a disclaimer advising recipients to contact individual payers to confirm coding and billing guidelines and (iii) is provided only with respect to Tempranillo products and services.

(j)               To the Knowledge of Tempranillo, all healthcare providers employed by or under contract with any professional association, professional corporation or other entity with which Tempranillo or any of its Subsidiaries has entered into an agreement have been and are duly licensed or certified to provide their respective health care services in each jurisdiction in which they practice and, where applicable, have and have had all necessary licenses, certifications, permits and/or registrations to order, store, prescribe and dispense prescription products including controlled substances, and are in compliance and at all times have complied in all material respects with the terms of all applicable licenses, certifications, permits and/or registrations. No Governmental Authority or other Person has challenged or, to the Knowledge of Tempranillo, threatened to challenge the legality or enforceability of the agreements between Tempranillo or any Subsidiary, on the one hand, and any professional association, professional corporation or other entity or healthcare provider, on the other hand. No Governmental Authority or Person has requested information, investigated, or otherwise contacted Tempranillo or any of its Subsidiaries or, to the Knowledge of Tempranillo, any professional association, professional corporation or other entity or healthcare provider with regard to the agreements between Tempranillo or any of its Subsidiaries, on the one hand, and any professional association, professional corporation or other entity or healthcare provider, on the other hand, with regard to the services provided by Tempranillo or any of its Subsidiaries to any such professional association, professional corporation or other entity or healthcare provider.

Section 5.26.            Interested Party Transactions. Except as disclosed in the Tempranillo SEC Documents, since December 31, 2019 through the date hereof, no event has occurred that would be required to be reported by Tempranillo pursuant to Item 404 of Regulation S-K.

Section 5.27.            Brokers’ Fees. Except for Lazard Frères & Co., whose fees and expenses shall be paid by Tempranillo or one of its Affiliates, no broker, finder, investment banker, financial advisor or other Person has been retained by or is authorized to act on behalf of Tempranillo or any of its Subsidiaries, their respective Affiliates, or any of their respective executive officers or directors in their capacities as executive officers or directors, or is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Tempranillo, Merger Sub, or any of their respective Affiliates.

Section 5.28.            Opinion of Financial Advisor. The Tempranillo Board has received the opinion of Lazard Frères & Co. to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and conditions set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Tempranillo. A signed copy of such opinion shall be delivered to Lafite as soon as practicable following the execution and delivery of this Agreement for information purposes only.

Section 5.29.            No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, none of Tempranillo, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Tempranillo, its Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Lafite or its Subsidiaries or any of their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and Tempranillo and Merger Sub hereby expressly disclaim any such other representations and warranties. Tempranillo and Merger Sub acknowledge and agree that, except for the representations and warranties made by Lafite in this Agreement (as qualified by the applicable items disclosed in the Lafite Disclosure Letter), neither Lafite nor any of its Representatives, Affiliates and equityholders (collectively, “Lafite Related Parties”) is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Lafite or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Lafite or any of its Subsidiaries or any other matter furnished or provided to Tempranillo or Merger Sub or Made Available to Tempranillo, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Tempranillo and Merger Sub are not relying upon and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that Lafite and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Tempranillo and Merger Sub have conducted their own independent investigation of Lafite and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding Lafite’s and its Subsidiaries’ businesses with the management of Lafite.

Article 6

COVENANTS OF LAFITE

Section 6.01.            Conduct of Lafite.

(a)              During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 10 and the Effective Time (the “Pre-Closing Period”), except for matters (w) set forth in Section 6.01 of the Lafite Disclosure Letter, (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Tempranillo (which consent shall not be unreasonably withheld, conditioned or delayed), Lafite shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its respective reasonable best efforts to (i) preserve intact its business organizations and relationships with third parties, and (ii) keep available the services of its officers and key employees.

(b)             Without limiting the generality of the foregoing in Section 6.01(a) and except for matters (w) set forth in Section 6.01 of the Lafite Disclosure Letter (with specific reference to the subsection of this Section 6.01(b) to which the information stated in such disclosure relates), (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Tempranillo (which consent shall not be unreasonably withheld, conditioned or delayed), Lafite shall not, nor shall it permit any of its Subsidiaries to:

(i)                 amend or adopt any amendment to or otherwise change or propose to amend the Organizational Documents of Lafite or the Organizational Documents of any of its Subsidiaries (whether by merger, consolidation or otherwise);

(ii)                issue, sell, grant, pledge, transfer, lease, dispose of, grant any Lien or otherwise encumber or enter into any Contract or other agreement with respect to the Lafite Securities or any other capital stock of Lafite or any capital stock of its Subsidiaries, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of Shares (A) upon the exercise of the Lafite Stock Options outstanding as of the date of this Agreement pursuant to existing Lafite Stock Plans or issued in accordance with Section 6.01(b)(xiv), or pursuant to the terms of the Lafite Restricted Stock, Lafite RSUs or Lafite PSUs that are outstanding on the date of this Agreement or issued in accordance with Section 6.01(b)(xiv), in each case, in accordance with the applicable Lafite Stock Plan’s and Lafite Equity Award’s terms as in effect on the date of this Agreement, (B) pursuant to the Lafite ESPP (subject to Section 2.06(e));

(iii)               propose or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of Lafite or any of its Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of Lafite or any of its Subsidiaries or consent to the filing of any bankruptcy petition against Lafite or any of its Subsidiaries under any similar Applicable Law;

(iv)              (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise), or enter into any agreement with respect to the voting of, Lafite’s or any of its Subsidiaries’ capital stock or other securities (other than dividends to Lafite or from one of its wholly owned Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Lafite Securities or capital stock of Lafite or any of its Subsidiaries, or otherwise change the capital structure of Lafite or any of its Subsidiaries, other than (1) for purposes of effecting a net exercise of any Lafite Stock Option outstanding as of the date of this Agreement in satisfaction of any exercise price or required tax withholdings, or net share withholding, or in connection with the vesting of any Lafite Restricted Stock, Lafite RSUs or Lafite PSUs outstanding as of the date of this Agreement in satisfaction of any required tax withholdings, or in connection with the forfeiture of any Lafite Stock Option, Lafite Restricted Stock, Lafite RSU or Lafite PSU, (2) between Lafite and a wholly owned Subsidiary thereof or between wholly owned Subsidiaries of Lafite or (3) the Special Dividend;

(v)               other than in the ordinary course of business consistent with past practice: (A) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under, relinquish, release, transfer or assign any material rights or claims under or otherwise modify in any material respect any Specified Lafite Contract or any Contract that would constitute a Specified Lafite Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Lafite Contract if in effect as of the date of this Agreement;

(vi)              make any material capital expenditure other than capital expenditures set forth in a budget or a capital expenditure plan Made Available to Tempranillo prior to the date hereof;

(vii)              repurchase, prepay, incur, assume or guarantee any Indebtedness to any Person, issue or sell any debt securities of Lafite or any of its Subsidiaries, issue or sell options, warrants, calls or other rights to acquire any debt securities of Lafite or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into or amend or otherwise modify any other arrangement having the economic effect of any of the foregoing other than (A) any such transactions between Lafite and one or more of its wholly owned Subsidiaries or (B) borrowings incurred in the ordinary course of business consistent with past practice (including any borrowings in respect of letters of credit in connection with the financing of ordinary course trade payables) that do not, at any time, exceed $25,000,000, in the aggregate;

(viii)            grant or suffer to exist any Liens on any properties or assets of Lafite or any of its Subsidiaries that are material to Lafite and its Subsidiaries, taken as a whole, other than Permitted Lafite Liens;

(ix)               make any material capital investment in or material loan or advance to, or forgive any material loan to, any other Person except for (A) loans, capital contributions, advances or investments between Lafite and any wholly owned Subsidiary thereof or between wholly owned Subsidiaries of Lafite and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in compliance with Lafite’s policies related thereto;

(x)                other than in the ordinary course of business consistent with past practice and other than with respect to the Lafite Intellectual Property (which shall be subject to and governed by Section 6.01(b)(xvi)), sell, lease, sublease, sell and lease back, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the material assets, properties or rights of Lafite or any of its Subsidiaries;

(xi)               purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of Lafite) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Subsidiary of Lafite), in each case, other than acquisitions of (x) assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $50,000,000 in the aggregate for all such acquisitions or (y) raw materials, supplies, equipment, inventory and third-party Software in the ordinary course of business consistent with past practice;

(xii)              enter into a new line of business or abandon or discontinue any existing line of business;

(xiii)             settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 8.08) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by Lafite or its Subsidiaries of not more than $10,000,000, individually or in the aggregate for all such Proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Lafite or any of its Subsidiaries and the payment of monies by Lafite and its Subsidiaries that are not more than $10,000,000, individually or in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any material restrictions or material limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to Lafite or any of its Subsidiaries, whether before, on or after the Effective Time;

(xiv)             except as required by Applicable Law, expressly required or permitted by this Agreement or required by the terms of any Lafite Employee Plan as in effect as of the date of this Agreement, (A) increase the compensation payable by Lafite or any of its Subsidiaries to directors, officers, employees, consultants or independent contractors, other than increases in annual base salaries or base wages with respect to Lafite Employees who are not directors or executive officers in the ordinary course of business consistent with past practice (including with respect to amounts and timing), (B) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Lafite Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Lafite Employee Plan if it were in existence as of the date of this Agreement, other than amendments made to the Lafite Employee Plans in the ordinary course of business consistent with past practice that do not materially increase costs, (C) grant or amend any equity or equity-based awards except as required by existing Lafite Stock Plans, (D) hire any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice or (E) terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice for Lafite Employees who are not directors or executive officers;

(xv)              become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xvi)             other than in the ordinary course of business consistent with past practice, sell, license, sublicense, abandon, fail to maintain, allow to lapse, assign, transfer, amend, cancel, create any Lien on (other than Permitted Lafite Liens), waive, grant a covenant not to sue with respect to, or otherwise grant or modify any rights under any material Lafite Owned IP or material Exclusively Licensed IP of Lafite;

(xvii)            make, rescind or change any material Tax election, settle or compromise any claim relating to a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes or make any material change in any of the methods, principles or practices used by it for Tax accounting except as required by Applicable Law, surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability) or enter into any Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice);

(xviii)           enter into any material transaction or Contract with any Affiliate, holder of five percent (5%) or more of the Shares, director or executive officer of Lafite or any of its Subsidiaries or enter into any other material transaction or Contract with any other Person that would be required to be reported by Lafite pursuant to Item 404 of Regulation S-K under the Exchange Act;

(xix)         take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xx)           authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xix) of this Section 6.01(b).

Section 6.02.      Lafite Takeover Proposals; Lafite Adverse Recommendation Change.

(a)               Except as expressly permitted by this Section 6.02, during the Pre-Closing Period, Lafite shall not, and shall cause its Subsidiaries and Lafite’s and each of its Subsidiary’s respective directors, officers and employees not to, and shall not authorize or permit its other Representatives to, and shall direct and use its reasonable best efforts to cause each of its Subsidiaries and Representatives not to, directly or indirectly (i) initiate, solicit, propose, induce or knowingly encourage or facilitate the making of any Lafite Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Lafite Takeover Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning Lafite or any of its Subsidiaries to, any Third Party in connection with, or for the purpose of knowingly encouraging or facilitating, or otherwise cooperate in any way with any Third Party (or any Representative thereof) with respect to, a Lafite Takeover Proposal, (iii) except as set forth below with respect to a confidentiality agreement in accordance with Section 6.02(b), recommend or enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement with respect to any Lafite Takeover Proposal or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing. Upon the execution and delivery of this Agreement, Lafite and its Subsidiaries shall, and shall direct their respective Representatives to, (A) immediately cease and cause to be terminated, and shall not authorize or knowingly permit any Representative to continue, any solicitation and any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Lafite Takeover Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Lafite Takeover Proposal, (B) promptly, and in any event within one (1) Business Day of the date of this Agreement, request that each Person and its Representatives (other than Tempranillo and its Representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about Lafite from, or on behalf of, Lafite, in each case, in connection with such Person’s consideration of a Lafite Takeover Transaction, to promptly return or destroy all non-public information furnished to such Person by or on behalf of Lafite or any of its Subsidiaries prior to the date of this Agreement and (C) immediately terminate access by any Third Party to any physical or electronic data room relating to any potential Lafite Takeover Transaction. Lafite shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Lafite or any of its Subsidiaries is a party relating to any Lafite Takeover Proposal and shall enforce the provisions of any such agreement; provided that Lafite shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the relevant party thereto to submit a Lafite Takeover Proposal to the Lafite Board on a confidential non-public basis and solely to the extent the Lafite Board determines in good faith that the failure to do so would be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law. Lafite shall provide written notice to Tempranillo of the waiver or release of any standstill by Lafite within twenty-four (24) hours of such waiver or release, including disclosure of the identities of the parties thereto and circumstances relating thereto. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.02(a) by any Representative of Lafite (solely for this purpose as if the restrictions on Lafite set forth in this Section 6.02(a) applied directly to such Representatives) shall be deemed to constitute a breach of this Section 6.02(a) by Lafite.

(b)               Notwithstanding anything to the contrary contained in this Agreement, if prior to the receipt of the Requisite Lafite Vote Lafite receives a bona fide written unsolicited Lafite Takeover Proposal (which Lafite Takeover Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.02), and the Lafite Board determines in good faith, after consultation on a confidential basis with outside legal counsel and a financial advisor of national reputation, that such Lafite Takeover Proposal constitutes, or would reasonably be expected to lead to, a Lafite Superior Proposal, then Lafite and its Representatives may, in each case subject to compliance with Section 6.02(e) and the other provisions of this Agreement: (i) furnish any information with respect to Lafite and its Subsidiaries to the Third Party making such Lafite Takeover Proposal (and its Representatives and financing sources); provided that (A) prior to furnishing any such information, Lafite receives from such Third Party an executed confidentiality agreement (1) containing terms that are, in the aggregate, no less restrictive of the Third Party that is a party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Tempranillo and its Affiliates and Representatives, provided that such confidentiality agreement need not contain a “standstill” provision or other provisions having a similar effect, and (2) that does not restrict, in any manner, Lafite’s ability to consummate the Transactions or to comply with its disclosure obligations to Tempranillo pursuant to this Agreement, and (B) any such non-public information so furnished has been previously provided or Made Available to Tempranillo or is concurrently provided or Made Available (including through the Lafite Data Room) to Tempranillo or (ii) participate or engage in negotiations or discussions with, and only with, the Third Party making such Lafite Takeover Proposal and its Representatives regarding such Lafite Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in the preceding sentence by any Representative of Lafite (solely for this purpose as if the restrictions on Lafite set forth in this Section 6.02(b) applied directly to such Representatives) shall be deemed to constitute a breach of this Section 6.02(b) by Lafite.

(c)               Except as set forth in this Section 6.02 (including Sections 6.02(d), (e) and (g)), neither the Lafite Board nor any committee thereof shall (or resolve or agree to) (i) (A) withhold or withdraw (or modify, amend or qualify in a manner adverse to Tempranillo or Merger Sub), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Tempranillo or Merger Sub), the Lafite Board Recommendation (or the recommendation or declaration of advisability by any such committee of this Agreement or the Merger), (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Lafite Takeover Proposal, (C) fail to include the Lafite Board Recommendation in the Joint Proxy Statement/Prospectus when disseminated to Lafite’s stockholders or (D) resolve or agree to take any of the actions described in clauses (A)–(C) (any action described in this clause (i) being referred to as a “Lafite Adverse Recommendation Change”) or (ii) approve, recommend, declare advisable or cause or permit Lafite to enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement constituting or with respect to, or which is intended to or would reasonably be expected to lead to, any Lafite Takeover Proposal, other than a confidentiality agreement in accordance with Section 6.02(b) (an “Alternative Lafite Acquisition Agreement”).

(d)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Lafite Vote, the Lafite Board may make a Lafite Adverse Recommendation Change in response to a Lafite Intervening Event if the Lafite Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to do so would be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law, only if all of the following conditions are satisfied:

(i)                Lafite shall have first provided Tempranillo an Intervening Event Notice at least five (5) Business Days in advance advising Tempranillo that Lafite intends to make a Lafite Adverse Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be a Lafite Adverse Recommendation Change) and specifying, in reasonable detail, the Lafite Intervening Event;

(ii)              during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), Lafite and its Representatives shall negotiate in good faith with Tempranillo and its officers, directors and Representatives regarding any changes to the terms of this Agreement and any other proposals made by Tempranillo so that a failure to effect a Lafite Adverse Recommendation Change in response to such Lafite Intervening Event would no longer be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law;

(iii)            Tempranillo does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Lafite Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the failure to effect a Lafite Adverse Recommendation Change in response to such Lafite Intervening Event to no longer be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Lafite Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the earlier of (x) the day that is three (3) Business Days after such material change and (y) the day that is ten (10) days prior to the Lafite Stockholders Meeting); and

(iv)             following the Intervening Event Notice Period, Lafite Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that the failure to effect a Lafite Adverse Recommendation Change in response to such Lafite Intervening Event continues to be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law.

(e)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Lafite Vote if, in response to a bona fide unsolicited written Lafite Takeover Proposal made by a Third Party after the date of this Agreement which does not arise from a breach of this Section 6.02 and has not been withdrawn, the Lafite Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that (1) such Lafite Takeover Proposal constitutes a Lafite Superior Proposal and (2) the failure to make a Lafite Adverse Recommendation Change would be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law, then the Lafite Board may make a Lafite Adverse Recommendation Change, only if, in either such case, all of the following conditions are satisfied:

(i)                 Lafite shall have first provided to Tempranillo a Superior Proposal Notice at least five (5) Business Days in advance advising Tempranillo that the Lafite Board is prepared to effect a Lafite Adverse Recommendation Change in response to a Lafite Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Lafite Superior Proposal, including the identity of the Third Party making any such Lafite Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be a Lafite Adverse Recommendation Change) and providing Tempranillo with a complete copy of any written request, proposal or offer, including any proposed Alternative Lafite Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Lafite Superior Proposal;

(ii)              during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting a Lafite Adverse Recommendation Change, Lafite and its Representatives shall negotiate in good faith with Tempranillo and its officers, directors and Representatives regarding changes to the terms of this Agreement and any other proposals made by Tempranillo intended by Tempranillo to cause such Lafite Takeover Proposal to no longer constitute a Lafite Superior Proposal;

(iii)            Tempranillo does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Lafite Board (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Lafite Superior Proposal to no longer constitute a Lafite Superior Proposal (it being understood and agreed that any amendment or modification of such Lafite Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days);

(iv)             following the Superior Proposal Notice Period, Lafite Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that, in light of such Lafite Superior Proposal and taking into account any revised terms proposed by Tempranillo, (x) such Lafite Takeover Proposal continues to constitute a Lafite Superior Proposal, and (y) the failure to make Lafite Adverse Recommendation Change would continue to be inconsistent with the Lafite Board’s fiduciary duties under Applicable Law.

(f)                In addition to the obligations of Lafite set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 6.02, Lafite shall, as promptly as practicable and in any event within twenty-four (24) hours following the receipt or delivery thereof, advise Tempranillo orally and in writing of (i) any Lafite Takeover Proposal or any request for information or inquiry that contemplates or that would reasonably be expected to lead to a Lafite Takeover Proposal and (ii) the terms and conditions of such Lafite Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Lafite Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, Lafite (or its outside counsel) shall (A) keep Tempranillo (or its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Lafite Takeover Proposal, request or inquiry and (B) Lafite shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Tempranillo (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including any drafts thereof and all schedules and exhibits thereto) relating to any Lafite Takeover Proposal.

(g)               Nothing contained in this Agreement shall prohibit Lafite or the Lafite Board, directly or indirectly, through their respective Representatives, from (i) taking and disclosing to the stockholders of Lafite any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Lafite that the Lafite Board has determined in its good faith judgment (after consultation with its outside legal counsel) is required by Applicable Law; provided that this Section 6.02(g) shall not be deemed to permit the Lafite Board to make a Lafite Adverse Recommendation Change except to the extent permitted by Section 6.02(d)-(e).

(h)               Notwithstanding (i) any Lafite Adverse Recommendation Change, (ii) the making of any Lafite Takeover Proposal or (iii) anything in this Agreement to the contrary, until the termination of this Agreement, (x) in no event may Lafite or any of its Subsidiaries (A) enter into any Contract, agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Lafite Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.02(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other filings in connection with the transactions contemplated by any Lafite Takeover Proposal or (C) seek any consents in connection with the transactions contemplated by any Lafite Takeover Proposal and (y) Lafite shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Lafite Stockholders Meeting.

Section 6.03.      Treatment of Lafite Indebtedness. Lafite shall, or shall cause its applicable Subsidiaries to, use reasonable best efforts to (i) arrange for customary payoff letters, lien terminations and releases and instruments and acknowledgments of discharge, providing for the payoff, discharge and termination on the Closing Date of the Credit Facility and all then-outstanding Indebtedness thereunder, and the release of any liens or guarantees related thereto (collectively, the “Debt Payoff Letters”), to be delivered to Tempranillo no later than three (3) Business Days prior to the Closing Date, (ii) deliver, or cause its applicable Subsidiaries to deliver the Debt Payoff Letters in accordance with the terms of the Credit Facility to the lending bank thereunder (provided that any prepayment and termination notices may be conditional on the occurrence of the Closing), and (iii) take all other reasonable actions to facilitate the payoff, discharge, release and termination in full on the Closing Date of all obligations and liens under the Credit Facility.

Section 6.04.      Convertible Notes and Capped Call Options.

(a)               Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, Lafite shall give any notices and take all actions required by the terms of the Indenture, dated as of June 4, 2020 (the “Notes Indenture”), between Lafite and U.S. Bank National Association (the “Trustee”), the Convertible Notes or any applicable Law (with respect to the Notes Indenture or the Convertible Notes) in connection with the Merger and the Transactions, which actions shall include, without limitation, Lafite (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices required by the Notes Indenture in connection with the Merger and the Transactions, (ii) preparing any supplemental indentures required by the Notes Indenture in connection with the Merger and the Transactions and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Tempranillo and (iii) taking all such further actions, including delivering any opinions of counsel deliverable pursuant to the Notes Indenture prior to the Effective Time and any officer’s certificates necessary to comply with all of the terms and conditions of the Notes Indenture in connection with the Merger and the Transactions; provided that Tempranillo shall use its reasonable efforts to cooperate with Lafite with respect to the foregoing upon reasonable request by Lafite, and provided further that opinions of counsel required by the Notes Indenture, as may be necessary to comply with all of the terms and conditions of the Notes Indenture in connection with the Merger and the Transactions shall be delivered by Tempranillo and its counsel to the extent required to be delivered at or after the Effective Time. Prior to the Effective Time, Lafite shall not make any settlement election (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the Notes Indenture) with respect to any Conversion Date (as defined in the Notes Indenture)) under the Notes Indenture without the prior written notice to Tempranillo.

(b)               Lafite shall provide Tempranillo and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officer’s certificates or other documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Notes Indenture and, to the extent practicable, Lafite shall use its reasonable efforts to reflect any reasonable comments made by Tempranillo or its counsel with respect thereto prior to the dispatch or making thereof.

(c)               Prior to the Effective Time, Lafite shall use its reasonable efforts to, and shall cause its Subsidiaries and their respective directors and officers to, and shall use its reasonable efforts to cause its other Representatives to, take all actions reasonably requested by Tempranillo in connection with making elections under, amending, negotiating adjustments, obtaining waivers, and/or unwinding or otherwise settling the Capped Call Options, provided that, unless otherwise agreed by the parties, each such election, amendment, negotiated adjustment, waiver, unwinding and settlement shall take effect at or after the Effective Time.  For the avoidance of doubt, unless otherwise required by the terms of any Capped Call Option, nothing in this Section 6.04(c) shall be interpreted as an independent requirement for Lafite to be required to terminate or amend any Capped Call Option prior to the Effective Time.  Without limiting the foregoing, Lafite shall use its reasonable efforts to cooperate with Tempranillo at Tempranillo’s request in connection with, and at Tempranillo’s request shall use its reasonable efforts to initiate or continue, any discussions or negotiations with the counterparties to the Capped Call Options or any of their respective affiliates or any other person, in each case, to the extent such affiliate or other person expressly represents the interests of the counterparties to the Capped Call Options or is empowered to make any determinations, adjustments, cancelations, terminations, exercises, settlements or computations under the Capped Call Options (any such counterparty, affiliate or person, a “Hedge Counterparty”), with respect to any determination, adjustment or computation in connection with the Capped Call Options, including with respect to any cash amounts or Shares that may be receivable by Lafite pursuant to the Capped Call Options.  Lafite shall promptly provide Tempranillo with any written notices or other documents received from any Hedge Counterparty with respect to any adjustment, determination, cancelation, termination, exercise, settlement or computation under, or in connection with any discussions or negotiations related to, the Capped Call Options.  Lafite shall not, and shall cause its Representatives not to, except as contemplated herein, terminate or otherwise settle the Capped Call Options, enter into any discussions, negotiations or agreements in respect of the Capped Call Options or negotiate any adjustments, make any elections, amendments, modifications or other changes to the terms of the Capped Call Options without Tempranillo’s prior written consent, except as required pursuant to the terms thereof (as in effect on the date of this Agreement, subject to adjustments pursuant to the terms thereof) and except any discussions, negotiations or agreements in respect of the Capped Call Options or any elections, amendments, modifications or other changes to the terms of the Capped Call Options, or any cash payments or share deliveries with respect to the Capped Call Options that are, in each case, contingent on the termination of this Agreement prior to the consummation of the Merger (in each case, “Alternative Arrangements”), which Alternative Arrangements Lafite may enter into or make, as the case may be, in its sole discretion, and shall use its reasonable efforts to keep Tempranillo fully informed on a reasonably current basis of all such discussions and negotiations and shall give Tempranillo the option to participate (or have its counsel participate) in any such discussions and negotiations.  Tempranillo shall use its reasonable efforts to cooperate with Lafite with respect to the foregoing upon reasonable request by Lafite. Lafite shall provide Tempranillo and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Options, to the extent practicable, prior to making any such response, and Lafite shall use its reasonable efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Tempranillo or its counsel with respect thereto prior to making any such response.

(d)               Prior to the Effective Time and without limitation to the other provisions of this Section 6.04, Lafite shall take all such actions as may be required and may take any actions contemplated by the terms of the applicable Capped Call Options, including the giving of any written notices or communication in connection with the Merger and/or any conversions and/or repurchases of the Convertible Notes or any adjustment to the Conversion Rate (as defined in the Notes Indenture) thereunder or occurring as a result of or in connection with the transactions contemplated by this Agreement.  Tempranillo shall use its reasonable efforts to cooperate with Lafite with respect to the foregoing upon reasonable request by Lafite. Lafite shall use its reasonable efforts to provide Tempranillo and its counsel reasonable opportunity to review and comment on any such written notice or communication prior to the dispatch or making thereof, and Lafite shall use its reasonable efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Tempranillo or its counsel with respect thereto prior to the dispatch or making thereof.

Section 6.05.      Access to Information.

(a)               Upon reasonable notice to Lafite, Lafite and its Subsidiaries shall, and shall cause their respective officers, directors, employees and other Representatives to, afford Tempranillo’s officers and other authorized Representatives access as requested by Tempranillo, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, officers, employees, properties, assets, facilities, books, Contracts, Permits, records (including Tax Returns), reports, correspondence and any other documents and information of Lafite and its Subsidiaries (whether in physical or electronic form) and shall furnish Tempranillo all financial, operating and other data and information, in each case, as Tempranillo through its officers, employees or other Representatives, may reasonably request; provided however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Lafite and its Subsidiaries shall not be required to create any financial, operating or other data and information, or any business plans, forecasts, projections or other similar analyses, that Lafite does not prepare in the ordinary course of its business outside the context of this Agreement and the Transactions. Notwithstanding the foregoing, neither Lafite nor any of its Subsidiaries shall be required to disclose any information to Tempranillo to the extent Lafite determines, in its good faith judgment, such disclosure (i) would jeopardize the attorney-client privilege or work product protection, (ii) would reasonably be expected to result in a loss of Trade Secret protection, or (iii) would contravene or violate any Applicable Law; provided that Lafite shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Tempranillo and Lafite. With respect to all information provided to Tempranillo or any of its Representatives by Lafite or any of its Representatives in connection with this Agreement and the consummation of the Transactions (including any information disclosed pursuant to this Section 6.05) Tempranillo shall comply with and shall instruct its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

(b)               No information or knowledge obtained by Tempranillo pursuant to Section  6.02, this Section 6.05 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained in this Agreement, the conditions to the obligations of the parties to consummate the Transactions, including the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice in any way the rights and remedies of Tempranillo hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Tempranillo’s reliance on the representations, warranties, covenants and agreements made by Lafite in this Agreement.

Section 6.06.      Special Dividend. Subject to Applicable Law and the satisfaction or waiver of all of the conditions set forth in Article 9 (other than conditions that may only be satisfied on the Closing Date), prior to the Effective Time and in connection with the Closing, Lafite shall (a) declare and, immediately prior to the Effective Time, pay a cash dividend per Share equal to $7.09 (the “Special Dividend Per Share Amount”) to holders of record of the issued and outstanding shares of Lafite Common Stock as of a record date immediately prior to the Effective Time (the “Special Dividend”) and (b) provide to the transfer agent for the Lafite Common Stock all of the cash necessary to pay the Special Dividend to be paid pursuant to this Section 6.06, which cash shall not form part of the Exchange Fund.

Article 7

COVENANTS OF TEMPRANILLO

Section 7.01.      Conduct of Tempranillo.

(a)               During the Pre-Closing Period, except for matters (w) set forth in Section 7.01 of the Tempranillo Disclosure Letter, (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Lafite (which consent shall not be unreasonably withheld, conditioned or delayed), Tempranillo shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its respective reasonable best efforts to (i) preserve intact its business organizations and relationships with third parties, and (ii) keep available the services of its officers and key employees.

(b)               Without limiting the generality of the foregoing in Section 7.01(a) and except for matters (w) set forth in Section 7.01 of the Tempranillo Disclosure Letter (with specific reference to the subsection of this Section 7.01(b) to which the information stated in such disclosure relates), (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Lafite (which consent shall not be unreasonably withheld, conditioned or delayed), Tempranillo shall not, nor shall it permit any of its Subsidiaries to:

(i)                 amend or adopt any amendment to or otherwise change or propose to amend the Organizational Documents of Tempranillo or any of its Subsidiaries (including Merger Sub) (whether by merger, consolidation or otherwise);

(ii)              issue, sell, grant, pledge, transfer, lease, dispose of, grant any Lien or otherwise encumber or enter into any Contract or other agreement with respect to the Tempranillo Securities or any other capital stock of Tempranillo or any capital stock of its Subsidiaries, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of Tempranillo Common Stock (A) upon the exercise of Tempranillo Stock Options outstanding as of the date of this Agreement pursuant to existing Tempranillo Stock Plans or issued in accordance with Section 7.01(b)(xiv), or pursuant to the terms of the Tempranillo RSUs, Tempranillo PSUs or Tempranillo DSUs that are outstanding on the date of this Agreement or issued in accordance with Section 7.01(b)(xiv), in each case, in accordance with the applicable Tempranillo Stock Plan’s and Tempranillo Equity Award’s terms as in effect on the date of this Agreement, or (B) pursuant to the Tempranillo ESPP;

(iii)            propose or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of Tempranillo or any of its Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of Tempranillo or any of its Subsidiaries or consent to the filing of any bankruptcy petition against Tempranillo or any of its Subsidiaries under any similar Applicable Law;

(iv)             (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise), or enter into any agreement with respect to the voting of, Tempranillo’s or any of its Subsidiaries’ capital stock or other securities (other than dividends to Tempranillo or from one of its wholly owned Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Tempranillo Securities or capital stock of Tempranillo or any of its Subsidiaries, or otherwise change the capital structure of Tempranillo or any of its Subsidiaries, other than (1) for purposes of effecting a net exercise of any Tempranillo Stock Option outstanding as of the date of this Agreement in satisfaction of any exercise price or required tax withholdings, or net share withholding, or in connection with the vesting of any Tempranillo RSUs, Tempranillo PSUs or Tempranillo DSUs outstanding as of the date of this Agreement in satisfaction of any required tax withholdings, or in connection with the forfeiture of any Tempranillo Stock Option, Tempranillo RSU, Tempranillo PSU or Tempranillo DSU, or (2) between Tempranillo and a wholly owned Subsidiary thereof or between wholly owned Subsidiaries of Tempranillo;

(v)             other than in the ordinary course of business consistent with past practice: (A) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under, relinquish, release, transfer or assign any material rights or claims under or otherwise modify in any material respect any Specified Tempranillo Contract or any Contract that would constitute a Specified Tempranillo Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Tempranillo Contract if in effect as of the date of this Agreement;

(vi)             make any material capital expenditure other than capital expenditures set forth in a budget or a capital expenditure plan Made Available to Lafite prior to the date hereof;

(vii)          repurchase, prepay, incur, assume or guarantee any Indebtedness to any Person, issue or sell any debt securities of Tempranillo or any of its Subsidiaries, issue or sell options, warrants, calls or other rights to acquire any debt securities of Tempranillo or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into or amend or otherwise modify any other arrangement having the economic effect of any of the foregoing other than (A) any such transactions between Tempranillo and one or more of its wholly owned Subsidiaries or (B) borrowings incurred in the ordinary course of business consistent with past practice (including any borrowings in respect of letters of credit in connection with the financing of ordinary course trade payables) that do not, at any time, exceed $25,000,000, in the aggregate;

(viii)        grant or suffer to exist any Liens on any properties or assets of Tempranillo or any of its Subsidiaries that are material to Tempranillo and its Subsidiaries, taken as a whole, other than Permitted Tempranillo Liens;

(ix)             make any material capital investment in or material loan or advance to, or forgive any material loan to, any other Person except for (A) loans, capital contributions, advances or investments between Tempranillo and any wholly owned Subsidiary thereof or between wholly owned Subsidiaries of Tempranillo and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in compliance with Tempranillo’s policies related thereto;

(x)               other than in the ordinary course of business consistent with past practice and other than with respect to Tempranillo Intellectual Property (which shall be subject to and governed by Section 7.01(b)(xvi)), sell, lease, sublease, sell and lease back, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the material assets, properties or rights of Tempranillo or any of its Subsidiaries;

(xi)             purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of Tempranillo) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Subsidiary of Tempranillo), in each case, other than acquisitions of (x) assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $50,000,000 in the aggregate for all such acquisitions or (y) raw materials, supplies, equipment, inventory and third-party Software in the ordinary course of business consistent with past practice;

(xii)          enter into a new line of business or abandon or discontinue any existing line of business;

(xiii)        settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 8.08) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by Tempranillo or its Subsidiaries of not more than $10,000,000, individually or in the aggregate for all such Proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Tempranillo or any of its Subsidiaries and the payment of monies by Tempranillo and its Subsidiaries that are not more than $10,000,000, individually or in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any material restrictions or material limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to Tempranillo or any of its Subsidiaries, whether before, on or after the Effective Time;

(xiv)         except as required by Applicable Law, expressly required or permitted by this Agreement or required by the terms of any Tempranillo Employee Plan as in effect as of the date of this Agreement, (A) increase the compensation payable by Tempranillo or any of its Subsidiaries to directors, officers, employees, consultants or independent contractors, other than increases in annual base salaries or base wages with respect to Tempranillo Employees who are not directors or executive officers in the ordinary course of business consistent with past practice (including with respect to amounts and timing), (B) establish, adopt, enter into, amend, terminate or take any action to accelerate rights under any Tempranillo Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Tempranillo Employee Plan if it were in existence as of the date of this Agreement, other than amendments made to Tempranillo Employee Plans in the ordinary course of business consistent with past practice that do not materially increase costs, (C) grant or amend any equity or equity-based awards except as required by existing Tempranillo Stock Plans, (D) hire any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice or (E) terminate the employment or services (other than for cause) of any officer, employee, independent contractor or consultant, other than in the ordinary course of business consistent with past practice for Tempranillo Employees who are not directors or executive officers;

(xv)            become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xvi)          other than in the ordinary course of business consistent with past practice, sell, license, sublicense, abandon, fail to maintain, allow to lapse, assign, transfer, amend, cancel, create any Lien on (other than Permitted Tempranillo Liens), waive, grant a covenant not to sue with respect to, or otherwise grant or modify any rights under any material Tempranillo Owned IP or material Exclusively Licensed IP of Tempranillo;

(xvii)          make, rescind or change any material Tax election, settle or compromise any claim relating to a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous provision of state, local or non-U.S. law) with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes or make any material change in any of the methods, principles or practices used by it for Tax accounting except as required by Applicable Law, surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability) or enter into any Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice);

(xviii)    enter into any material transaction or Contract with any Affiliate, holder of five percent (5%) or more of the Shares, director or executive officer of Tempranillo or any of its Subsidiaries or enter into any other material transaction or Contract with any other Person that would be required to be reported by Tempranillo pursuant to Item 404 of Regulation S-K under the Exchange Act;

(xix)         take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xx)           authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xix) of this Section 7.01(b).

Section 7.02.      Tempranillo Takeover Proposals; Tempranillo Adverse Recommendation Change.

(a)               Except as expressly permitted by this Section 7.02, during the Pre-Closing Period, Tempranillo shall not, and shall cause its Subsidiaries and Tempranillo’s and each of its Subsidiary’s respective directors, officers and employees not to, and shall not authorize or permit its other Representatives to, and shall direct and use its reasonable best efforts to cause each of its Subsidiaries and Representatives not to, directly or indirectly (i) initiate, solicit, propose, induce or knowingly encourage or facilitate the making of any Tempranillo Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Tempranillo Takeover Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 7.02, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning Tempranillo or any of its Subsidiaries to, any Third Party in connection with, or for the purpose of knowingly encouraging or facilitating, or otherwise cooperate in any way with any Third Party (or any Representative thereof) with respect to, a Tempranillo Takeover Proposal, (iii) except as set forth below with respect to a confidentiality agreement in accordance with Section 7.02(b), recommend or enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement with respect to any Tempranillo Takeover Proposal or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing. Upon the execution and delivery of this Agreement, Tempranillo and its Subsidiaries shall, and shall direct their respective Representatives to, (A) immediately cease and cause to be terminated, and shall not authorize or knowingly permit any Representative to continue, any solicitation and any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Tempranillo Takeover Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Tempranillo Takeover Proposal, (B) promptly, and in any event within one (1) Business Day of the date of this Agreement, request that each Person and its Representatives (other than Tempranillo and its Representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about Tempranillo from, or on behalf of, Tempranillo, in each case, in connection with such Person’s consideration of a Tempranillo Takeover Transaction, to promptly return or destroy all non-public information furnished to such Person by or on behalf of Tempranillo or any of its Subsidiaries prior to the date of this Agreement and (C) immediately terminate access by any Third Party to any physical or electronic data room relating to any potential Tempranillo Takeover Transaction. Tempranillo shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Tempranillo or any of its Subsidiaries is a party relating to any Tempranillo Takeover Proposal and shall enforce the provisions of any such agreement; provided that Tempranillo shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the relevant party thereto to submit a Tempranillo Takeover Proposal to the Tempranillo Board on a confidential non-public basis and solely to the extent the Tempranillo Board determines in good faith that the failure to do so would be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law. Tempranillo shall provide written notice to Lafite of the waiver or release of any standstill by Tempranillo within twenty-four (24) hours of such waiver or release, including disclosure of the identities of the parties thereto and circumstances relating thereto. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 7.02(a) by any Representative of Tempranillo (solely for this purpose as if the restrictions on Tempranillo set forth in this Section 7.02(a) applied directly to such Representatives) shall be deemed to constitute a breach of this Section 7.02(a) by Tempranillo.

(b)               Notwithstanding anything to the contrary contained in this Agreement, if prior to the receipt of the Requisite Tempranillo Vote Tempranillo receives a bona fide written unsolicited Tempranillo Takeover Proposal (which Tempranillo Takeover Proposal was made after the date of this Agreement and did not result from a breach of this Section 7.02), and the Tempranillo Board determines in good faith, after consultation on a confidential basis with outside legal counsel and a financial advisor of national reputation, that such Tempranillo Takeover Proposal constitutes, or would reasonably be expected to lead to, a Tempranillo Superior Proposal, then Tempranillo and its Representatives may, in each case subject to compliance with Section 7.02(e) and the other provisions of this Agreement: (i) furnish any information with respect to Tempranillo and its Subsidiaries to the Third Party making such Tempranillo Takeover Proposal (and its Representatives and financing sources); provided that (A) prior to furnishing any such information, Tempranillo receives from such Third Party an executed confidentiality agreement (1) containing terms that are, in the aggregate, no less restrictive of the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Lafite and its Affiliates and Representatives, provided that such confidentiality agreement need not contain a “standstill” provision or other provisions having a similar effect, and (2) that does not restrict, in any manner, Tempranillo’s ability to consummate the Transactions or to comply with its disclosure obligations to Lafite pursuant to this Agreement, and (B) any such non-public information so furnished has been previously provided or Made Available to Lafite or is concurrently provided or Made Available (including through the Tempranillo Data Room) to Lafite or (ii) participate or engage in negotiations or discussions with, and only with, the Third Party making such Tempranillo Takeover Proposal and its Representatives regarding such Tempranillo Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions on Tempranillo set forth in the preceding sentence by any Representative of Tempranillo (solely for this purpose as if the restrictions on Tempranillo set forth in this Section 7.02(b) applied directly to such Representatives) shall be deemed to constitute a breach of this Section 7.02(b) by Tempranillo.

(c)               Except as set forth in this Section 7.02 (including Section 7.02(d), (e) and (g)), neither the Tempranillo Board nor any committee thereof shall (or resolve or agree to) (i) (A) withhold or withdraw (or modify, amend or qualify in a manner adverse to Lafite), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Lafite), the Tempranillo Board Recommendation (or the recommendation or declaration of advisability by any such committee of this Agreement, the Tempranillo Charter Amendment or the Share Issuance), (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Tempranillo Takeover Proposal, (C) fail to include the Tempranillo Board Recommendation in the Joint Proxy Statement/Prospectus when disseminated to Tempranillo’s stockholders or (D) resolve or agree to take any of the actions described in clauses (A)–(C) (any action described in this clause (i) being referred to as a “Tempranillo Adverse Recommendation Change”) or (ii) approve, recommend, declare advisable or cause or permit Tempranillo to enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement constituting or with respect to, or which is intended to or would reasonably be expected to lead to, any Tempranillo Takeover Proposal, other than a confidentiality agreement in accordance with Section 7.02(b) (an “Alternative Tempranillo Acquisition Agreement”).

(d)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Tempranillo Vote, the Tempranillo Board may make a Tempranillo Adverse Recommendation Change in response to a Tempranillo Intervening Event if the Tempranillo Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to do so would be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law, only if all of the following conditions are satisfied:

(i)                 Tempranillo shall have first provided Lafite an Intervening Event Notice at least five (5) Business Days in advance advising Lafite that Tempranillo intends to make a Tempranillo Adverse Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be a Tempranillo Adverse Recommendation Change) and specifying, in reasonable detail, the Tempranillo Intervening Event;

(ii)                during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), Tempranillo and its Representatives shall negotiate in good faith with Lafite and its officers, directors and Representatives regarding any changes to the terms of this Agreement and any other proposals made by Lafite so that a failure to effect a Tempranillo Adverse Recommendation Change in response to such Tempranillo Intervening Event would no longer be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law;

(iii)               Lafite does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Tempranillo Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the failure to effect a Tempranillo Adverse Recommendation Change in response to such Tempranillo Intervening Event to no longer be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Tempranillo Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the earlier of (x) the day that is three (3) Business Days after such material change and (y) the day that is ten (10) days prior to the Tempranillo Stockholders Meeting); and

(iv)             following the Intervening Event Notice Period, the Tempranillo Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that the failure to effect a Tempranillo Adverse Recommendation Change in response to such Tempranillo Intervening Event continues to be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law.

(e)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Tempranillo Vote if, in response to a bona fide unsolicited written Tempranillo Takeover Proposal made by a Third Party after the date of this Agreement which does not arise from a breach of this Section 7.02 and has not been withdrawn, the Tempranillo Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that (1) such Tempranillo Takeover Proposal constitutes a Tempranillo Superior Proposal and (2) the failure to make a Tempranillo Adverse Recommendation Change would be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law, then the Tempranillo Board may make a Tempranillo Adverse Recommendation Change, only if, in either such case, all of the following conditions are satisfied:

(i)                 Tempranillo shall have first provided to Lafite a Superior Proposal Notice at least five (5) Business Days in advance advising Lafite that the Tempranillo Board is prepared to effect a Tempranillo Adverse Recommendation Change in response to a Tempranillo Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Tempranillo Superior Proposal, including the identity of the Third Party making any such Tempranillo Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be a Lafite Adverse Recommendation Change) and providing Lafite with a complete copy of any written request, proposal or offer, including any proposed Alternative Tempranillo Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Tempranillo Superior Proposal;

(ii)                during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting a Tempranillo Adverse Recommendation Change, Tempranillo and its Representatives shall negotiate in good faith with Lafite and its officers, directors and Representatives regarding changes to the terms of this Agreement and any other proposals made by Lafite intended by Lafite to cause such Tempranillo Takeover Proposal to no longer constitute a Tempranillo Superior Proposal;

(iii)                Lafite does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Tempranillo Board (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Tempranillo Superior Proposal to no longer constitute a Tempranillo Superior Proposal (it being understood and agreed that any amendment or modification of such Tempranillo Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days);

(iv)             following the Superior Proposal Notice Period, the Tempranillo Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that, in light of such Tempranillo Superior Proposal and taking into account any revised terms proposed by Lafite, (x) such Tempranillo Takeover Proposal continues to constitute a Tempranillo Superior Proposal, and (y) the failure to make the Tempranillo Adverse Recommendation Change would continue to be inconsistent with the Tempranillo Board’s fiduciary duties under Applicable Law.

(f)                In addition to the obligations of Tempranillo set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 7.02, Tempranillo shall, as promptly as practicable and in any event within twenty-four (24) hours following the receipt or delivery thereof, advise Lafite orally and in writing of (i) any Tempranillo Takeover Proposal or any request for information or inquiry that contemplates or that would reasonably be expected to lead to a Tempranillo Takeover Proposal and (ii) the terms and conditions of such Tempranillo Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Tempranillo Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, Tempranillo (or its outside counsel) shall (A) keep Lafite (or its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Tempranillo Takeover Proposal, request or inquiry and (B) Tempranillo shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Lafite (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including any drafts thereof and all schedules and exhibits thereto) relating to any Tempranillo Takeover Proposal.

(g)               Nothing contained in this Agreement shall prohibit Tempranillo or the Tempranillo Board, directly or indirectly, through their respective Representatives, from (i) taking and disclosing to the stockholders of Tempranillo any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Tempranillo that the Tempranillo Board has determined in its good faith judgment (after consultation with its outside legal counsel) is required by Applicable Law; provided that this Section 7.02(g) shall not be deemed to permit the Tempranillo Board to make a Tempranillo Adverse Recommendation Change except to the extent permitted by Section 7.02(d)-(e).

(h)               Notwithstanding (i) any Tempranillo Adverse Recommendation Change, (ii) the making of any Tempranillo Takeover Proposal or (iii) anything in this Agreement to the contrary, until the termination of this Agreement, (x) in no event may Tempranillo or any of its Subsidiaries (A) enter into any Contract, agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Tempranillo Takeover Proposal (other than a confidentiality agreement in accordance with Section 7.02(b)), (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other filings in connection with the transactions contemplated by any Tempranillo Takeover Proposal or (C) seek any consents in connection with the transactions contemplated by any Tempranillo Takeover Proposal and (y) Tempranillo shall otherwise remain subject to all of its obligations under this Agreement, including, for the avoidance of doubt, the obligation to hold the Tempranillo Stockholders Meeting.

Section 7.03.      Employee Benefit Plan Matters.

(a)               From and after the Effective Time, Tempranillo shall honor, and shall cause the Surviving Corporation to honor all Lafite Employee Plans in effect immediately before the Effective Time that by their terms provide a contractual entitlement to any employee or service provider party to or participating in such arrangements. Notwithstanding the foregoing, nothing herein, other than Section 7.03(b) and the terms of such arrangements, including the contractual rights of such participants, shall prevent Tempranillo from amending or terminating any Lafite Employee Plan or providing compensation or benefits in its discretion.

(b)               For a period of one (1) year following the Effective Time, Tempranillo shall provide, or shall cause to be provided, to each Continuing Employee who remains employed with the Surviving Corporation or any Subsidiary of the Surviving Corporation (i) base salary and base wages and short-term cash incentive compensation opportunities that are, in each case, no less favorable than those in effect for such Continuing Employee as of immediately prior to the Effective Time, and (ii) other employee compensation and benefits(excluding long-term incentive, equity and equity-based compensation and deferred compensation) that, in each case, are substantially similar to the employee compensation and benefits provided to such Continuing Employee by Lafite or any of its Subsidiaries immediately prior to the Effective Time.

(c)               From and after the Closing Date, with respect to Continuing Employees, Tempranillo shall cause the service of each such Continuing Employee with Lafite and its Subsidiaries prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits, benefit accruals (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical benefits, subsidized early retirement benefits, or any other similar benefits) and vesting under each Tempranillo Employee Plan in which any Continuing Employee is or becomes eligible to participate, but solely to the extent that service was credited to such Continuing Employee for such purposes under a comparable Lafite Employee Plan immediately prior to the Closing Date and to the extent that such credit would not result in a duplication of benefits.

(d)               From and after the Closing Date, with respect to each Tempranillo Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Tempranillo shall use its reasonable best efforts to cause each such Tempranillo Employee Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Tempranillo Employee Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Lafite Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Tempranillo Employee Plan.

(e)               Tempranillo, Lafite and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 7.03 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Lafite Employee, any participant in any Lafite Employee Plan or Tempranillo Employee Plan or any beneficiary thereof or any right to continued employment with Tempranillo, Lafite, the Surviving Corporation or any of their Affiliates. Nothing in this Section 7.03 shall be deemed to amend any Lafite Employee Plan, any Tempranillo Employee Plan or to require Tempranillo, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Tempranillo or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 7.04.      Obligations of Tempranillo. Tempranillo shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, on the terms and conditions set forth in this Agreement. Tempranillo, in its capacity as the sole stockholder of Merger Sub, shall approve and adopt this Agreement by written consent immediately following its execution.

Section 7.05.      Director and Officer Liability.

(a)               From and after the Effective Time, each of Tempranillo and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director or manager of Lafite or any of its Subsidiaries or, while a director, manager or officer of Lafite or any of its Subsidiaries, is or was serving at the request of Lafite or one of its Subsidiaries as an officer, director or manager of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Lafite would have been permitted to do so by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Tempranillo and the Surviving Corporation within 90 days of receipt by Tempranillo or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the DGCL or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law. Without limiting the foregoing or any other provision of this Section 7.05, Tempranillo agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Lafite and its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of Lafite as in effect on the date of this Agreement and set forth in Section 7.05 of the Lafite Disclosure Letter shall be assumed by Tempranillo and the Surviving Corporation in the Merger, jointly and severally, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)               From the Effective Time through the six (6)-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Tempranillo shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Lafite and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of Lafite as in effect on the date of this Agreement.

(c)               Tempranillo shall obtain, or cause to be obtained, as of the Effective Time, a “tail” insurance policy reasonably acceptable to Lafite, with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by Lafite’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of Lafite in effect on the date of this Agreement (a “Tail Policy”), which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided that in no event shall Tempranillo or the Surviving Corporation be required to pay, with respect to the entire six (6)-year period following the Effective Time, premiums for insurance under this Section 7.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by Lafite for the period in its most recent fiscal year for such purpose (the “Maximum Premium”); provided further that Tempranillo shall nevertheless be obligated to provide such coverage, with respect to the entire six (6)-year period following the Effective Time, as may be obtained for the Maximum Premium (including in the event any existing insurance expires, is terminated or canceled during such six (6)-year period).

(d)               In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Tempranillo shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.05.

(e)               The provisions of this Section 7.05 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 7.06.      Access to Information.

(a)               Upon reasonable notice to Tempranillo, Tempranillo and its Subsidiaries shall, and shall cause their respective officers, directors, employees and other Representatives to, afford Lafite’s officers and other authorized Representatives access as requested by Lafite, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, officers, employees, properties, assets, facilities, books, Contracts, Permits, records (including Tax Returns), reports, correspondence and any other documents and information of Tempranillo and its Subsidiaries (whether in physical or electronic form) and shall furnish Lafite all financial, operating and other data and information, in each case, as Lafite through its officers, employees or other Representatives, may reasonably request; provided however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Tempranillo and its Subsidiaries shall not be required to create any financial, operating or other data and information, or any business plans, forecasts, projections or other similar analyses, that Tempranillo does not prepare in the ordinary course of its business outside the context of this Agreement and the Transactions. Notwithstanding the foregoing, neither Tempranillo nor any of its Subsidiaries shall be required to disclose any information to Lafite to the extent Tempranillo determines, in its good faith judgment, such disclosure (i) would jeopardize the attorney-client privilege or work product protection, (ii) would reasonably be expected to result in a loss of Trade Secret protection, or (iii) would contravene or violate any Applicable Law; provided that Tempranillo shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Lafite and Tempranillo. With respect to all information provided to Lafite or any of its Representatives by Tempranillo or any of its Representatives in connection with this Agreement and the consummation of the Transactions (including any information disclosed pursuant to this Section 7.06) Lafite shall comply with and shall instruct its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

(b)               No information or knowledge obtained by Lafite pursuant to Section 7.02, this Section 7.06 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained in this Agreement, the conditions to the obligations of the parties to consummate the Transactions, including the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice in any way the rights and remedies of Lafite hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Lafite’s reliance on the representations, warranties, covenants and agreements made by Tempranillo in this Agreement.

Section 7.07.      Filing of Form S-8; Listing of Additional Shares. Tempranillo shall file no later than five (5) days after the Closing Date, a registration statement on Form S-8 (or any successor form) with respect to the Tempranillo Common Stock issuable with respect to Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs pursuant to Section 2.06(a), Section 2.06(b), Section 2.06(c) or Section 2.06(d), as applicable, and shall use its commercially best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs remain outstanding. Tempranillo shall at times ensure that there will remain a sufficient number of unissued shares of Tempranillo Common Stock to meet its share issuance and settlement obligations in connection with Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs. Tempranillo shall take all action reasonably necessary to cause the shares of Tempranillo Common Stock to be issuable with respect to the Lafite Stock Options, Lafite Restricted Stock, Lafite RSUs and Lafite PSUs, to be approved for listing on the NYSE at or prior to the Effective Time.

Article 8

COVENANTS OF LAFITE AND TEMPRANILLO

Section 8.01.      State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law may become or is deemed or purports to be applicable to any Transaction, then each of Lafite, Tempranillo, Merger Sub and their respective boards of directors shall take all such actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to, or to minimize the effects of the foregoing on, the Transactions.

Section 8.02.      Reasonable Best Efforts.

(a)               Subject to the terms and conditions of this Agreement, including the last sentence of Section 8.02(d), Lafite and Tempranillo shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under Applicable Law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date.

(b)               In furtherance and not in limitation of the undertakings pursuant to this Section 8.02, each of Tempranillo and Lafite shall (i) prepare and file any notification and report forms and related material required under the HSR Act and any other applicable Antitrust Laws with respect to the Transactions (if any), and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Transactions, as promptly as reasonably practicable (but in no event later than ten (10) Business Days from the date of this Agreement for the filing of the notification and report forms and related material required under the HSR Act), (ii) provide or cause to be provided as promptly as reasonably practicable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act or by other Governmental Authorities under applicable Antitrust Laws (if any) and (iii) promptly take such actions as are necessary or advisable to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the Transactions by the DOJ or FTC or other applicable Governmental Authorities.

(c)               Subject to Applicable Law and the requirements of applicable Governmental Authorities, Lafite and Tempranillo and their respective counsel shall, in connection with efforts referenced in Section 8.02(a) and Section 8.02(b), (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing and subject to Applicable Law and the requirements of Governmental Authorities, Lafite and Tempranillo shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), and (with respect to any other telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Lafite and Tempranillo may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.02 as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 8.02, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of Lafite and its Subsidiaries and as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)               In furtherance of the undertakings of Tempranillo pursuant to Section 8.02(a) and Section 8.02(b), Tempranillo and Lafite (if requested by Tempranillo), along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the End Date, which shall include using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Tempranillo pursuant hereto, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding by a Governmental Authority or any other Person under Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Lafite shall not, unless requested to do so by Tempranillo, commit to or effect any action contemplated in the immediately preceding sentence. Notwithstanding the foregoing provisions of this Section 8.02(d) or any other provision of this Agreement, in no event shall Tempranillo or any of its Subsidiaries be required to take or agree to (nor shall Lafite or any of its Subsidiaries be permitted to take or agree to unless Tempranillo so directs them (and they shall, if Tempranillo so directs, take or agree to, so long as such agreements are conditioned upon the Closing)) any action, concession or undertaking (i) unless such action, concession or undertaking is conditioned on the Closing or (ii) to the extent it would constitute or result in, or would reasonably be expected to constitute or result in, individually or in the aggregate, a Substantial Detriment.

(e)               Notwithstanding the foregoing provision of Section 8.02(d) or any other provision of this Agreement, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Transactions, each of Lafite and Tempranillo shall use its reasonable best efforts necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement unless, by mutual agreement, Lafite and Tempranillo decide that litigation is not in their respective best interests. Each of Lafite or any of its Subsidiaries or Tempranillo or any of its Subsidiaries, or their respective Affiliates shall not acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity in any other Person or any business or division thereof, or take any other action, if that action, acquisition or agreement would reasonably be expected to (i) materially increase the risk of not obtaining approval under the Antitrust Laws or the expiration or termination of any waiting period in connection with the Antitrust Laws; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iii) prevent or materially delay (A) receipt of approval under the Antitrust Laws or (B) the Registration Statement being declared effective.

(f)                Each of Lafite and Tempranillo shall consult with the other party and consider in good faith the views of the other party with respect to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority and the nature and timing of any divestitures or other remedial undertakings made for purposes of securing any required approvals under the Antitrust Laws; provided that, notwithstanding any other provisions of this Agreement to the contrary, Tempranillo shall, on behalf of the parties, control and direct all aspects of the parties’ efforts with respect to the HSR Act and other applicable Antitrust Laws with respect to the Transactions, including having principal responsibility for devising, implementing, and making the final determination as to such appropriate strategy, and shall have the right, in its sole discretion, to determine the nature and timing of any such divestitures or other remedial undertakings to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. Lafite shall cooperate in good faith with Tempranillo and Merger Sub in the parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws. Notwithstanding the foregoing provisions this Section 8.02(f) or any other provision of this Agreement, Tempranillo shall not pull and re-file any notice under the HSR Act, without the express prior approval of Lafite.

Section 8.03.         Certain Filings; SEC Matters.

(a)               As promptly as practicable following the date of this Agreement and in any event prior to August 31, 2020, (i) Lafite and Tempranillo shall jointly prepare and file with the SEC a proxy statement relating to the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting (together with all amendments and supplements thereto, the “Joint Proxy Statement/Prospectus”) in preliminary form, and (ii) Tempranillo shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Tempranillo Common Stock to be issued to the stockholders of Lafite pursuant to the Share Issuance. The Joint Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act and other Applicable Laws.

(b)               Each of Lafite and Tempranillo shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Tempranillo shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger. Each of Lafite and Tempranillo shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of Lafite and Tempranillo shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of Lafite, Tempranillo or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Tempranillo shall advise Lafite, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Tempranillo Common Stock for offering or sale in any jurisdiction, and each of Lafite and Tempranillo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Lafite and Tempranillo shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Securities Exchange Act, Delaware Law and the rules of the NYSE (solely in the case of Tempranillo) and Nasdaq (solely in the case of Lafite) in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the stockholders of each of Lafite and Tempranillo thereunder. Subject to Section 6.02, the Joint Proxy Statement/Prospectus shall include the Lafite Board Recommendation, and, subject to Section 7.02, the Joint Proxy Statement/Prospectus shall include the Tempranillo Board Recommendation.

(c)               Tempranillo shall use its reasonable best efforts to cause the shares of Tempranillo Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Tempranillo shall cause (and Lafite shall reasonably cooperate with Tempranillo to cause) Lafite’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time. Tempranillo shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall Tempranillo be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d)               Each of Lafite and Tempranillo shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Lafite, Tempranillo or any of their respective Subsidiaries, to the SEC, the NYSE or Nasdaq in connection with the Transactions, including the Registration Statement and the Joint Proxy Statement/Prospectus. In addition, each of Lafite and Tempranillo shall use its reasonable best efforts to provide information concerning it necessary to enable Lafite and Tempranillo to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Joint Proxy Statement/Prospectus.

(e)               If at any time prior to the later of the receipt of the Requisite Lafite Vote and the receipt of the Requisite Tempranillo Vote, any information relating to Lafite or Tempranillo, or any of their respective Affiliates, officers or directors, should be discovered by Lafite or Tempranillo that should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of Lafite and Tempranillo.

Section 8.04.      Stockholders Meetings.

(a)               Following the execution of this Agreement, Lafite shall, in consultation with Tempranillo, set a record date for the Lafite Stockholders Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, Lafite shall, in consultation with Tempranillo, in accordance with Applicable Law and the Organizational Documents of Lafite, (i) duly call and give notice of the Lafite Stockholders Meeting, at which meeting Lafite shall seek the Requisite Lafite Vote, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Lafite Stockholders Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Lafite Stockholders Meeting. Subject to Section 6.02, Lafite shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Requisite Lafite Vote to be received at the Lafite Stockholders Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Lafite Stockholders Meeting. Lafite shall not, without the prior written consent of Tempranillo, adjourn, postpone or otherwise delay the Lafite Stockholders Meeting; provided, however, that Lafite may postpone or adjourn the Lafite Stockholders Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Lafite Board has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Lafite’s stockholders prior to the Lafite Stockholders Meeting. If, on the date of the Lafite Stockholders Meeting, (i) Tempranillo reasonably determines in good faith that Lafite has not received proxies representing a sufficient number of shares of Lafite Common Stock to obtain the Requisite Lafite Vote or (ii) there is no quorum at the Lafite Stockholders’ Meeting, Lafite shall at its election or upon the written request of Tempranillo adjourn the Lafite Stockholders Meeting until such date as shall be mutually agreed upon by Lafite and Tempranillo, which date shall be not less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement (including Section 6.02), shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Requisite Lafite Vote. Lafite shall be required to adjourn the Lafite Stockholders Meeting only one time pursuant to this Section 8.04(a).

(b)               Following the execution of this Agreement, Tempranillo shall, in consultation with Lafite, set a record date for the Tempranillo Stockholders Meeting, which record date shall be prior to the date of effectiveness of the Registration Statement, and commence a broker search pursuant to Section 14a-13 of the Securities Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. As promptly as practicable following the effectiveness of the Registration Statement, Tempranillo shall, in consultation with Lafite, in accordance with Applicable Law and the Organizational Documents of Tempranillo, (i) duly call and give notice of the Tempranillo Stockholders Meeting, at which meeting Tempranillo shall seek the Requisite Tempranillo Vote, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Tempranillo Stockholders Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Tempranillo Stockholders Meeting. Subject to Section 7.02, Tempranillo shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Requisite Tempranillo Vote to be received at the Tempranillo Stockholders Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Tempranillo Stockholders Meeting. Tempranillo shall not, without the prior written consent of Lafite, adjourn, postpone or otherwise delay the Tempranillo Stockholders Meeting; provided, however, that Tempranillo may postpone or adjourn the Tempranillo Stockholders Meeting to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Tempranillo Board has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Tempranillo’s stockholders prior to the Tempranillo Stockholders Meeting. If, on the date of the Tempranillo Stockholders Meeting, (i) Lafite reasonably determines in good faith that Tempranillo has not received proxies representing a sufficient number of shares of Tempranillo Common Stock to obtain the Requisite Tempranillo Vote or (ii) there is no quorum at the Tempranillo Stockholders Meeting, Tempranillo shall at its election or upon the written request of Lafite adjourn the Tempranillo Stockholders Meeting until such date as shall be mutually agreed upon by Lafite and Tempranillo, which date shall be not less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement (including Section 7.02), shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Requisite Tempranillo Vote. Tempranillo shall be required to adjourn the Tempranillo Stockholders Meeting only one time pursuant to this Section 8.04(b).

(c)               Each of Lafite and Tempranillo shall coordinate with the other regarding the record date and the meeting date for the Lafite Stockholders Meeting and the Tempranillo Stockholders Meeting, it being the intention of Lafite and Tempranillo that the record date for each such meeting of stockholders shall be the same.

(d)               Notwithstanding (i) any Lafite Adverse Recommendation Change or Tempranillo Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to Lafite or any of its Representatives of a Lafite Takeover Proposal or the public proposal or announcement or other submission to Tempranillo or any of its Representatives of a Tempranillo Takeover Proposal or (iii) anything in this Agreement to the contrary, the obligations of Lafite and Tempranillo under Section 8.03 and this Section 8.04 shall continue in full force and effect.

Section 8.05.      Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in a form mutually agreed to by the parties hereto, and shall be issued as promptly as practicable following the execution of this Agreement. Tempranillo and Lafite shall consult with each other before issuing any other press release, or scheduling a press conference or conference call with investors or analysts, and shall use reasonable best efforts to consult with each other before making any other public statement, in each case, with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such other public statement relating to this Agreement or the Transactions without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Tempranillo or Lafite determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of Lafite or Tempranillo, as applicable, are listed, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, that nothing in this Section 8.05 shall prohibit or limit either party from (i) making any public statement in response to questions from the press, analysts, investors or those attending industry conferences, making internal announcements to employees and making disclosures in the Lafite SEC Documents and the Tempranillo SEC Documents, as applicable, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements approved in advance by the other party, or (ii) making any public statement, internal announcements to employees or disclosures in the Lafite SEC Documents and the Tempranillo SEC Documents in respect of a Lafite Adverse Recommendation Change or Tempranillo Adverse Recommendation Change, as applicable; provided, further, that the foregoing proviso shall not in any way effect any other prohibition or limitation contained in this Agreement.

Section 8.06.      Notice of Certain Events.

(a)               Lafite, upon having Lafite’s Knowledge, shall give prompt notice to Tempranillo upon becoming aware that any representation or warranty made by Lafite in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Lafite to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Tempranillo and Merger Sub to consummate the Merger set forth in Section 9.02 to fail to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b)               Tempranillo, upon having Tempranillo’s Knowledge, shall give prompt notice to Lafite upon becoming aware that any representation or warranty made by Tempranillo or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Tempranillo or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by either pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Lafite to consummate the Merger set forth in Section 9.03 to fail to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 8.07.      Tax Treatment.

(a)               For U.S. federal income Tax purposes (and applicable state, local and non-U.S. income Tax purposes), it is intended that (i) the Merger will qualify as a “reorganization” under Section 368(a) of the Code, and (ii) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of Lafite and Tempranillo shall, and Tempranillo shall cause Merger Sub to, use their respective reasonable best efforts and cooperate with one another and Tax Opinion Counsel in order for (i) Lafite to obtain the Tax Opinion, and (ii) any Tax opinions required to be filed with the SEC in connection with the Registration Statement to be obtained. Each of Lafite and Tempranillo shall use reasonable best efforts to deliver to Tax Opinion Counsel customary representation letters, in form and substance reasonably acceptable to Tax Opinion Counsel, dated as of the Closing Date or such time or times as may be reasonably requested by Tax Opinion Counsel.

(b)               Tempranillo shall reasonably promptly notify Lafite, and Lafite shall reasonably promptly notify Tempranillo, in each case if such party becomes aware of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. Each of the parties hereto shall, and shall cause each of their respective Subsidiaries to, use reasonable best efforts to cause the Merger to qualify for as a “reorganization” under Section 368(a) of the Code, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party shall be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).

(c)               Lafite shall reasonably promptly notify Tempranillo if Lafite becomes aware or any fact or circumstance indicating that Skadden, Arps, Slate, Meagher & Flom LLP will not deliver the Tax Opinion. If Tax Opinion Counsel will not deliver the Tax Opinion, Lafite and Tempranillo shall cooperate and use good faith efforts to consider and negotiate such amendments to this Agreement as may be reasonably required in order for Tax Opinion Counsel to deliver the Tax Opinion (it being understood that no party shall be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).

(d)               The parties shall report the Merger and the other transactions contemplated by this Agreement, including for U.S. federal income Tax purposes, in a manner consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties shall file all of its tax returns, including complying with the filing requirements of Treasury Regulations Section 1.368-3, consistent with such treatment.

Section 8.08.      Transaction Litigation. Each of Lafite and Tempranillo shall promptly notify the other in writing of any Transaction Litigation and shall (a) give the other party at such participant’s sole cost and expense the right to review and comment on all material filings or responses to be made by such party and shall discuss in advance any material discussions or communications proposed to be held by such party with any third party in connection with any such Transaction Litigation (and such party shall in good faith take any comments or feedback provided by the other party into account), and give the other party the opportunity to participate in the defense and settlement of, any such Transaction Litigation and (b) if the other party does not exercise such right to participate, keep such other party reasonably and promptly informed with respect to the status of such Transaction Litigation. No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by either Lafite or Tempranillo without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.09.      Section 16 Matters. Prior to the Effective Time, Lafite and Lafite Board (or a committee thereof consisting solely of two or more non-employee directors, as defined in Rule 16b-3 under the Exchange Act), on the one hand, and Tempranillo and its board of directors (or a committee thereof consisting solely of two or more non-employee directors, as defined in Rule 16b-3, on the other hand under the Exchange Act), on the other hand, shall take all actions to the extent necessary or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated by Section 2.06, any and all dispositions or cancellations of equity securities of Lafite (including any deemed dispositions or cancellations and any derivative securities with respect to any equity securities of Lafite) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Lafite and any acquisition of Tempranillo Common Stock or Tempranillo Equity Awards by any person who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tempranillo as a result of the transactions and other events contemplated hereby, to be exempt under Rule 16b-3 under the Exchange Act to the fullest extent available.

Article 9

CONDITIONS TO THE MERGER

Section 9.01.      Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:

(a)               the Requisite Lafite Vote shall have been obtained;

(b)               the Requisite Tempranillo Vote shall have been obtained;

(c)               no Order shall have been issued by a Governmental Authority in the United States having competent jurisdiction over any party hereto, nor any Applicable Law enacted in the United States shall be in effect, in either case that makes consummation of the Merger illegal or otherwise prohibited;

(d)               (i) the waiting period (and any extension thereof, including any agreement with any Governmental Authority by a party not to effect the Merger prior to a certain date) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(e)               the shares of Tempranillo Common Stock to be issued to Lafite’s stockholders pursuant to Article 2 shall have been approved for listing on the NYSE, subject only to official notice of issuance; and

(f)                the Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 9.02.      Conditions to the Obligations of Tempranillo and Merger Sub. The obligation of each of Tempranillo and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Tempranillo, on or prior to the Closing, of the following conditions:

(a)               (i) the representation and warranty of Lafite set forth in Section 4.11(c) shall be true and correct as of the date of this Agreement, (ii) each of the representations and warranties of Lafite set forth in Section 4.01 and Section 4.03 of this Agreement shall be true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representation and warranty of Lafite set forth in Section 4.06(a) of this Agreement shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of this Agreement and as of the Closing Date, and (iv) each of the other representations and warranties of Lafite set forth in this Agreement shall be true and correct as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (iv) for such failures to be true and correct that have not had and would not reasonably be expected to have a Lafite Material Adverse Effect (it being understood that for this purpose all references to the term “Lafite Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(b)               Lafite shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Effective Time;

(c)               since the date of this Agreement, there shall not have occurred and be continuing any (i) Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Lafite Material Adverse Effect or (ii) Lafite Material Adverse Effect; and

(d)               Tempranillo and Merger Sub shall have received a certificate of Lafite, signed by an officer of Lafite, dated as of the Closing Date, certifying that the conditions specified in the foregoing clauses (a), (b) and (c) have been satisfied.

Section 9.03.      Conditions to the Obligations of Lafite. The obligation of Lafite to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Lafite, on or prior to the Closing, of the following conditions:

(a)               (i) the representation and warranty of Tempranillo set forth in Section 5.11(c) shall be true and correct as of the date of this Agreement, (ii) each of the representations and warranties of Tempranillo and Merger Sub set forth in Section 5.01 and Section 5.03 of this Agreement shall be true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (iii) the representation and warranty of Lafite set forth in Section 5.06(a) of this Agreement shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of this Agreement and as of the Closing Date and (iv) each of the other representations and warranties of Tempranillo and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (iv) for such failures to be true and correct that have not had and would not reasonably be expected to have a Tempranillo Material Adverse Effect (it being understood that for this purpose all references to the term “Tempranillo Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(b)               each of Tempranillo and Merger Sub shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Effective Time;

(c)               since the date of this Agreement, there shall not have occurred and be continuing any (i) Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Tempranillo Material Adverse Effect or (ii) Tempranillo Material Adverse Effect;

(d)               Lafite shall have received the Tax Opinion; and

(e)               Lafite shall have received a certificate of Tempranillo, signed by an officer of Tempranillo, dated as of the Closing Date, certifying that the conditions specified in the foregoing clauses  (a), (b) and (c) have been satisfied.

Article 10

TERMINATION

Section 10.01.  Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (notwithstanding if the Requisite Lafite Vote or Requisite Tempranillo Vote has been obtained):

(a)               by mutual written agreement of Lafite and Tempranillo;

(b)               by either Lafite or Tempranillo, if:

(i)                 the Merger shall not have been consummated on or before 11:59 p.m., Eastern Time, on May 5, 2021 (the “End Date”); provided that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated by such time;

(ii)              any final, non-appealable Order shall have been issued by any Governmental Authority in the United States having competent jurisdiction over any party hereto, or any Applicable Law enacted in the United States shall be in effect, in each case that makes consummation of the Merger illegal or otherwise prohibited;

(iii)            the Requisite Lafite Vote is not obtained at the Lafite Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof); or

(iv)             the Requisite Tempranillo Vote is not obtained at the Tempranillo Stockholders Meeting duly convened therefor (or at any adjournment or postponement thereof); or

(c)               by Tempranillo, if:

(i)                 prior to the receipt of the Requisite Lafite Vote, (A) Lafite has delivered an Intervening Event Notice (which has not been withdrawn) or a Superior Proposal Notice (which has not been withdrawn) or a Lafite Adverse Recommendation Change shall have occurred; (B) following the public disclosure or announcement of a Lafite Takeover Proposal (other than a tender or exchange offer described in clause (C) below), the Lafite Board shall have failed to reaffirm publicly the Lafite Board Recommendation within three (3) Business Days after Tempranillo requests in writing that the Lafite Board Recommendation under such circumstances be reaffirmed publicly; (C) a tender or exchange offer relating to securities of Lafite shall have been commenced (other than by Tempranillo or an Affiliate of Tempranillo) and Lafite shall not have announced, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Lafite Board recommends rejection of such tender or exchange offer or (D) there has been a Willful Breach of Section 6.02 or Section 8.04 by Lafite;

(ii)              Lafite shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.02(a) or 9.02(b) if the Closing were to occur at the time of such breach or failure to perform and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by Lafite within thirty (30) days after written notice has been given by Tempranillo to Lafite of such breach or failure to perform; provided, however, that Tempranillo may not terminate this Agreement pursuant to this Section 10.01(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Tempranillo or Merger Sub is in material breach of any provision of this Agreement (it being understood and agreed that if Tempranillo remedies any such breach, then it may terminate this Agreement pursuant to this Section 10.01(c)(ii) when such breach has been so remedied); or

(iii)            prior to the receipt of the Requisite Tempranillo Vote, (A) the Tempranillo Board has determined that a Tempranillo Takeover Proposal that did not result from a breach of Section 7.02 constitutes a Tempranillo Superior Proposal, (B) Tempranillo has complied with its obligations under Section 7.02, (C) substantially concurrently with such termination, Tempranillo enters into a definitive agreement to consummate such Tempranillo Superior Proposal, (D) prior to or concurrently with (and as a condition to) any such termination Tempranillo pays to Lafite the Tempranillo Termination Fee and (E) Tempranillo has complied with Section 7.02(e) with respect to such Tempranillo Superior Proposal; or

(d)               by Lafite, if:

(i)                 prior to the receipt of the Requisite Tempranillo Vote, (A) Tempranillo has delivered an Intervening Event Notice (which has not been withdrawn) or a Superior Proposal Notice (which has not been withdrawn) or a Tempranillo Adverse Recommendation Change shall have occurred; (B) following the public disclosure or announcement of a Tempranillo Takeover Proposal (other than a tender or exchange offer described in clause (C) below), the Tempranillo Board shall have failed to reaffirm publicly the Tempranillo Board Recommendation within three (3) Business Days after Lafite requests in writing that the Tempranillo Board Recommendation under such circumstances be reaffirmed publicly; (C) a tender or exchange offer relating to securities of Tempranillo shall have been commenced (other than by Lafite or an Affiliate of Lafite) and Tempranillo shall not have announced, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Tempranillo Board recommends rejection of such tender or exchange offer or (D) there has been a Willful Breach of Section 7.02 or Section 8.04 by Tempranillo;

(ii)              Tempranillo shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) if the Closing were to occur at the time of such breach or failure to perform and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by Tempranillo within thirty (30) days after written notice has been given by Lafite to Tempranillo of such breach or failure to perform; provided, however, that Lafite may not terminate this Agreement pursuant to this Section 10.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Lafite is in material breach of any provision of this Agreement (it being understood and agreed that if Lafite remedies any such breach, then it may terminate this Agreement pursuant to this Section 10.01(d)(ii) when such breach has been so remedied); or

(iii)            prior to the receipt of the Requisite Lafite Vote, (A) the Lafite Board has determined that a Lafite Takeover Proposal that did not result from a breach of Section 6.02 constitutes a Lafite Superior Proposal, (B) Lafite has complied with its obligations under Section 6.02, (C) substantially concurrently with such termination, Lafite enters into a definitive agreement to consummate such Lafite Superior Proposal, (D) prior to or concurrently with (and as a condition to) any such termination Lafite pays to Tempranillo the Lafite Termination Fee and (E) Lafite has complied with Section 6.02(e) with respect to such Lafite Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 10.02.  Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01; provided, further, that, no such termination nor payment of the Tempranillo Termination Fee or the Lafite Termination pursuant to Section 11.04 shall relieve any party from liability for any Willful Breach of this Agreement.

Article 11

MISCELLANEOUS

Section 11.01.  Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (c) on the date transmitted if sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), in each case, as follows:

if to Lafite:

Livongo Health, Inc.
50 West Evelyn Avenue, Suite 150

Mountain View, California 94041
Attention: Erica Palsis, General Counsel
Email: legal@livongo.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher and Flom LLP
525 University Avenue

Palo Alto, California 94301
Attention: Mike Ringler, Sonia Nijjar
Email: mike.ringler@skadden.com, sonia.nijjar@skadden.com

if to Tempranillo or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Teladoc Health, Inc.
2 Manhattanville Road, Suite 203

Purchase, NY 10577
Attention: Adam C. Vandervoort
Email: avandervoort@teladoc.com

with a copy (which shall not constitute notice) to :

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Scott A. Barshay, Laura C. Turano
Email: sbarshay@paulweiss.com, lturano@paulweiss.com

Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (a) or (b) of this Section 11.01 shall only be effective if a duplicate copy of such notice is also given by email in the method described in this Section 11.01.

Section 11.02.  Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Merger. Any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.

Section 11.03.  Amendments and Waivers.

(a)               Prior to the Effective Time, any provision of this Agreement may be amended or waived by any party hereto only by action taken or authorized by or on behalf of such party’s board of directors (or duly authorized committee thereof), but, in all cases, only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of Lafite’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of Lafite under the DGCL unless the required further approval is obtained.

(b)               Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver; provided, however, that the conditions set forth in Section 9.01(a) and Section 9.01(b) may not be waived by any party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 11.04(g) and Section 11.04(h), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.

Section 11.04.  Fees; Expenses.

(a)               Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

(b)               If this Agreement is terminated:

(i)                 by Tempranillo pursuant to Section 10.01(c)(i);

(ii)              by Tempranillo or Lafite pursuant to Section 10.01(b)(iii) at a time when this Agreement was terminable by Tempranillo pursuant to Section 10.01(c)(i);

(iii)            by Tempranillo or Lafite pursuant to Section 10.01(b)(iii) and (A) at or prior to the Lafite Stockholders Meeting a Lafite Takeover Proposal shall have been made (whether or not conditional and whether or not withdrawn) to the Lafite Board or become publicly known, and (B) within twelve (12) months after the date of such termination, (x) Lafite enters into an Alternative Lafite Acquisition Agreement providing for a Lafite Takeover Transaction or (B) a Lafite Takeover Transaction is consummated;

(iv)             by (A) Tempranillo or Lafite pursuant to Section 10.01(b)(i) or (B) by Tempranillo pursuant to Section 10.01(c)(ii), and (x) at any time on or after the date of this Agreement and prior to such termination a Lafite Takeover Proposal shall have been made (whether or not conditional and whether or not withdrawn) to the Lafite Board or become publicly known, and (y) within twelve (12) months after the date of such termination, (1) Lafite enters into an Alternative Lafite Acquisition Agreement providing for a Lafite Takeover Transaction or (2) a Lafite Takeover Transaction is consummated; or

(v)               by Lafite pursuant to Section 10.01(d)(iii);

then, in any such case, Lafite shall pay (or cause to be paid to) Tempranillo, at the time specified in the following sentence, a fee in the amount of $562,810,000 (the “Lafite Termination Fee”). The Lafite Termination Fee shall be paid as follows: (x) in the case of clause (ii) of this Section 11.04(b) (if such termination is by Lafite) and clause (v) of this Section 11.04(b), prior to or concurrently with, and as a condition to, the effectiveness of any such termination; (y) in the case of clause (i) of this Section 11.04(b) or clause (ii) of this Section 11.04(b) (if such termination is by Tempranillo), promptly, but in no event later than two (2) Business Days after termination of this Agreement; and (z) in the case of clauses (iii) and (iv) of this Section 11.04(b), concurrently with the earlier of (1) the entry into such Alternative Lafite Acquisition Agreement and (2) the consummation of any such Lafite Takeover Transaction. For purposes of clauses (iii) and (iv) of this Section 11.04(b), all references to “fifteen percent (15%)” in the definition of Lafite Takeover Transaction shall be deemed to be references to “fifty percent (50%)”.

(c)               If this Agreement is terminated:

(i)                by Lafite pursuant to Section 10.01(d)(i);

(ii)               by Tempranillo or Lafite pursuant to Section 10.01(b)(iv) at a time when this Agreement was terminable by Lafite pursuant to Section 10.01(d)(i);

(iii)             by Tempranillo or Lafite pursuant to Section 10.01(b)(iv) and (A) at or prior to the Tempranillo Stockholders Meeting a Tempranillo Takeover Proposal shall have been made (whether or not conditional and whether or not withdrawn) to the Tempranillo Board or become publicly known, and (B) within twelve (12) months after the date of such termination, (x) Tempranillo enters into an Alternative Tempranillo Acquisition Agreement providing for a Tempranillo Takeover Transaction or (B) a Tempranillo Takeover Transaction is consummated;

(iv)             by (A) Tempranillo or Lafite pursuant to Section 10.01(b)(i) or (B) by Lafite pursuant to Section 10.01(d)(ii), and (x) at any time on or after the date of this Agreement and prior to such termination a Tempranillo Takeover Proposal shall have been made (whether or not conditional and whether or not withdrawn) to the Tempranillo Board or become publicly known, and (y) within twelve (12) months after the date of such termination, (1) Tempranillo enters into an Alternative Tempranillo Acquisition Agreement providing for a Tempranillo Takeover Transaction or (2) a Tempranillo Takeover Transaction is consummated; or

(v)               by Tempranillo pursuant to Section 10.01(c)(iii);

then, in any such case, Tempranillo shall pay (or cause to be paid to) Lafite, at the time specified in the following sentence, a fee in the amount of $712,330,000 (the “Tempranillo Termination Fee”). The Tempranillo Termination Fee shall be paid as follows: (x) in the case of clause (ii) of this Section 11.04(c) (if such termination is by Tempranillo) and clause (v) of this Section 11.04(c), prior to or concurrently with, and as a condition to, the effectiveness of any such termination; (y) in the case of clause (i) of this Section 11.04(c) or clause (ii) of this Section 11.04(c) (if such termination is by Lafite), promptly, but in no event later than two (2) Business Days after termination of this Agreement; and (z) in the case of clauses (iii) and (iv) of this Section 11.04(c), concurrently with the earlier of (1) the entry into such Alternative Tempranillo Acquisition Agreement and (2) the consummation of any such Tempranillo Takeover Transaction. For purposes of clauses (iii) and (iv) of this Section 11.04(c), all references to “fifteen percent (15%)” in the definition of Tempranillo Takeover Transaction shall be deemed to be references to “fifty percent (50%)”.

(d)               For the avoidance of doubt, any payment made by Lafite or Tempranillo under this Section 11.04 shall be payable only once with respect to this Section 11.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(e)               Each of Lafite and Tempranillo acknowledges that the agreements contained in this Section 11.04 are an integral part of the Transactions and that without such provisions Tempranillo and Merger Sub or Lafite, as the case may be, would not have entered into this Agreement.

(f)                Notwithstanding anything to the contrary contained in this Section 11.04 or elsewhere in this Agreement, in the event this Agreement is terminated by (i) Lafite for any reason at a time when Tempranillo would have had the right to terminate this Agreement, Tempranillo shall be entitled to receipt of any Lafite Termination Fee that would have been (or would have subsequently become) payable had Tempranillo terminated this Agreement at such time, and (ii) Tempranillo for any reason at a time when Lafite would have had the right to terminate this Agreement, Lafite shall be entitled to receipt of any Tempranillo Termination Fee that would have been (or would have subsequently become) payable had Lafite terminated this Agreement at such time.

(g)               If Lafite fails to pay the Lafite Termination Fee or any portion thereof and Tempranillo or Merger Sub commences a suit which results in an Order against Lafite for the Lafite Termination Fee or any portion thereof, Lafite shall pay Tempranillo and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Lafite Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any amounts payable to Tempranillo pursuant to this Section 11.04 shall be paid to Tempranillo by wire transfer of immediately available funds. Tempranillo shall promptly provide Lafite upon request therefor the wire transfer information required to make any payments pursuant to this Section 11.04.

(h)               If Tempranillo fails to pay the Tempranillo Termination Fee or any portion thereof and Lafite commences a suit which results in an Order against Tempranillo for the Tempranillo Termination Fee or any portion thereof, Tempranillo shall pay Lafite its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Tempranillo Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any amounts payable to Lafite pursuant to this Section 11.04 shall be paid to Lafite by wire transfer of immediately available funds. Lafite shall promptly provide Tempranillo upon request therefor the wire transfer information required to make any payments pursuant to this Section 11.04.

Section 11.05.  Assignment; Benefit. Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) from and after the Effective Time, (A) the provisions of Article 2 relating to the payment of the Merger Consideration and the provisions of Section 6.06 relating to the payment of the Special Dividend, in each case, which shall be enforceable by the holders of Lafite Common Stock as of immediately prior to the Effective Time and (B) the provisions of Section 7.05, which shall be enforceable by the Persons or entities benefiting therefrom, (iii) the provisions of Section 11.04(h), which shall be enforceable by the Lafite Related Parties and (iv) the provisions of Section 11.04(g), which shall be enforceable by any of Tempranillo’s Representatives, Affiliates and equityholders.

Section 11.06.  Governing Law. This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.07.  Jurisdiction. The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over the matter, the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate courts therefrom and (ii) not to commence any such Proceeding in any court except such courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 11.01 or in any other manner permitted by Applicable Law.

Section 11.08.  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.

Section 11.09.  Specific Performance; Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which the parties are entitled at law or in equity, (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 11.07, without proof of damages or otherwise, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither Lafite nor Tempranillo would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (x) the other parties have an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.09 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.10.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.11.  Entire Agreement. This Agreement, including the exhibits and annexes to this Agreement, the Voting Agreement, the Lafite Disclosure Letter and the Tempranillo Disclosure Letter and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto; provided, however, that, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 11.12.  Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto. Any matter set forth on the Lafite Disclosure Letter or Tempranillo Disclosure Letter shall not be deemed to constitute an admission by Lafite or any of its Subsidiaries or Tempranillo or any of its Subsidiaries, as the case may be, or to otherwise imply, that any such matter is material, is required to be disclosed by Lafite or Tempranillo, as the case may be, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred.

Section 11.13.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.14.  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith (other than any letter of transmittal and the Voting Agreement), by its acceptance of the benefits of this Agreement:

(a)               Tempranillo and Merger Sub each covenants, agrees and acknowledges that no persons other than Lafite have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that a stockholder or and its affiliates or its respective managing members or general partners may be partnerships or limited liability companies, neither Tempranillo nor Merger Sub has any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of Lafite, through Lafite or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Lafite against any Non-Recourse Party of Lafite, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or law, or otherwise; and

(b)               Lafite covenants, agrees and acknowledges that no persons other than Tempranillo and Merger Sub have any liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, Lafite does not have any right of recovery under this Agreement, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, any Non-Recourse Party of Tempranillo or Merger Sub, through Tempranillo or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Tempranillo or Merger Sub against any Non-Recourse Party of Tempranillo or Merger Sub, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or law, or otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TELADOC HEALTH, INC.

By:	/s/ Jason Gorevic
	Name:	Jason Gorevic
	Title:	Chief Executive Officer

TEMPRANILLO MERGER SUB, INC.

By:	/s/ Adam C. Vandervoort
	Name:	Adam C. Vandervoort
	Title:	President

[Signature Page to Agreement and Plan of Merger]

LIVONGO HEALTH, INC.

By:	/s/ Zane Burke
	Name:	Zane Burke
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF

CERTIFICATE OF AMENDMENT

OF THE

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TELADOC HEALTH, INC.

It is hereby certified that:

FIRST. The name of this corporation (hereinafter called the “Corporation”) is TELADOC HEALTH, INC.

SECOND. The Sixth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and restating it in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 301,000,000 shares, consisting of (a) 300,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (b) 1,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

THIRD. This amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

EXHIBIT B

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIVONGO HEALTH, INC.

Livongo Health, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The undersigned, [●], hereby certifies that:

A.	[●] is the duly elected and acting [●] of Livongo Health, Inc., a Delaware corporation.

B.	The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

1.       Name. The name of the corporation is Livongo Health, Inc. (the “Corporation”).

2.       Address; Registered Office and Agent. The name and address of the Corporation’s registered agent is Corporation Service Company, 2711 Centreville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware, 19808.

3.       Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.       Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5.       Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.       Limitation of Liability. To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Section 6 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.       Indemnification.

7.1       Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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7.2       Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation (the “Board”).

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Any repeal or amendment of this Section 7 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 7 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of any current or former director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

8.       Adoption, Amendment or Repeal of Bylaws. In furtherance of and in limitation to the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws.

9.       Meetings of Shareholders. Meetings of shareholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

10.       Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

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